AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                           CHEMICAL LEAMAN CORPORATION
             (Exact name of registrant as specified in its charter)

      PENNSYLVANIA                       4213                                23-2021808
(State of Incorporation)      (Primary Standard Industrial        (I.R.S. Employer Identification No.)
                               Classification Code Number)

                                102 PICKERING WAY
                         EXTON, PENNSYLVANIA 19341-0200
                                 (610) 363-4200
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                           ---------------------------

                                DAVID M. BOUCHER
           SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER & SECRETARY
                           CHEMICAL LEAMAN CORPORATION
                                102 PICKERING WAY
                         EXTON, PENNSYLVANIA 19341-0200
            (Name, Address Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           ---------------------------

                        Copies to all communications to:

                            BARRY M. ABELSON, ESQUIRE
                           ROBERT A. FRIEDEL, ESQUIRE
                         PEPPER, HAMILTON & SCHEETZ LLP
                              3000 TWO LOGAN SQUARE
                             PHILADELPHIA, PA 19103
                                 (215) 981-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and all other conditions to the exchange offer described in the enclosed Propestus have been satisfied or waived.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                     PROPOSED              PROPOSED
                                                AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
        TITLE OF EACH CLASS OF                  TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
      SECURITIES TO BE REGISTERED           REGISTERED (1)           PER NOTE           OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------
10 3/8% Senior Notes due 2005..........      $100,000,000            100%(1)            $100,000,000(1)           $30,303
===========================================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.

                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CHEMICAL LEAMAN CORPORATION
                             CROSS REFERENCE SHEET
           PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404(A)
                       SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS IN FORM S-4

                  REGISTRATION STATEMENT ITEM AND HEADING                          PROSPECTUS CAPTION
                  ---------------------------------------                          ------------------
1.         Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Facing Page; Cross-Reference Sheet; Outside Front
                                                                    Cover Page of Prospectus
2.         Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Available Information; Table of Contents; Inside
                                                                    Front Pages of Prospectus
3.         Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  Prospectus Summary; Risk Factors; The Exchange Offer;
                                                                    Summary Consolidated Financial Data; Selected
                                                                    Consolidated Financial Data; Capitalization
4.         Terms of the Transaction.............................  Prospectus Summary; The Exchange Offer; Description
                                                                    of Principal Indebtedness; Description of New
                                                                    Notes; Plan of Distribution
5.         Pro Forma Financial Information......................  Summary Consolidated Financial Data; Selected
                                                                    Consolidated Financial Data
6.         Material Contacts with the Company Being
             Acquired...........................................  Not Applicable
7.         Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  Not Applicable
8.         Interests of Counsel.................................  Legal Matters
9.         Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Not Applicable
10.        Information With Respect to S-3 Registrants..........  Not Applicable
11.        Incorporation of Certain Information by Reference....  Not Applicable
12.        Information with Respect to S-2 or S-3 Registrants...  Not Applicable
13.        Incorporation of Certain Information by Reference....  Not Applicable
14.        Information with Respect to Registrants Other than
             S-2 or S-3 Registrants.............................  Prospectus Cover Page; Available Information;
                                                                    Prospectus Summary; Summary Consolidated Financial
                                                                    Data; Selected Consolidated Financial Data;
                                                                    Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations; Business;
                                                                    Index to Consolidated Financial Statements
15.        Information with Respect to S-3 Companies............  Not Applicable
16.        Information with Respect to S-2 or S-3 Companies.....  Not Applicable
17.        Information with Respect to Companies Other than S-2
             or S-3 Companies...................................  Not Applicable
18.        Information if Proxies, Consents or Authorizations
             are to be Solicited................................  Not Applicable
19.        Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer....  Management; Certain Transactions; Incorporation of
                                                                    Certain Documents by Reference

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


             PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 5, 1997
                           CHEMICAL LEAMAN CORPORATION

                          10 3/8% SENIOR NOTES DUE 2005             [LOGO]

                   ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                        FOR 10 3/8% SENIOR NOTES DUE 2005

                            ------------------------

     The Exchange Offer (defined below) and withdrawal rights will expire at
5:00 p.m., New York City time, on                  , 1997 (as such date may be
extended, the "Expiration Date").

     Chemical Leaman Corporation ("Chemical" and together with its subsidiaries the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 10 3/8% Senior Notes due 2005 (the "New Notes") for each $1,000 in principal amount of its outstanding 10 3/8% Senior Notes due 2005 (the "Old Notes") (the Old Notes and the New Notes are sometimes collectively referred to herein as the "Notes") held by Eligible Holders (defined below). An aggregate principal amount of $100 million of Old Notes is outstanding. See "The Exchange Offer." For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Registrable Securities (defined below) as reflected on the records of First Union National Bank, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depository of the Old Notes. For purposes of the Exchange Offer, "Registrable Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note has been exchanged for a New
Note in the Exchange Offer and is thereafter freely tradeable by the holder thereof not an affiliate of the Company, (ii) the date on which such Old Note is registered under the Securities Act of 1933, as amended (the "Securities Act"), and disposed of in accordance with a registration statement, (iii) the date on which such Old Note is eligible for distribution to the public pursuant to Rule 144(k) under the Securities Act, or (iv) the date on which such Old Note shall have ceased to be outstanding.

     The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement, dated as of June 10, 1997 (the "Registration Rights Agreement") among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Schroder Wertheim & Co. Incorporated (collectively, the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE
      COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

             The date of this Prospectus is ____________   , 1997.

     The Old Notes were issued in a transaction (the "Offering") pursuant to which the Company issued an aggregate of $100,000,000 principal amount of the Old Notes to the Initial Purchasers on June 16, 1997 (the "Closing Date") pursuant to a Purchase Agreement, dated June 10, 1997 (the "Purchase Agreement") among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and certain other exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer - Purpose and Effect."

     The Old Notes were issued under an indenture, dated as of June 16, 1997 (the "Indenture"), among the Company and First Union National Bank, as trustee (in such capacity, the "Trustee"). The New Notes will be issued under the Indenture as it relates to the New Notes. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) subject to certain limited exceptions, holders of New Notes will not be entitled to Additional Interest (as defined in the Registration Rights Agreement) otherwise payable under the terms of the Registration Rights Agreement in respect of Old Notes held by such holders during any period in which a Registration Default (as defined in the Registration Rights Agreement) is continuing, and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "- Procedures for Tendering Old Notes" and "Description of New Notes."

     The New Notes will bear interest at a rate equal to 10 3/8% per annum from and including their date of issuance. Interest on the New Notes is payable semi-annually on each June 15 and December 15 of each year (each, an "Interest Payment Date"). Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The New Notes will mature on June 15, 2005. See "Description of New Notes."

     The New Notes will not be redeemable, in whole or in part, prior to June 15, 2001. Thereafter, the New Notes will be redeemable at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the redemption date. In addition, on or prior to June 15, 2000, the Company may redeem up to 25% of the originally issued aggregate principal amount of the Notes, at a redemption price of 110 3/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, with the net proceeds of a Public Equity Offering (as defined herein); provided, however, that not less than $75 million in aggregate principal amount of the Notes is outstanding immediately after giving effect to such redemption. Upon the occurrence of a Change of Control (as defined herein), each Eligible Holder of the New Notes will have the right to require the Company to purchase all or a portion of such holder's New Notes for which a Change of Control Purchase Notice (as defined herein) shall have been delivered as provided in the Indenture and not withdrawn at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of New Notes - Offer to Purchase the Notes."

     The New Notes will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness, including indebtedness under the $20 million New Revolving Credit Facility (as defined), and all existing and future indebtedness and other obligations of the subsidiaries of the Company. As of June 29, 1997, the Company and its subsidiaries had $6.1 million of indebtedness outstanding in addition to the New Notes. See "New Revolving Credit Facility," "Risk Factors," "Description of New Notes,"and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Indenture permits the Company and its subsidiaries to incur additional Indebtedness, including additional secured Indebtedness, subject to certain limitations. See "Description of New Notes."

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder, other than as set forth below, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that acquired Old Notes directly from the Company and that receives New Notes for its own account pursuant to the Exchange Offer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction (unless an exemption from registration is otherwise available). See "The Exchange Offer - Resales of the New Notes." Each broker-dealer that receives New Notes in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must, in connection with any resale of such New Notes, comply with the prospectus delivery requirements of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any such resale. The Company has agreed that, for a period of 180 days after the effective date of this Prospectus, it will make this Prospectus, as it may be amended or supplemented from time to time, available for use by any broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     As of June 16, 1997, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the registered holder of $98 million aggregate principal amount of the Old Notes and held such Old Notes for its participants. The Company believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company. There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance as to the liquidity of the trading market for either the New Notes or the Old Notes. The New Notes constitute securities for which there is no established trading market, and the Company does not currently intend to list the Notes on any securities exchange. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors - Absence of Public Market for the New Notes."

     The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear all expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     $98 million aggregate principal amount of the Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Old Note is registered in the name of Cede, as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. Except as provided below, the New Notes will also be issued initially as a note in global form (the "Global New Note", and together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depository. The remaining $2 million in Old Notes was issued in Physical Certificates. Notwithstanding the foregoing, holders of Old Notes that are held, at any time, by a person that is not a qualified institutional buyer under Rule 144A under the Securities Act (a "Qualified Institutional Buyer"), and any Eligible Holder that is not a Qualified Institutional Buyer that exchanges Old Notes in the Exchange Offer, will receive the New Notes in certificated form and is not, and will not be, able to trade such securities through the Depository unless the New Notes are resold to a Qualified Institutional Buyer. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
Available Information......................................................................................   iv
Prospectus Summary.........................................................................................    1
Risk Factors...............................................................................................   12
The Exchange Offer.........................................................................................   19
Capitalization.............................................................................................   27
Selected Consolidated Financial Data.......................................................................   28
Management's Discussion and Analysis of Financial Condition and Results of Operations......................   30
Business...................................................................................................   35
Management.................................................................................................   47
Certain Transactions.......................................................................................   51
Principal Stockholders.....................................................................................   53
New Revolving Credit Facility..............................................................................   54
Description of the New Notes...............................................................................   55
Book-Entry; Delivery and Form..............................................................................   81
Certain U.S. Income Tax Considerations.....................................................................   83
Plan of Distribution.......................................................................................   86
Legal Matters..............................................................................................   86
Index to Consolidated Financial Statements.................................................................  F-1

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-4 under the Securities Act (the "Registration Statement") with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions. In addition, upon the effectiveness of the Registration Statement filed with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, the Company will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The obligations of the Company under the Exchange Act to file periodic reports and other information with the Commission may, to the extent that such obligations arise from the registration of the New Notes, be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) all annual, quarterly and current reports that the Company is or would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, for so long as the Company is subject to the reporting requirements of
Section 13 or 15 of the Exchange Act and any Registrable Securities remain outstanding, the Company has agreed that it will comply with its reporting obligations under Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the Commission thereunder, and that if it ceases to be required to file periodic reports thereunder, it will upon the request of any holder of Registrable Securities (a) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act, (b) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the Securities Act, and (c) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable such holder to sell its Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, (ii) Rule 144A under the Securities Act, as such rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, OR BY DISCUSSIONS OF STRATEGY. NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS COVERED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. SUCH STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE MOST SIGNIFICANT OF SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED UNDER THE HEADING "RISK FACTORS," BEGINNING ON PAGE 12 OF THIS PROSPECTUS, AND ELIGIBLE HOLDERS ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.

     QualaWash(Registered), Chemshuttle(Registered) and Bulkmodal(Registered) are registered trademarks and servicemarks of the Company. OmniTRACS(Registered) is a registered trademark of Qualcomm, Inc. BulkTainer(Registered) is a registered trademark of Union Pacific Railroad.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context requires otherwise, the terms "Company" and "Chemical Leaman" refer to Chemical Leaman Corporation, its predecessor companies and its subsidiaries, including Chemical Leaman Tank Lines, Inc. ("CLTL"), Fleet Transport Company, Inc. ("Fleet"), Quala Systems, Inc. ("QSI") and Power Purchasing, Inc. ("PPI").

                                   THE COMPANY

     Founded in 1913, Chemical Leaman Corporation is the largest tank truck carrier in the United States. The Company offers a full range of specialized transportation services, including short and long-haul transportation, intermodal services, materials handling and third-party logistics, principally to the chemical industry. In addition, the Company provides tank cleaning and driver-related services to its own fleet as well as to independent owner-operators and third-party carriers. In 1996, approximately 91% of the Company's revenues were derived from transportation services, while approximately 9% were derived from tank cleaning and intermodal services. The specialized nature of the Company's services, the quality of its customer base and the stability of chemical industry output have allowed the Company to generate consistent levels of annual operating income. The Company believes that these factors, coupled with the Company's current investment in a new information technology system, position Chemical Leaman for future revenue growth and profitability. For the twelve months ended June 29, 1997, the Company had revenues and EBITDA (as defined herein) of $310 million and $24.6 million, respectively.

     The Company operates in the U.S., Canada and Mexico and maintains a nationwide network of 105 terminals and 30 tank cleaning facilities. The Company utilizes its network of terminals and facilities to transport liquid and dry bulk specialty and commodity chemicals and, to a lesser degree, petroleum and food grade products, throughout North America. The Company's terminals are strategically located near customers' plants, resulting in a consistently high percentage of on-time pick-ups and deliveries and effective utilization of drivers and equipment. At June 29, 1997, the Company's fleet included 1,813 tractors (491 Company-owned tractors and 1,322 owner-operated tractors) and 3,433 specialized trailers. The Company's extensive use of owner-operators increases the Company's asset utilization and lowers its fixed cost structure.

     Chemical Leaman is a core carrier to some of the largest and best-known chemical manufacturers, including Dow Chemical North America, E.I. DuPont de Nemours Co., Air Products and Chemicals, Inc., AlliedSignal Inc. and Union Carbide Corporation. The Company believes it has developed a superior reputation among its customers due to its strong safety record, the strategic location of its facilities and the full range of transportation and logistics services offered. Through its national account marketing program, the Company seeks to grow the number of chemical producers for which it serves as a core carrier.

     The current size of the tank truck carrier market is estimated to be approximately $8 billion, with independent carriers representing approximately 70% of the market. The independent tank truck segment of the market is fragmented, consisting of approximately 200 carriers, with the top five carriers accounting for approximately 20% of the segment's 1995 revenues, according to Modern Bulk Transporter. The Company believes there are significant growth opportunities as the industry continues to consolidate and as chemical producers outsource a greater percentage of their transportation and logistics needs, increasingly through the use of a limited number of core carriers. Further, the capital requirements for the acquisition and maintenance of a fleet of tank trailers, the need for sophisticated information technology systems, generally rising insurance requirements, the focus of customers on quality control programs and the increasing complexity of environmental regulation all favor larger, better capitalized carriers. As a result of its leading market position, operating expertise and logistics capabilities, the Company believes it is well-positioned to benefit from these industry trends.

BUSINESS STRATEGY

     The Company's objective is to continue to enhance its revenue growth and profitability by pursuing the following key strategies: (i) expanding market share by marketing on both a national and regional level, (ii) focusing on improving operating efficiencies by continuing to shift to an owner-operator driver force, emphasizing safety and leveraging information technology, (iii) offering value-added related services, including tank cleaning, third-party logistics and driver-related services, and (iv) seeking selective acquisitions.

     EXPAND MARKET SHARE. Although Chemical Leaman is the largest tank truck carrier in the U.S., the Company believes there are significant opportunities for it to gain market share. The Company believes it can handle an even larger proportion of its core customers' bulk transportation and logistics requirements by building upon existing relationships and leveraging its reputation for high-quality customer service, competitive pricing and value-added services. The Company also believes that it can generate additional revenue opportunities from large chemical producers that are outsourcing a greater percentage of their transportation requirements. In addition, the Company aims to gain market share by targeting regional chemical producers located near the Company's terminals that can benefit from Chemical Leaman's national presence and extensive capabilities.

     FOCUS ON OPERATING EFFICIENCIES. The Company continues to focus on increasing operating efficiencies without lowering the quality or range of its services by concentrating on the following key areas:

          o Extensive Use of Owner-Operators. The Company's percentage of owner-operators to total drivers has increased from 54% at December 31, 1992 to 75% at June 29, 1997. Owner-operators provide their own tractors and pay their own operating expenses. The Company's extensive use of owner-operators increases the Company's operating and financial flexibility by improving asset utilization and reducing fixed costs. The Company is highly selective in its driver recruiting efforts and has invested substantial resources in its driver recruitment programs. The Company requires all of its drivers to participate in extensive training sessions held at its driver training center which it believes enhances the quality of its drivers and improves its safety record.

          o Continuing Emphasis on Safety. Because of the specialized nature of many of the products that the Company handles and transports, driver and equipment safety are critical in obtaining new business and in maintaining existing customer relationships. The Company has committed substantial resources to its Safety and Emergency Response Departments, and its emphasis on safety is reflected in the Company's low cost of risk and favorable accident experience. The Company has received national safety awards from the National Tank Truck Carriers Association in each of the past five years including first place as safest carrier in 1995 and 1996. The Company received the American Trucking Association's first place safety award in 1995 and has received the U.S. Department of Transportation's highest safety rating for 20 years.

          o Investment in Information Technology. The Company believes that maximizing its use of information technology will create significant competitive advantages by reducing administrative costs and enhancing the utilization of tractors, trailers and drivers. The Company is investing in a proprietary information technology system which will provide the Company with a new order entry system, enhanced order tracking and continuous communication with drivers via satellite. The Company expects full implementation of its new information technology system by the first quarter of 1998.

     OFFER VALUE-ADDED RELATED SERVICES. The Company provides tank cleaning services to Chemical Leaman's fleet and to third-party tank truck carriers through a nationwide network of 30 tank cleaning facilities. By taking advantage of its significant purchasing power, the Company facilitates the purchase of tractors, fuel and tires as well as a comprehensive line of insurance products by its owner-operator driver force and by third party owner-operators. Chemical producers continue to focus on their core competencies and therefore increasingly look to outsource their entire transportation and shipping functions. In order to capitalize on these opportunities, the Company has developed logistics capabilities including transportation, inventory and asset management. The Company is currently providing logistics services to third parties and believes there are additional opportunities to expand its third-party logistics business. The Company believes it can increase revenues and enhance its profitability by marketing these value-added transportation-related services.

     SEEK SELECTIVE ACQUISITIONS. The Company believes that the tank truck carrier industry is consolidating and that it is well-positioned to take advantage of this trend. As the largest tank truck carrier in the U.S., the Company believes that acquisitions will allow it to leverage its operating and management expertise over a larger base of assets thereby increasing profit opportunities. In June 1996, Chemical Leaman acquired Fleet, which operated 30 terminals located primarily in the southeastern U.S. Fleet contributed $57.3 million of revenues for the twelve months ended June 29, 1997. The Fleet acquisition enhanced the Company's geographic terminal coverage and expanded its customer base. Chemical Leaman will continue to evaluate acquisition opportunities of high-quality tank truck carrier companies, tank cleaning services companies and other companies engaged in related businesses that offer a strategic fit with the Company's existing business.

                            ISSUANCE OF THE OLD NOTES

     $100 million principal amount of 10 3/8% Senior Notes due 2005 (the "Old Notes") were sold by the Company to the Initial Purchasers on June 16, 1997 (the "Closing Date") pursuant to a Purchase Agreement, dated June 10, 1997 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act (the "Offering"). The Company also entered into the Registration Rights Agreement, dated as of the Closing Date (the "Registration Rights Agreement"), among the Company and the Initial Purchasers, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. Under the Registration Rights Agreement, the Company agreed, for the benefit of the holders of the Old Notes that it would, at its own cost, (i) within 60 days after the Closing Date file a registration statement (the "Registration Statement") with the Commission with respect to a registered offer to exchange the Old Notes for New Notes, which will have terms substantially identical to the Old Notes and (ii) use its best efforts to cause such Registration Statement to be declared effective under the Securities Act within 120 days after the Closing Date. If for any reason the Exchange Offer is not consummated within 150 days after the Closing Date, the Company is obligated under the Registration Rights Agreement to file a shelf registration statement with the Commission covering resales of the Old Notes. If the Company defaults with respect to its obligations under the Registration Rights Agreement (as defined herein, a "Registration Default"), the Company will be obligated to pay Additional Interest of 0.25% per annum for the first 90-day period (or portion thereof) and an additional 0.25% per annum for each subsequent 90-day period (up to a maximum aggregate increase of 1.00% per annum) until all Registration Defaults have been cured, whereupon the accrual of Additional Interest will cease and the interest rate on the Old Notes will revert to the original rate. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer - Purpose and Effect."

                            ------------------------

     The Company was incorporated in Pennsylvania in 1977 to serve as a holding company for its operating subsidiaries, which, together with their predecessors, have conducted business as a transportation company since 1913. The Company's principal executive offices are located at 102 Pickering Way, Exton, Pennsylvania 19341-0200, and its telephone number is (610) 363-4200.

                               THE EXCHANGE OFFER

The Exchange Offer................. The Company is offering, upon the terms and subject to the conditions set forth herein and in the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 10 3/8% Senior Notes due 2005 (the "New Notes," and together with the Old Notes, sometimes collectively referred to herein as the "Notes") for each $1,000 in principal amount of the outstanding Old Notes (the "Exchange Offer"). As of the date of this Prospectus, $100 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of August 4, 1997, there were two (2) registered holders of the Old Notes, including Cede & Co. ("Cede") which held $98,250,000 of aggregate principal amount of the Old Notes for its participants. See "The Exchange Offer - Terms of the Exchange Offer."

Expiration Date.................... 5:00 p.m., New York City time, on
                                    ________________, 1997, as the same may be
                                    extended. See "The Exchange Offer -
                                    Expiration Date; Extensions; Amendments."

Conditions of the Exchange Offer... The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the condition that it does not violate any applicable law or interpretation of the staff of the Commission. See "The Exchange Offer - Conditions of the Exchange Offer."

Termination of Certain Rights...... Pursuant to the Registration Rights
                                    Agreement and the Old Notes, Eligible
                                    Holders of Old Notes (i) have rights to
                                    receive the Additional Interest and (ii) have certain rights intended for the holders of unregistered securities. "Additional Interest" means the increase in the interest rate borne by Registrable Securities during the period in which a Registration Default is continuing pursuant to the terms of the Registration Rights Agreement (in general, one-quarter of one percent (0.25%) per annum for the first 90-day period immediately after the first such Registration Default and an additional one-quarter of one percent (0.25%) per annum for each subsequent 90-day period (up to a maximum aggregate increase of one percent (1.00%) until all Registration Defaults have been cured whereupon the accrual of Additional Interest will cease and the interest rate on the Old Notes will revert to the original rate). Holders of New Notes generally will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will generally no longer be, entitled to (i) the right to receive the Additional Interest, except in certain limited circumstances, and
                                    (ii) certain other rights under the
                                    Registration Rights Agreement intended for holders of unregistered securities. See "The Exchange Offer -

                                    Termination of Certain Rights" and "-
                                    Procedures for Tendering Old Notes."

Accrued Interest on the Old Notes.. The New Notes will bear interest at a rate equal to 10 3/8% per annum from and
                                    including their date of issuance. Eligible
                                    Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance of the Old Notes or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which accrues at the rate of 10 3/8% per annum, will cease to accrue on the day prior to the issuance of the New Notes.

Procedures for Tendering Old Notes. Unless a tender of Old Notes is effected pursuant to the procedures for book-entry transfer as provided herein, each Eligible Holder desiring to accept the Exchange Offer must complete and sign the Letter of Transmittal, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal, together with the Old Notes or a Notice of Guaranteed Delivery and any other required documents (such as evidence of authority to act, if the Letter of Transmittal is signed by someone acting in a fiduciary or representative capacity), to the Exchange Agent (as defined) at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any Beneficial Owner (as defined) of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. See "The Exchange Offer - Procedures for Tendering Old Notes." By tendering Old Notes for exchange, each registered holder will represent to the Company that, among other things, (i) neither the Eligible Holder nor any Beneficial Owner is an affiliate of the Company within the meaning of Rule 405 under the Securities Act, (ii) any New Notes to be received by the Eligible Holder or any Beneficial Owner are being acquired in the ordinary course of business, (iii) neither the Eligible Holder nor any Beneficial Owner has an arrangement or understanding with any person to participate in the distribution of the New Notes, and (iv) if the Eligible Holder or Beneficial Owner, as applicable, is a broker-dealer that acquired Old Notes for its own account as a result of market making or other trading activities, such Eligible Holder or Beneficial Owner must comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New

                                    Notes acquired by such person and must agree that it will deliver a prospectus in connection with any such resale.

Guaranteed Delivery Procedures..... Eligible Holders of Old Notes who wish to tender their Old Notes and (i) whose Old
                                    Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer - Procedures for Tendering Old Notes - Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of New Notes.............. Upon satisfaction or waiver of all conditions of the Exchange Offer, the
                                    Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable after acceptance of the Old Notes. See "The Exchange Offer - Acceptance of Old Notes for Exchange; Delivery of New Notes."

Withdrawal Rights.................. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer - Withdrawal Rights."

Certain Federal Income Tax
Considerations..................... Generally, the exchange pursuant to the
                                    Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Consequences - The Exchange Offer."

The Exchange Agent................. First Union National Bank is the exchange agent (in such capacity, the "Exchange
                                    Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer - The Exchange Agent; Assistance."

Fees and Expenses.................. All expenses incident to the Company's consummation of the Exchange Offer and
                                    compliance with the Registration Rights
                                    Agreement will be borne by the Company. See
                                    "The Exchange Offer - Solicitation of
                                    Tenders; Fees and Expenses."

Resales of the New Notes........... Based on interpretations by the staff of the
                                    Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
                                    Act), without compliance with the
                                    registration and prospectus delivery
                                    provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer - Resales of the New Notes" and "Plan of Distribution.

                            DESCRIPTION OF NEW NOTES

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes, except in limited circumstances, will not be entitled to Additional Interest, and (iii) holders of the New Notes will not be, and upon consummation of the Exchange Offer, Eligible Holders of the Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. See "Exchange Offer - Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "- Procedures for Tendering Old Notes" and "Description of New Notes."

Maturity Date...................... June 15, 2005.

Interest........................... 10 3/8% payable in cash semi-annually in arrears, from June 15, 1997, calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payment Dates............. June 15 and December 15 of each year, commencing December 15, 1997.

Optional Redemption................ The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. See "Description of the New Notes Optional Redemption."

                                    In addition, on or prior to June 15, 2000, the Company may redeem up to 25% of the originally issued aggregate principal amount of the New Notes, at a redemption price of 110 3/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net proceeds of a Public Equity Offering, provided, however, that not less than $75 million in aggregate principal amount of the New Notes is outstanding immediately after giving effect to such redemption. See "Description of the New Notes - Optional Redemption."

Ranking............................ The New Notes will rank pari passu in right of payment with all existing and future
                                    unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness, including indebtedness under the $20 million New Revolving Credit Facility and all existing and future indebtedness and other obligations of the subsidiaries of the Company. As of June 29, 1997, the Company and its subsidiaries had $6.1 million of indebtedness outstanding in addition to the Notes, including stand-by letters of credit and capital lease obligations. See "New Revolving Credit Facility."

Change of Control.................. Following the occurrence of a Change of
                                    Control, each holder of New Notes will have the right to require the Company to purchase all or a portion of such holder's New Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the New Notes - Change of Control."

Certain Covenants.................. The indenture under which the New Notes are being issued (the "Indenture") contains
                                    certain covenants that, among other things, limit (i) the incurrence of additional indebtedness by the Company and the Restricted Subsidiaries (as defined herein);
                                    (ii) the payment of dividends on, and
                                    redemption of, capital stock of the Company and the Restricted Subsidiaries and the redemption of certain subordinated obligations of the Company and the Restricted Subsidiaries; (iii) certain investments by the Company and the Restricted Subsidiaries; (iv) certain sales of assets and Restricted Subsidiary stock;
                                    (v) the incurrence of liens, other than
                                    Permitted Liens (as defined herein), by the Company and the Restricted Subsidiaries;
                                    (vi) transactions with affiliates; (vii) consolidations and mergers of the Company and transfers of all or substantially all of the assets of the Company and the Restricted Subsidiaries; and (viii) the Restricted Subsidiaries from guaranteeing other Indebtedness of the Company unless such Restricted Subsidiaries also guarantee the New Notes. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. These covenants are subject to important exceptions and qualifications. See "Description of the New Notes - Certain Covenants."

Absence of a Public Market
for the New Notes.................. The New Notes are new securities for which there is currently no established trading market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through The Nasdaq Stock Market.

                                  RISK FACTORS

     An investment in the New Notes involves a high degree of risk. Prospective investors should carefully consider the matters set forth under "Risk Factors" beginning on page 12.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary consolidated financial data for the periods indicated. The summary consolidated financial data as of and for the years ended December 31, 1992 and 1993 have been derived from the Company's audited consolidated financial statements not included herein. The summary consolidated financial data as of and for the years ended December 31, 1994, 1995, 1996, and as of June 29, 1997 and for the six month period then ended have been derived from the Company's audited consolidated financial statements, which are included in this Prospectus. The summary consolidated financial data as of June 30, 1996 and for the six month period ended June 30, 1996 have been derived from the Company's unaudited consolidated financial statements included herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included herein and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations for the unaudited periods. Operating results for the six months ended June 29, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The summary consolidated financial data should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                    SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                 --------------------
                                           -----------------------------------------------------  JUNE 30,   JUNE 29,
                                             1992       1993       1994       1995      1996(A)     1996       1997
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
INCOME STATEMENT DATA:
Operating revenues.......................  $ 232,619  $ 231,190  $ 241,443  $ 245,706  $ 281,075  $ 127,612  $ 156,545
Operating expenses.......................    225,971    226,057    234,630    239,287    274,433    123,867    154,796
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)..................      6,648      5,133      6,813      6,419      6,642      3,745      1,749
Other (income) expense
    Interest expense.....................      4,278      4,016      4,946      5,978      7,553      3,092      4,515
    Other (income) expense, net..........        277        207         92       (110)      (795)       (11)       165
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before taxes...............      2,093        910      1,775        551       (116)       664     (2,931)
Provision (benefit) for income taxes.....        430        227        710        220         46        333     (1,223)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  items..................................      1,663        683      1,065        331       (162)       331     (1,708)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Extraordinary loss on early
  extinguishment of debt, less applicable
  income taxes of $133 (g)...............         --         --         --         --         --         --       (199)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income (loss)........................  $   1,663  $     683  $   1,065  $     331  $    (162) $     331  $  (1,907)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
EBITDA (b)...............................  $  19,352  $  16,453  $  18,596  $  20,150  $  22,897  $  10,918  $  12,585
EBITDA margin (c)........................       8.3%       7.1%       7.7%       8.2%       8.2%       8.6%       8.0%
Depreciation and amortization............     12,704     11,320     11,783     13,731     16,255      7,173      9,336
Capital expenditures (d).................     11,637     12,050     20,747     13,270     20,020      9,863     11,006
Ratio of EBITDA to interest expense......       4.5x       4.1x       3.8x       3.4x       3.0x       3.5x       2.8x
OPERATING DATA:
Tractors operated
    Company..............................        726        616        576        414        561        582        491
    Owner-Operators (e)..................        735        774        969        954      1,194      1,248      1,322
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total tractors...................      1,461      1,390      1,545      1,368      1,755      1,830      1,813
Drivers
    Company employees....................        760        589        538        405        473        515        475
    Owner-Operators (e)..................        889        844      1,057      1,117      1,277      1,305      1,430
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total drivers........................      1,649      1,433      1,595      1,522      1,750      1,820      1,905
Trailers.................................      2,666      2,438      2,869      2,645      3,502      3,450      3,433
Terminals................................         65         65         61         66        105        105        105
Total miles traveled (000's).............    105,901    104,913    105,443    110,223    126,802     56,048     68,371
Average revenue per mile.................  $    1.85  $    1.83  $    1.87  $    1.81  $    1.78  $    1.77  $    1.78
Average length of haul (miles)...........        444        456        450        463        455        487        429
Number of tank cleaning facilities.......         28         26         27         27         29         30         30


                                                                                            JUNE 29, 1997
                                                                                        ---------------------
                                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................................................................        $   8,825
Total assets..........................................................................          177,528
Long-term debt, including current portion (f).........................................          102,202
Redeemable preferred stock............................................................            5,318
Stockholders' equity (g)..............................................................           13,153

(footnotes from previous page)
------------------

(a) Includes the results of Fleet from June 28, 1996, the date of the acquisition.

(b) EBITDA represents operating income (loss) for the respective period plus depreciation and amortization. For the first six months of 1997, a $1.5 million one-time charge was incurred relating to a self-insurance deductible and has been added back in the calculation of EBITDA. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.

(c) EBITDA margin is defined as EBITDA as a percentage of revenues.

(d) Capital expenditures for 1996 and for the six months ended June 30, 1996 consist of $6.2 million and $4.6 million, respectively, for the Company's new information technology system and $13.8 million and $5.3 million, respectively, for the acquisition of new trailers and capitalized repairs to existing trailers.

(e) The Company utilizes the services of owner-operators, who are independent contractors and provide their own tractors and pay for their own operating expenses.

(f) The Company has an accounts receivable securitization facility in the amount of $28 million with an effective rate of interest of LIBOR plus .80%, which is accounted for as an off-balance sheet item as of June 29, 1997 pursuant to Statement of Financial Accounting Standards No. 125. Prior to June 29, 1997, this facility was accounted for as long-term debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(g) In connection with the repayment of indebtedness with the proceeds of the Offering, the Company incurred approximately $199,000 of prepayment penalties net of tax benefit, which was recorded as an extraordinary item in the quarter ended June 29, 1997.

                                  RISK FACTORS

     Holders of the Notes should consider carefully, in addition to the other information contained or incorporated by reference in this Prospectus, the following factors before investing in the New Notes.

SUBSTANTIAL LEVERAGE AND ABILITY TO REPAY DEBT

     The tank truck industry is capital intensive. The Company will continue to require capital in order to operate and expand its business. As of June 29, 1997, the Company and its subsidiaries had $6.1 million of indebtedness outstanding in addition to the Notes, including stand-by letters of credit and capital lease obligations. In addition, the Indenture permits the Company to incur additional indebtedness, subject to certain limitations, from time to time to finance acquisitions or capital expenditures or for other purposes. See "Description of the New Notes." The degree to which the Company is leveraged could have important consequences to holders of the New Notes, including the following: (i) a substantial portion of the Company's consolidated cash flow from operations must be dedicated to the payment of the principal of and interest on its outstanding indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions and general corporate purposes may be materially limited or impaired or such financing may not be available on terms favorable to the Company; (iii) indebtedness under the New Revolving Credit Facility is secured and will mature prior to the maturity of the New Notes; (iv) certain of the Company's borrowings may be at variable rates of interest, including future borrowings under the New Revolving Credit Facility, which will expose the Company to the risk of increased interest rates;
(v) the Company may be more highly leveraged than its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company's high degree of leverage may reduce its ability to withstand competitive pressure and make it more vulnerable to a downturn in its business or the economy in general. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     The Company's ability to satisfy its interest payment obligations under its indebtedness will depend largely on its future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. In addition, any amounts owing under the New Revolving Credit Facility will become due before any principal payments on the New Notes are scheduled to become due and such amounts may need to be refinanced. Furthermore, the Company does not expect to be able to repay the principal amount of the New Notes at maturity from available cash and accordingly will need to refinance the New Notes, or repay the New Notes with the proceeds of an equity offering, at or prior to their maturity. There can be no assurance that the Company will be able to generate sufficient cash flow to service its interest payment obligations under its indebtedness or that cash flows, future borrowings or equity financing will be available for the payment or refinancing of the Company's indebtedness. To the extent that the Company is not successful in repaying or negotiating renewals of its borrowings or in arranging new financings, it may have to sell significant assets, which could have a material adverse effect on the Company's business and results of operations. Among the factors that will affect the Company's ability to effect an offering of its capital stock or refinance the New Notes are financial market conditions and the value and performance of the Company at the time of such offering or refinancing. There can be no assurance that any such offering or refinancing can be successfully completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "New Revolving Credit Facility."

HOLDING COMPANY STRUCTURE

     Chemical Leaman Corporation is a holding company which derives all of its operating income from its subsidiaries. In addition, substantially all of the Company's operating assets are held by its subsidiaries, except for $25 million of revenue equipment securing the New Revolving Credit Facility, to be held by Chemical Leaman Corporation. Accordingly, the Company will be dependent on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the New Notes. Although the Company's subsidiaries do not have any outstanding indebtedness other than two capitalized leases in the amount of approximately $818,000 at June 29, 1997, the ability of the Company's subsidiaries to pay dividends to Chemical Leaman Corporation will be subject to, among other things, the terms of any future debt instruments of its subsidiaries and applicable law. Because the Company's subsidiaries are not guaranteeing the payment of the principal of and interest on the New Notes, the claims of the holders of the New Notes will be effectively subordinated to the claims of creditors of the Company's subsidiaries, including trade creditors. The Indenture, among other things, limits the incurrence of additional indebtedness by the Company's Restricted Subsidiaries, subject to a number of important qualifications, and limit the ability of the Restricted Subsidiaries to guarantee any other indebtedness of Chemical Leaman Corporation without simultaneously guaranteeing payment of the principal of and interest on the New Notes. See "Description of the Notes."

RESTRICTIVE COVENANTS; ASSET ENCUMBRANCES

     The New Revolving Credit Facility contains certain financial and other covenants, including, among others, covenants requiring the Company to maintain certain financial ratios and restricting the ability of the Company and its subsidiaries to incur indebtedness or to create or suffer to exist certain liens. Indebtedness under the New Revolving Credit Facility will also mature prior to the maturity of the New Notes. The ability of the Company to comply with such provisions may be affected by events beyond its control. Should the Company be unable to comply with the financial or other restrictive covenants under the New Revolving Credit Facility at any time in the future there can be no assurance that the lenders thereunder would agree to any necessary amendments or waivers. In such a case, the failure to obtain amendments or waivers could have a material adverse effect upon the Company and its ability to meet its obligations in respect of the New Notes. A failure to make any required payment under the New Revolving Credit Facility or to comply with any of the financial and operating covenants included in the New Revolving Credit Facility could result in an event of default thereunder, permitting the lenders to accelerate the maturity of the indebtedness under the New Revolving Credit Facility. Such an acceleration would also permit the acceleration of the other indebtedness of the Company and its subsidiaries which contain cross-acceleration or cross-default provisions, including the Indenture. The Indenture also has certain covenants which, if not complied with, would result in an event of default thereunder permitting holders of the New Notes, under certain circumstances, to accelerate the New Notes. Any such event of default or acceleration could also result in an event of default or acceleration of other indebtedness of the Company. If the lenders under the New Revolving Credit Facility accelerate the maturity of the indebtedness thereunder there can be no assurance that the Company will have sufficient assets to satisfy its obligations under the New Notes. In addition, other indebtedness of the Company and its subsidiaries that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the New Revolving Credit Facility or the New Notes. See "'Description of the New Notes."

     The Company's indebtedness under the New Revolving Credit Facility bears interest at rates that will fluctuate with changes in certain prevailing interest rates (although such rates may be fixed for limited periods of time). See "New Revolving Credit Facility."

     The New Notes will be unsecured and effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all existing and future indebtedness and other obligations of the subsidiaries of the Company. As of June 29, 1997, the Company had $6.1 million of indebtedness outstanding in addition to the New Notes, consisting of $3.9 million of stand-by letters of credit under the New Revolving Credit Facility and $2.2 million of capital lease obligations. The New Revolving Credit Facility is secured by $25 million of revenue equipment to be held by Chemical Leaman Corporation, and claims of holders of the New Notes will be effectively subordinated to the extent of such assets securing the New Revolving Credit Facility. The claims of holders of the New Notes upon any distribution of assets of any subsidiary of the Company in the event of the liquidation or reorganization of such subsidiary will be subordinated to the prior claims of present and future creditors of such subsidiary. In such an event, there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. The Indenture permits subsidiaries of the Company, under certain circumstances, to incur indebtedness and permits the Company and its subsidiaries, under certain circumstances, to secure indebtedness. See "New Revolving Credit Facility."

COMPETITIVE INDUSTRY

     The tank truck industry is highly competitive and is fragmented. The Company faces competition from a substantial number of tank truck carriers which have intrastate and interstate operating authority and, to a lesser extent, with railroad and barge transportation companies. Competition is based primarily on rates and service. As a result of the federal Motor Carrier Act of 1980, the Staggers Rail Act of 1980, and other legislation, competition intensified, creating downward pressure on the industry's pricing structure. There can be no assurance that the Company will have sufficient resources to maintain its current competitive position or market share. See "Business - Competition" and "-Regulation."

DEPENDENCE ON CERTAIN CUSTOMERS

     For the years ended December 31, 1995 and 1996 and the first six months of 1997, Dow Chemical North America accounted for approximately 14.1%, 13.7% and 18.7%, respectively, of the Company's total revenues. Other than Dow Chemical North America, no other customer accounted for more than 5% of the Company's total annual revenues in 1996. The sudden loss of or reduction in demand for its services from Dow Chemical North America or from a significant customer of the Company could have a material adverse effect on the Company's business and results of operations. See "Business - Customers."

EFFECTS OF ECONOMIC AND OTHER FACTORS

     The availability of qualified drivers, changes in fuel prices and the supply of fuel, increases in fuel or energy taxes, interest rate fluctuations, economic recession, change in the cost of insurance, customers' business cycles and the price and resale value of equipment are economic factors over which the Company has no control. See "Business - Fuel Availability and Cost." In addition, freight shipments, operating costs and earnings are also adversely affected by inclement weather conditions. To the extent that increased expenses resulting from these factors cannot be passed through to customers, there would be an adverse effect on the Company's profitability. Economic recessions or a downturn in customers' business cycles or in the liquid and dry bulk chemical industries also could have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

AVAILABILITY OF DRIVERS

     Attracting qualified drivers (principally owner-operators) is an important factor in the Company's ability to continue to provide high-quality service to its customers and to efficiently utilize its assets. Although the Company currently retains an adequate number of drivers, industry-wide shortages of qualified drivers have occurred from time to time. There can be no assurance that the Company's business will not be affected by a shortage of qualified drivers in the future. See "Business - Owner-operators." At June 29, 1997, approximately 60% of the Company's employee-drivers (15% of the total driver force) were covered under collective bargaining agreements and no assurances can be given that this percentage will not increase in the future. A prolonged work stoppage or strike by its unionized driver work force would have a material adverse effect on the Company's results of operations. See "Business - Employees."

REGULATION

     Tank truck carriers are subject to regulation by various federal, state and local agencies, including the U.S. Department of Transportation ("DOT"), the Federal Highway Administration and the Surface Transportation Board which operates under DOT's auspices and exercises many of the regulatory powers previously delegated to the U.S. Interstate Commerce Commission. Interstate and intrastate motor carriage has been substantially deregulated as a result of the enactment of the Motor Carrier Act of 1980, the Trucking Industry Regulatory Reform Act of 1994 and other laws. Nevertheless, the federal regulatory agencies retain substantial powers, and the tank truck industry is subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to third parties. See "Business - Regulation." In addition, operations are subject to various safety laws and regulations, and environmental laws and regulations, including laws and regulations regarding underground fuel storage tanks and ownership of property that may contain hazardous substances and laws and regulations governing air emissions. See "Business - Environmental Matters" and "- Risk Management and Insurance; Safety." The tank truck industry may in the future become subject to stricter air emission standards regulation, including requirements that manufacturers produce cleaner-running tractors and that fleet operators perform more rigorous inspection and maintenance procedures.

ENVIRONMENTAL CONSIDERATIONS

     The Company transports certain chemicals and hazardous materials and operates tank wash facilities. As such, the Company's operations and properties are subject to various federal, state, local and foreign environmental laws and regulations relating to pollution and protection of the environment, including those dealing with the transportation, use, storage, handling, treatment, discharge and disposal of certain hazardous materials, substances and wastes, and petroleum (collectively, Hazardous Materials), ownership and operation of property that may contain Hazardous Materials, and underground storage tanks. In the event of a release of a Hazardous Material as a result of an accident or otherwise, the Company could be held responsible for cleanup costs, natural resource damages and other damages and fines or other penalties, all of which could have a material adverse effect on the Company's operations and business reputation. See "Business - Risk Management and Insurance; Safety."

     Under certain environmental laws, the Company may be liable for the remediation of environmental pollution at owned and operated sites as well as third-party sites at which there has been a release or threatened release of a Hazardous Material. Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), and similar state laws, the current and former owner or operator of real property may be strictly, jointly and severally liable under certain circumstances for the costs of investigation, cleanup and natural resource damages relating to Hazardous Materials on, under or emanating from such property, regardless of whether the owner or operator knew of, or was responsible for, the presence of such Hazardous Materials. In addition, CERCLA and similar state laws impose strict, joint and several liability under certain circumstances for investigation, cleanup and natural resource damages on persons who disposed of or arranged for the disposal of Hazardous Materials at third-party sites. Under the federal Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the holder of a permit to treat, store or dispose of hazardous waste can be required to remediate environmental pollution at or emanating from solid waste management areas at the permitted facility regardless of when the contamination occurred. RCRA also imposes regulations on generators of hazardous wastes.

     The Company has expended, and will be required to expend in the future, substantial funds for compliance with such laws and regulations, as well as for the investigation and remediation of sites at which a Hazardous Material has been released, or at which there exists a threatened release of a Hazardous Material. Some risk of environmental liability is inherent in the nature of the Company's business. No assurance can be given that additional material environmental costs will not arise as a result of compliance with and liability under existing and future legislation or other developments.

Environmental laws and regulations are becoming increasingly more stringent. To the extent that the cost of compliance increases and the Company cannot pass on future increases to its customers, such increases may have an adverse impact on the Company's profitability. From time to time, the Company has been cited for violations of environmental laws and regulations. The Company is currently remediating two Superfund sites at which it is the only performing party. The Company is also investigating or remediating approximately 35 other sites at which it is one of several performing parties. See "Business - Environmental Matters." As of December 31, 1996, the Company had reserves of approximately $13.1 million for environmental liabilities. The Company made cash payments of $4.5 million and $4.4 million with respect to environmental matters and incurred environmental charges of $2.4 million and $2.3 million in 1995 and 1996, respectively. The Company expects to continue to incur expenses for the foreseeable future on environmental matters. No assurance can be given that actual environmental expenditures will not exceed the Company's expectations or reserves or that any such expenditures will not have a material adverse effect on the Company's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

FUEL AVAILABILITY AND COST

     Although the Company's owner-operators are responsible for paying their own fuel costs, significant increases in these costs could result in their seeking higher purchased transportation fees from the Company or other contractual opportunities. With respect to the Company's employee drivers, fuel represents a significant operating expense of the Company. There can be no assurance that the Company will be able to pass any increases in fuel costs to its customers in the form of price increases. Significant increases in the price of fuel, if not offset by increases in prices charged to customers, or any interruption in the supply of fuel, would have an adverse impact upon the profitability of the Company. See "Business - Fuel Availability and Cost."

CLAIMS EXPOSURE

     The Company currently maintains liability insurance for bodily injury and property damage in the amount of $100 million per incident. Until March 30, 1997, the deductible for bodily injury and property damage was $2 million (subject to an aggregate annual stop loss of $9 million). The current deductible for bodily injury and property damage is $1 million per incident (subject to an aggregate annual stop loss of $5.5 million), and the current deductible for workers' compensation insurance, in states where most of the Company's employees are domiciled, is $500,000 per claim. To the extent that the Company experiences a material increase in the frequency or severity of accidents or workers' compensation claims or unfavorable developments on existing claims, the Company's operating results and financial condition could be materially adversely affected. In addition, significant increases in insurance costs, to the extent not offset by price increases, would reduce the Company's future profitability. See "Business - Risk Management and Insurance; Safety."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is dependent upon its senior management team, as well as its ability to attract and retain qualified personnel. There is substantial competition for qualified personnel in the tank truck industry. There is no assurance that the Company will be able to retain its existing senior management or to attract additional qualified personnel. The Company does not have any employment agreements with any of its executive officers other than with the President of CLTL. See "Management."

CONTROLLING STOCKHOLDERS; CHANGE OF CONTROL

     As of June 29, 1997, David R. Hamilton, George McFadden and John H. McFadden beneficially owned an aggregate of 76.8% of the outstanding common stock of the Company, with certain directors and the management of the Company owning the balance. The interests of Messrs. Hamilton and

McFadden as equity holders of the Company may differ from the interests of holders of Notes. See "Principal Stockholders."

     There can also be no assurance that Messrs. Hamilton and McFadden will continue to control the Company. A reduction in the beneficial ownership of the Company's common stock by Messrs. Hamilton and McFadden below 30% would constitute an event of default under the New Revolving Credit Facility, permitting the lenders under the New Revolving Credit Facility to exercise remedies. Further, if any person other than Messrs. Hamilton and McFadden acquires beneficial ownership of 50% or more of the Company's common stock, the Indenture requires the Company to make an offer to purchase all of the outstanding New Notes under the Indenture. The inability to repay indebtedness under the New Revolving Credit Facility, if accelerated, or to purchase all of the New Notes would also constitute an event of default under the Indenture. See "New Revolving Credit Facility" and "Description of the New Notes - Change of Control." No assurance can be given that the Company will be able to comply with its obligations under the New Revolving Credit Facility in the event of a change of control or to refinance any of its obligations thereunder or other obligations that might become due by the reason of these provisions. Thus, in the event the Company were unable to meet its obligations, there may not be any resources available to meet claims for payment on the New Notes.

SEASONALITY

     The business of the Company is subject to limited seasonality, with revenues generally declining slightly during winter months (namely the first and fourth fiscal quarters) and over holidays. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months. The Company's operating expenses also have been somewhat higher in the winter months, due primarily to decreased fuel efficiency and increased maintenance costs of revenue equipment in colder months. No assurance can be given that the Company will have sufficient working capital or that borrowings under the New Revolving Credit Facility will be available to meet shortfalls in the Company's working capital during the winter months as a result of such seasonality.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes for resale under the Securities Act. New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and other than any broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Notes. Each broker-dealer that acquired Old Notes for its own account as a result of market making or other trading activities and that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the effective date of this Prospectus, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     The New Notes are a new issue of securities, have no established trading market, and may not be widely distributed. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in The Nasdaq Stock Market. No assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities, and the price at which the holders of New Notes will be able to sell such New Notes is not assured and the New Notes could trade at a premium or discount to their purchase price or face value. Depending on prevailing interest rates, the market for similar securities and other facts, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company to the Initial Purchasers on June 16, 1997, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and certain other exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to August 15, 1997, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) use its reasonable best efforts to cause such registration statement to be declared effective by the Commission on or prior to October 14, 1997, and
(iii) to cause the Exchange Offer to remain open for a period of not less than 30 days. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the conditions, terms and provisions of the Registration Rights Agreement. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) subject to certain limited exceptions, holders of New Notes will not be entitled to Additional Interest, and (iii) holders of New Notes will not be, and upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for holders of unregistered securities. See "- Conditions of the Exchange Offer."

     Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

     As of the date of this Prospectus, $100 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of August 4, 1997, there were two (2) registered holders of the Old Notes, including Cede, which held $98,250,000 aggregate principal amount of the Old Notes for its participants. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on _________ __, 1997, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder of the Old Notes (or such Eligible Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Eligible Holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such Eligible Holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Eligible Holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Eligible Holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Expiration Date shall be ____________, 1997 at 5:00 p.m., New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such notice and public announcement shall set forth the new Expiration Date of the Exchange Offer.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, and (iv) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will, in accordance with applicable law, file a post-effective amendment to the registration statement (a "Post-effective Amendment") and resolicit the registered holders of the Old Notes. If the Company files a Post-effective Amendment, it will notify the Exchange Agent of an extension of the Exchange Offer by oral or written notice, and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the effectiveness of such Post-effective Amendment. Such notice and public announcement shall set forth the new Expiration Date, which new Expiration Date shall be no less than five days after the then applicable Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the New Notes in exchange for, any Old Notes, if the Exchange Offer violates any applicable law or interpretation of the staff of the Commission. The Company expects that the foregoing conditions will be satisfied.

TERMINATION OF CERTAIN RIGHTS

     The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default (as defined below), Eligible Holders of Old Notes are entitled to receive Additional Interest. Additional Interest means the increase in the interest rate borne by Registrable Securities during the period in which a Registration Default is continuing pursuant to the terms of the Registration Rights Agreement (in general, one-quarter of one percent (0.25%) per annum for the first 90-day period immediately after the first such Registration Default and an additional one-quarter of one percent (0.25%) per annum for each subsequent 90-day period (up to a maximum aggregate increase of one percent (1.00%) per annum until all Registration Defaults have been cured, whereupon the accrual of Additional Interest will cease and the interest rate on the Old Notes will revert to the original rate). A "Registration Default" with respect to the Exchange Offer shall generally occur if: (i) the registration statement concerning the exchange offer (the "Registration Statement") has not been filed with the Commission on or prior to August 15, 1997; (ii) the Registration Statement is not declared effective on or prior to October 14, 1997, or (iii) the Company fails to issue New Notes in exchange for all Old Notes properly tendered and not withdrawn in the Exchange Offer on or prior to November 13, 1997. Holders of New Notes will not be and, upon consummation of the Exchange

Offer, Holders of Old Notes will no longer be, entitled to (i) the right to receive Additional Interest, except in certain limited circumstances, and (ii) certain other rights under the Registration Rights Agreement intended for holders of Registrable Securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer.

ACCRUED INTEREST ON THE OLD NOTES

     The New Notes will bear interest at a rate equal to 10 3/8% per annum from and including their date of issuance. Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which interest accrued at the rate of 10 3/8% per annum, will cease to accrue on the day prior to the issuance of the New Notes. See "Description of New Notes - General."

PROCEDURES FOR TENDERING OLD NOTES

     The tender of an Eligible Holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Eligible Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (ii) by an Eligible Institution (as defined). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or The Nasdaq Stock Market, a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the Eligible Holder and each Beneficial Owner of the Old Notes are being acquired by the Eligible Holder and each Beneficial Owner in the ordinary course of business of the Eligible Holder and each Beneficial Owner,
(ii) the Eligible Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the Eligible Holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the Eligible Holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the Eligible Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the Eligible Holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

     Guaranteed Delivery Procedures. Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Eligible Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Eligible Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within three (3) business days after the Expiration Date. Any Eligible Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

     Book-Entry Delivery. The Exchange Agent will establish an account with respect to the Old Notes at the DTC ("Book-Entry Transfer Facility") for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Notes by causing such facility to transfer Old Notes into the Exchange Agent's account in accordance with such facility's procedure for such transfer. Even though delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus before the Expiration Date, or the guaranteed delivery procedure set forth above must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Old Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Eligible Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer - Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     First Union National Bank is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

            By Mail:                          By Hand/Overnight Express:             Facsimile Transmission:
    First Union National Bank                  First Union National Bank                 (704) 590-7628
1525 West W. T. Harris Blvd. 3C3           1525 West W. T. Harris Blvd. 3C3
 Charlotte, North Carolina 28288            Charlotte, North Carolina 28288            To confirm receipt:
    Attention: Michael Klotz                   Attention: Michael Klotz                  (704) 590-7408

SOLICITATION OF TENDERS; FEES AND EXPENSES

     No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will offers be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Notes in such jurisdiction.

     All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation:

(i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for the New Notes in a form eligible for deposit with DTC and of printing Prospectuses), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of independent certified public accountants, (vi) rating agency fees, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees of the Company performing legal or accounting duties), and (viii) fees and expenses incurred in connection with the listing, if any, of the New Notes on a securities exchange.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes upon the exchange of New Notes for Old Notes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. The Company has not requested or obtained an interpretive letter from the Commission staff with respect to this Exchange Offer, and the Company and the Eligible Holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any Eligible Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Eligible Holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), or interpreted in the Commission's letters to Shearman and Sterling (available July 2, 1993) and K-III Communications Corporation (available May 14, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has agreed that for a period of 180 days after the effective date of this Prospectus, it will make this Prospectus, as amended and supplemented, available to any broker-dealer who receives New Notes in the Exchange Offer for use in connection with any such resale. See "Plan of Distribution."

CONSEQUENCE OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exception from, or in a transaction not subject to, the Securities Act and applicable states securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors - Consequences of Failure to Exchange."

OTHER

     Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisers in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of New Notes." All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the Company's short-term debt and capitalization as of June 29, 1997 on an actual basis. This table should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                             JUNE 29, 1997
                                                          ---------------------
                                                         (DOLLARS IN THOUSANDS)
Short-term debt:
  Current maturities of long-term debt...................     $        638(c)
  Current maturities of equipment obligations............               --
                                                              ------------
Total short-term debt....................................     $        638(c)
                                                              ------------
                                                              ------------
Long-term debt (excluding current maturities) (a):
  Existing revolving credit debt.........................     $         --
  New Revolving Credit Facility (b)......................               --
  Mortgage debt..........................................               --
  Long-term equipment obligations and capital leases.....            1,564(c)
  Notes offered hereby...................................          100,000
                                                              ------------
Total long-term debt.....................................          101,564
                                                              ------------
Redeemable preferred stock (d)...........................            5,318
Stockholders' equity (e).................................           13,153
                                                              ------------
Total capitalization.....................................     $    120,673
                                                              ------------
                                                              ------------

------------------

(a) The Company has an accounts receivable securitization facility in the amount of $28 million with an effective interest rate of LIBOR plus .80%, which was accounted for as an off-balance sheet item as of March 30, 1997 pursuant to Statement of Financial Accounting Standards No. 125. Prior to March 30, 1997, this facility was accounted for as long-term debt and the related interest as interest expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(b) The New Revolving Credit Facility provides for revolving credit loans of up to $20 million, has an initial term of three years, is secured by $25 million of revenue equipment to be held by Chemical Leaman Corporation and has an interest rate of the prime rate plus 1/2% or LIBOR plus 1.80%. The New Revolving Credit Facility will be undrawn at the time of the consummation of the Offering, except for stand-by letters of credit in the amount of $3.9 million which will be carried forward from one of the Company's existing revolving credit facilities. See "New Revolving Credit Facility."

(c) Relates to capital lease obligations which were not repaid in connection with the Offering.

(d) The Company has three issues of Preferred Stock outstanding. The Company's Series A Preferred Stock is redeemable at the option of the holders thereof after August 1, 2002 at stated value of $2.6 million plus accrued and unpaid dividends and is redeemable at the option of the Company at a premium at any time after issuance. The Company's Series B Cumulative Convertible Preferred Stock is redeemable at the option of the Company or the holders thereof, in each case after May 2006 at stated value of $900,000 plus accrued and unpaid dividends. The Company's Series C Cumulative Preferred Stock is redeemable at the option of the holders thereof after May 2006 or at the option of the Company at any time after issuance, in each case at stated value of $1.8 million plus accrued and unpaid dividends.

(e) In connection with the repayment of indebtedness with the proceeds of the Offering, the Company incurred approximately $199,000 of prepayment penalties net of tax benefit, which was recorded as an extraordinary item in the quarter ended June 29, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the periods indicated. The selected consolidated financial data as of and for the years ended December 31, 1992 and 1993 have been derived from the Company's audited consolidated financial statements not included herein. The selected consolidated financial data as of and for the years ended December 31, 1994, 1995, 1996, and as of June 29, 1997 and for the six month period then ended have been derived from the Company's audited consolidated financial statements, which are included in this Prospectus. The selected consolidated financial data as of June 30, 1996 and for the six month period ended June 30, 1996 have been derived from the Company's unaudited consolidated financial statements included herein. The selected consolidated financial data as of June 30, 1996 has been derived from the Company's unaudited consolidated financial statements not included herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included herein and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations for the unaudited periods. Operating results for the six months ended June 29, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                                SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                 --------------------
                                                       -----------------------------------------------------  JUNE 30,   JUNE 29,
                                                         1992       1993       1994       1995      1996(A)     1996       1997
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues                                     $ 232,619  $ 231,190  $ 241,443  $ 245,706  $ 281,075  $ 127,612  $ 156,545
Operating expenses:
  Purchased transportation...........................     74,582     77,985     85,470     98,903    122,635     54,542     69,131
  Salaries, wages and benefits.......................     72,762     71,507     71,499     63,546     67,737     32,531     34,947
  Depreciation and amortization......................     12,704     11,320     11,783     13,731     16,255      7,173      9,336
  Operations and maintenance.........................     49,979     50,304     52,768     50,240     52,924     22,696     32,158
  Taxes and licenses.................................      5,868      4,600      2,829      2,755      2,613      1,175      1,457
  Insurance and claims...............................      5,129      5,334      4,870      3,483      4,766      2,015      4,402
  Communication and utilities........................      5,028      4,889      5,417      6,056      7,213      3,594      3,320
  Loss (gain) on disposition of revenue equipment,
    net..............................................        (81)       118         (6)       573        290        141         45
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.........................    225,971    226,057    234,630    239,287    274,433    123,867    154,796
Operating income (loss)                                    6,648      5,133      6,813      6,419      6,642      3,745      1,749
Other (income) expense
  Interest expense...................................      4,278      4,016      4,946      5,978      7,553      3,092      4,515
  Other (income) expense, net........................        277        207         92       (110)      (795)       (11)       165
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before taxes...........................      2,093        910      1,775        551       (116)       664     (2,931)
Provision (benefit) for income taxes.................        430        227        710        220         46        333     (1,223)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary item..............      1,663        683      1,065        331       (162)       331     (1,708)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Extraordinary loss on early extinguishment of debt
  less applicable income taxes of $133(h)............         --         --         --         --         --         --       (199)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)....................................  $   1,663  $     683  $   1,065  $     331  $    (162) $     331  $  (1,907)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
EBITDA (b)...........................................  $  19,352  $  16,453  $  18,596  $  20,150  $  22,897  $  10,918  $  12,585
EBITDA margin (c)....................................       8.3%       7.1%       7.7%       8.2%       8.2%       8.6%       8.0%
Capital expenditures (d).............................     11,637     12,050     20,747     13,270     20,020      9,863     11,006
Ratio of EBITDA to interest expense..................       4.5x       4.1x       3.8x       3.4x       3.0x       3.5x       2.8x
Ratio of earnings to fixed charges (e)...............       1.42       1.19       1.32       1.08         --       1.19         --

                                                   (continued on following page)

(continued from previous page)

                                                                                                                SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                 --------------------
                                                       -----------------------------------------------------  JUNE 30,   JUNE 29,
                                                         1992       1993       1994       1995      1996(A)     1996       1997
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING DATA:
Tractors operated
  Company............................................        726        616        576        414        561        582        491
  Owner-Operators (f)................................        735        774        969        954      1,194      1,248      1,322
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total tractors...................................      1,461      1,390      1,545      1,368      1,755      1,830      1,813
Drivers
  Company employees..................................        760        589        538        405        473        515        475
  Owner-Operators (f)................................        889        844      1,057      1,117      1,277      1,305      1,430
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total drivers......................................      1,649      1,433      1,595      1,522      1,750      1,820      1,905
Trailers.............................................      2,666      2,438      2,869      2,645      3,502      3,450      3,433
Terminals............................................         65         65         61         66        105        105        105
Total loaded miles traveled (000's)..................    105,901    104,913    105,443    110,223    126,802     56,048     68,371
Average revenue per mile.............................  $    1.85  $    1.83  $    1.87  $    1.81  $    1.78  $    1.77  $    1.78
Average length of haul (miles).......................        444        456        450        463        455        487        429
Number of tank cleaning facilities...................         28         26         27         27         29         30         30

BALANCE SHEET DATA:
Working capital......................................  $  10,641  $  16,697  $  12,886  $  10,732  $  12,426  $  12,757  $   8,825
Property and equipment, net..........................     59,698     59,153     74,869     76,771    108,789    106,634    110,637
Total assets.........................................    111,603    127,176    146,536    136,405    182,544    180,534    177,528
Long-term debt, including current portion (g)........     43,267     53,386     69,223     67,821    109,024    105,083    102,202
Redeemable preferred stock...........................      2,600      2,600      2,600      2,600      5,318      5,318      5,318
Stockholders' equity (h).............................     24,017     22,917     20,245     19,779     15,723     16,334     13,153

------------------

(a) Includes the results of Fleet from June 28, 1996, the date of the acquisition.

(b) EBITDA represents operating income (loss) for the respective period plus depreciation and amortization. For the first six months of 1997, a $1.5 million one-time charge was incurred relating to a self-insurance deductible and has been added back in the calculation of EBITDA. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.

(c) EBITDA margin is defined as EBITDA as a percentage of revenues.

(d) Capital expenditures for 1996 and for the six months ended June 30, 1996 consist of $6.2 million and $4.6 million, respectively, for the Company's new information technology system and $13.8 million and $5.3 million, respectively, for the acquisition of new trailers and capitalized repairs to existing trailers.

(e) Calculated as the ratio of the sum of income (loss) before income taxes and fixed charges to fixed charges. Fixed charges consist of interest expense, preferred stock dividends, deferred finance expense, minority interest expense, capitalized interest expense and that portion of operating lease expense representative of the interest factor (deemed to be one-third of operating lease expense). Earnings were insufficient to cover fixed charges by $116,000 for the year ended December 31, 1996 and $2,931,000 for the six months ended June 29, 1997. For the periods presented, the Company had no deferred finance expense, minority interest expense or capitalized interest expense.

(f) The Company utilizes the services of owner-operators, who are independent contractors and provide their own tractors and pay for their own operating expenses.

(g) The Company has an accounts receivable securitization facility in the amount of $28 million with an effective rate of interest of LIBOR plus .80%, which is accounted for as an off-balance sheet item as of June 29, 1997 pursuant to Statement of Financial Accounting Standards No. 125. Prior to March 30, 1997, this facility was accounted for as long-term debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(h) In connection with the repayment of indebtedness with the proceeds of the Offering, the Company incurred approximately $199,000 of prepayment penalties net of tax benefit, which was recorded as an extraordinary item in the quarter ended June 29, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Chemical Leaman is the largest tank truck carrier in the U.S. with a nationwide network of 105 terminals and 30 tank cleaning facilities as of June 29, 1997. At that date, the Company's fleet consisted of 1,813 tractors and 3,433 specialized trailers. The Company offers a full range of specialized transportation services, including short and long-haul transportation, intermodal services, materials handling and third-party logistics, principally to the chemical industry. As a result, the Company's operating results are affected by the level of overall chemical output and, in particular, the level of shipments in the liquid chemical and dry bulk commodity industries. The Company's customer base includes many of the major chemical producers in the U.S., such as Dow Chemical North America, E.I. DuPont de Nemours Co., Air Products and Chemicals, Inc., AlliedSignal, Inc. and Union Carbide Corporation.

     In 1996, approximately 91% of the Company's revenues were derived from short and long-haul transportation and materials handling, while approximately 9% were derived from tank cleaning and intermodal services. The Company operates 30 tank cleaning facilities throughout the U.S., which not only support the Company's trucking operations, but also provide tank cleaning services for other tank truck carriers. In 1996, the Company generated $17.7 million in revenues from tank cleaning services provided to non-affiliated companies. The Company is marketing its tank cleaning capabilities to third-party carriers with the objective of increasing tank cleaning revenues, which result in higher operating margins than the Company's tank truck operations.

     Over the last three years, the Company has continued to focus on shifting its driver force from Company-employed drivers to owner-operator drivers. At June 29, 1997 the number of owner-operators was 1,430, as compared to 889 at December 31, 1992. Because owner-operators are required to provide their own tractors and pay all expenses associated with their tractors, this shift has resulted in a steady decline in the level of certain operating expenses as a percentage of revenues, including salaries, wages, benefits, maintenance, fuel and insurance. At the same time, purchased transportation and rents have correspondingly increased as a percentage of revenues. In addition to reducing the Company's fixed cost structure, the shift from Company-employed drivers to owner-operators provides the Company with added operating and financial flexibility.

     The Company's strong safety record has enabled the Company to recently reset its automobile, general and excess liability coverages at an annual savings of $600,000 commencing in 1997. In addition, the Company improved its insurance liability coverages, including a reduction in deductible limits per occurrence from $2 million to $1 million and a reduction in annual aggregate deductible limits from $9.0 million to $5.5 million, in each case for occurrences after March 30, 1997.

     The Company acquired the assets of Fleet in June 1996, adding 30 terminal locations, 762 trailers and 440 tractors (including 264 owner-operator tractors). The purchase price of $22.9 million consisted of $15.5 million in cash and the assumption of $7.4 million of capital lease obligations. The Fleet acquisition provides the Company with a strong presence in the southeastern U.S. and adds customers with little or no overlap with the Company's existing customer base. During the last six months of 1996 and the first six months of 1997, Fleet generated $27.5 million and $29.8 million in revenues and $2.2 million and $2.7 million in EBITDA, respectively. The Fleet acquisition provides the opportunity for cost savings associated with Fleet's operations by taking advantage of the Company's vertically integrated capabilities such as tank cleaning and independent contractor services and by consolidating certain Fleet and CLTL terminals which are located in close proximity to one another. Additionally, the Company has realized significant insurance savings as a result of adding Fleet to its existing insurance programs at no increase in premium.

     The Company's new information technology system will provide the Company with a new order entry system, enhanced order tracking and continuous communication with drivers via satellite. The new system is expected to be fully implemented in the first quarter of 1998 and provide productivity and cost benefits to the Company. The Company has capitalized $11 million of costs as of June 29, 1997 in connection with this system. These costs will be depreciated over seven years upon completion of certain of the phases of the project. See Note 2 of "Notes to Consolidated Financial Statements."

     The Company owns property in Bridgeport, New Jersey which has been designated a Superfund site by the U.S. Environmental Protection Agency. The Company has certain obligations for the remediation of environmental contamination at this site. In 1993, the Company obtained a judgment in the U.S. District Court for the District of New Jersey against its insurers for recovery of its costs incurred in connection with this remediation effort. In June 1996, the U.S. Court of Appeals for the Third Circuit affirmed the U.S. District Court's judgment in favor of the Company in all material respects and remanded the matter to the District Court for the reallocation of liability among applicable policies. In November 1996, the U.S. Supreme Court denied the insurers' petition to review the Court of Appeals' decision, resulting in a non-appealable judgment against the insurers. The Company has capitalized all of the costs in connection with the Bridgeport site, which totaled $14.1 million at June 29, 1997, as these amounts are expected to be recovered from the Company's insurers. See "Business - Environmental Matters" and Note 11 of "Notes to Consolidated Financial Statements."

RESULTS OF OPERATIONS

     The following table sets forth revenues and expenses as a percentage of revenues for the periods indicated:

                                                                                           SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31       ------------------------
                                                      -------------------------------   JUNE 30,     JUNE 29,
                                                        1994       1995       1996        1996         1997
                                                      ---------  ---------  ---------  -----------  -----------
Total Operating Revenues............................      100.0%     100.0%     100.0%      100.0%       100.0%
Operating expenses:
  Purchased transportation & rents..................       35.4       40.3       43.6        42.7         44.2
  Salaries, wages and benefits......................       29.6       25.9       24.1        25.5         22.3
  Depreciation and amortization.....................        4.9        5.6        5.8         5.6          6.0
  Operations and maintenance........................       21.9       20.4       18.8        17.8         20.5
  Taxes and licenses................................        1.2        1.1         .9          .9           .9
  Insurance and claims..............................        2.0        1.4        1.7         1.6          2.8(a)
  Communications & utilities........................        2.2        2.5        2.6         2.8          2.1
  Loss (gain) on disposition of revenue equipment,
     net............................................         --         .2         .1          .1           .1
                                                      ---------  ---------  ---------   ---------    ---------
        Total operating expenses....................       97.2       97.4       97.6        97.0         98.9

------------------

(a) Includes a one-time charge of $1.5 million (1.0% of revenues) relating to a self-insurance deductible.

SIX MONTHS ENDED JUNE 29, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Operating Revenues. Operating revenues increased by $28.9 million from $127.6 million in the first six months of 1996 to $156.5 million in the first six months of 1997. Of this increase, $29.8 million resulted from the acquisition of Fleet, partially offset by a decline of $0.9 million from existing operations. Average revenue per mile increased from $1.77 in the first six months of 1996 to $1.78 in the first six months of 1997, while average length of haul was 429 miles for the first six months of 1997 as compared to 487 miles for the first six months of 1996. This reduction in length of haul is attributable to the acquisition of Fleet, which typically hauls shorter distances than CLTL as a result of its regional focus. In the first six months of 1997, short and long-haul transportation accounted for 92% of revenues while tank cleaning and intermodal services accounted for 8%, consistent with the first six months of 1996.

     Operating Expenses. Operating expenses totaled $154.8 million in the first six months of 1997 as compared to $123.9 million in the first six months of 1996, an increase of $30.9 million. Of this increased amount, $29.3 million was attributable to the Fleet acquisition. The balance of the increase is attributable to a one-time charge of $1.5 million for an insurance claim for personal injury arising from a trucking accident. Operating expenses as a percentage of revenue increased from 97.1% for the first six months of 1996 to 98.9% for the first six months of 1997. This increase in operating expenses of 1.8% of revenue was primarily attributable to increases in operations and maintenance expense and insurance and claims expense, offset by decreases in salaries, wages and benefits expense and decreases in communications and utilities expense.

     Interest Expense. Interest expense increased from $3.1 million, or 2.4% of revenues, in the first six months of 1996 to $4.5 million, or 2.9% of revenues, in the first six months of 1997. The increase in net interest expense is attributable to the additional debt incurred in connection with the Fleet acquisition.

     Net Income (Loss). The net loss in the first six months of 1997 was attributable to the one-time insurance charge of $1.5 million, increased interest, depreciation and operating lease expense in connection with the Fleet acquisition.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Operating Revenues. Operating revenues increased by $35.4 million or 14.4% to $281.1 million in 1996 from $245.7 million in 1995. Of this increase, $27.5 million primarily resulted from the inclusion of six months of revenues of Fleet, which was acquired in June 1996. The balance of the increase of revenues in 1996 of $7.9 million came from internal growth. Average revenue per mile decreased from $1.81 per mile in 1995, to $1.78 per mile in 1996, as a result of downward pricing pressure from the Company's chemical producing customers. Average length of haul decreased from 463 miles in 1995 to 455 miles in 1996 largely due to the acquisition of Fleet, which typically has a shorter length of haul given its regional focus. In 1996, short and long-haul transportation accounted for 91.4% of revenues while tank cleaning and intermodal services accounted for 8.6%. In 1995, 92.8% of revenues were derived from transportation services and 7.2% were derived from tank cleaning and intermodal services.

     Operating Expenses. Operating expenses increased by $35.1 million, from $239.3 million in 1995 to $274.4 million in 1996. This increase is attributable to the inclusion of the operating expenses of Fleet for the last half of 1996 as well as increased fuel costs. Fleet's operating expenses as a percentage of revenues are higher than the Company's taken as a whole as Fleet utilizes operating leases to finance a substantial portion of its revenue equipment. The Fleet depreciation and operating lease expense together with Company-wide increased fuel costs caused total operating expenses as a percentage of revenue to increase to 97.6% in 1996 as compared to 97.4% in 1995. Salaries, wages and benefits declined as a percentage of revenue, while purchased transportation and rents increased, reflecting an increase in the number of owner-operator drivers relative to employee drivers. Depreciation expense increased from $13.7 million in 1995 to $16.2 million in 1996. Of this increase, $1.8 million is attributable to the Fleet acquisition and the balance results from a higher level of revenue equipment in 1996 as compared to 1995 levels. Depreciation expense as a percentage of revenue remained relatively constant at 5.8% in 1996 and 5.6% in 1995. Insurance and claims expense was $4.8 million in 1996, representing an increase of $1.3 million as compared to 1995 levels. Insurance and claims as a percentage of revenue increased from 1.4% in 1995 to 1.7% in 1996. These increases are attributable to the Fleet acquisition as well as additional expense associated with an insurance claim.

     Interest Expense. Interest expense increased from $6.0 million in 1995 to $7.6 million in 1996, increasing from 2.4% of revenues in 1995 to 2.7% of revenues in 1996. The Company received insurance settlement proceeds of $11.5 million in late 1995, which were applied to reduce outstanding revolving credit debt. The increase in 1996 is the result of new borrowings and debt incurred in connection with the Fleet acquisition.

     Net Income (Loss). The Company had a net loss of $162,000 in 1996 as compared to net income of $331,000 in 1995. The net loss in 1996 reflects the increased depreciation, operating lease expense and interest expense resulting from the Fleet acquisition, increased fuel costs and a slight reduction of revenue per mile. In 1996, the Company recorded tax expense of $46,000 despite a pre-tax loss due to state taxes and certain non-deductible expenses. This compares to a 40% effective tax rate for 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Operating Revenue. Revenues increased by $4.3 million, or 1.8%, from $241.4 million in 1994 to $245.7 million in 1995, all of which resulted from internal growth as the Company expanded its relationships with its major customers. In 1995, 92.8% of the Company's revenues were generated by short and long-haul transportation and 7.2% were generated by tank cleaning and intermodal services. In 1994, transportation services accounted for 93.4% of the Company's revenues and tank cleaning and intermodal services accounted for 6.6%.

     Operating Expense. Operating expenses increased from $234.6 million in 1994 to $239.3 million in 1995. However, operating expenses as a percentage of revenue remained relatively stable at 97.2% and 97.4% in 1994 and 1995, respectively.

     Interest Expense. Interest expense increased from $5.0 million in 1994 to $6.0 million in 1995 as the average balance of funded debt was higher in 1995 than in 1994.

     Net Income. Income before tax was $551,000 in 1995, representing a decline of $1.2 million from the 1994 level. This decline is a result of higher depreciation and interest expense in 1995. After giving effect to income taxes, the Company reported net income of $331,000 and $1.1 million in 1995 and 1994, respectively. The Company's effective income tax rate of 40% in 1995 was consistent with the 1994 level.

LIQUIDITY AND CAPITAL RESOURCES

     Following the Offering, the Company's primary source of liquidity will be cash flows from operations and the New Revolving Credit Facility. The New Revolving Credit Facility provides for revolving credit loans up to $20 million, has an initial term of three years, is secured by $25 million of revenue equipment held by Chemical Leaman Corporation and has an interest rate of the prime rate plus 1/2% or LIBOR plus 1.80%. The New Revolving Credit Facility was undrawn at the time of the consummation of the Offering, except for standby letters of credit in the amount of $3.9 million which were carried forward from one of the Company's existing revolving credit facilities. See "New Revolving Credit Facility."

     The Company used the net proceeds of the Offering to repay substantially all of its outstanding indebtedness in the amount of $84 million, consisting of revolving lines of credit, letters of credit, equipment debt obligations, capital lease obligations and mortgage indebtedness, together with accrued interest and prepayment penalties. The balance of the net proceeds of the Offering were retained for working capital and general corporate purposes. The Company expects that its ongoing cash requirements will consist primarily of interest payments on its outstanding indebtedness, including the New Notes and any borrowings under the New Revolving Credit Facility.

     The Company has a $28 million off-balance sheet accounts receivable securitization facility into which the Company's accounts receivable are sold. The facility is non-recourse to the Company and provides for advances of 85% against eligible receivables. The facility, which expires in December 1999, is rated "A" by Duff & Phelps and carries an interest rate of LIBOR plus 80 basis points. Prior to March 30, 1997, this facility had been accounted for as indebtedness on the Company's consolidated balance sheet. See Note 5 of "Notes to Consolidated Financial Statements."

     Net cash provided by (used in) operating activities totaled $4.7 million in 1996 and $(3.5) million in the first six months of 1997, as compared to $17.4 million and $21,000 in 1995 and the first six months of 1996, respectively. After giving effect to net changes in assets and liabilities of $(12.8) million in 1996 and $(10.2) million in the first six months of 1997, respectively, cash declined by $2.7 million during 1996 and increased by $8.9 million during the first six months of 1997, respectively. The $8.3 million increase in accounts receivable in 1996 is largely attributable to the Fleet acquisition.

     Capital expenditures in 1996 and 1995 were $35.5 million and $13.3 million, respectively. The 1996 amount consists of $15.5 million with respect to the Fleet acquisition, $6.2 million for the Company's investment in its new information technology system and $13.8 million with respect to the acquisition of new revenue equipment and capitalized repairs to existing trailers, net of sales of property and equipment. The 1995 amount consists of revenue equipment acquisitions and capitalized repairs, net of sales of property and equipment. In the first six months of 1997, the Company had capital expenditures totaling $11 million, which consisted of $7.9 million in acquisitions of revenue equipment and capitalized repairs and $3.1 million with respect to the Company's investment in its new information technology system. The Company anticipates spending approximately $10 million for the remainder of 1997 and approximately $15 million in 1998.

     The Company made cash payments of $4.5 million, $4.4 million and $1.0 million with respect to environmental matters in 1995, 1996, and the first six months of 1997 respectively, of which $1.6 million, $4.2 million and $0.4 million, respectively, is expected to be recovered from insurers. In 1995, the Company received $11.5 million in insurance proceeds relating to environmental matters. The Company expects to make cash payments of $6.3 million with respect to environmental matters in 1997, of which $1.8 million is expected to be recovered from the Company's insurers. The Company expects to make cash payments of $7.9 million with respect to environmental matters in 1998, of which $5.8 million is expected to be recovered from the Company's insurers. The Company expects to continue to expend funds with respect to environmental matters for the foreseeable future. See "Business - Environmental Matters" and Note 11 of "Notes to Consolidated Financial Statements."

     The Company expects that the net proceeds of the Offering, together with cash flows from operations and available borrowings under the New Revolving Credit Facility, will be sufficient to fund the Company's working capital, debt service, capital and environmental expenditure requirements and anticipated growth plans for the foreseeable future.

SEASONALITY

     The business of the Company is subject to limited seasonality, with revenues generally declining slightly during winter months (namely the first and fourth fiscal quarters) and over holidays. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months. The Company's operating expenses also have been somewhat higher in the winter months, due primarily to decreased fuel efficiency and increased maintenance costs of revenue equipment in colder months.

                                    BUSINESS

OVERVIEW

     Founded in 1913, Chemical Leaman Corporation is the largest tank truck carrier in the United States. The Company offers a full range of specialized transportation services, including short and long-haul transportation, intermodal services, materials handling and third-party logistics, principally to the chemical industry. In addition, the Company provides tank cleaning and driver-related services to its own fleet as well as to independent owner-operators and third-party carriers. In 1996, approximately 91% of the Company's revenues were derived from transportation services, while approximately 9% were derived from tank cleaning and intermodal services. The specialized nature of the Company's services, the quality of its customer base and the stability of chemical industry output have allowed the Company to generate consistent levels of annual operating income. The Company believes that these factors, coupled with the Company's current investment in a new information technology system, position Chemical Leaman for future revenue growth and profitability. For the twelve months ended June 29, 1997, the Company had revenues and EBITDA (as defined herein) of $310 million and $24.6 million, respectively.

     The Company operates in the U.S., Canada and Mexico and maintains a nationwide network of 105 terminals and 30 tank cleaning facilities. The Company utilizes its network of terminals and facilities to transport liquid and dry bulk specialty and commodity chemicals and, to a lesser degree, petroleum and food grade products, throughout North America. The Company's terminals are strategically located near customers' plants, resulting in a consistently high percentage of on-time pick-ups and deliveries and effective utilization of drivers and equipment. At June 29, 1997, the Company's fleet included 1,813 tractors (491 Company-owned tractors and 1,322 owner-operated tractors) and 3,433 specialized trailers. The Company's extensive use of owner-operators increases the Company's asset utilization and lowers its fixed cost structure.

     Chemical Leaman is a core carrier to some of the largest and best-known chemical manufacturers, including Dow Chemical North America, E.I. DuPont de Nemours Co., Air Products and Chemicals, Inc., AlliedSignal Inc. and Union Carbide Corporation. The Company believes it has developed a superior reputation among its customers due to its strong safety record, the strategic location of its facilities and the full range of transportation and logistics services offered. Through its national account marketing program, the Company seeks to grow the number of chemical producers for which it serves as a core carrier.

INDUSTRY OVERVIEW

     The current size of the tank truck carrier market is estimated to be approximately $8 billion. Of that amount, the independent tank truck carrier segment, in which the Company competes, accounts for approximately 70% of the market, with the balance represented by captive or private fleets. The independent tank truck segment of the market is fragmented, consisting of approximately 200 carriers, with the top five carriers accounting for approximately 20% of the segment's 1995 revenues according to Modern Bulk Transporter. With 1996 revenues of $281 million, Chemical Leaman is the largest tank truck carrier in the U.S. Substantially all of the independent tank truck segment involves the transportation of liquid and dry bulk chemicals. Chemical output in the U.S. has been stable, with the dollar value of organic chemical shipments, as reported by the U.S. Department of Commerce, increasing from $96.2 billion in 1987 to $121.4 billion in 1994.

     The Company believes there are significant growth opportunities as chemical producers outsource a greater percentage of their transportation and logistics needs, increasingly through the use of a limited number of core carriers. Further, the barriers to entry, which include the capital requirements for the acquisition and maintenance of a fleet of tank trailers, the need for sophisticated information technology systems, generally rising insurance requirements, the focus of customers on quality control programs and the increasing complexity of environmental regulation, all favor larger, better capitalized carriers. These barriers to entry have restricted the ability of smaller carriers to expand and in some cases have forced smaller carriers out of the industry. A number of acquisitions by larger carriers of smaller, regional carriers have occurred over the past two years, and the Company expects this consolidation to continue.

     The independent tank truck segment is capital intensive and is affected by a number of factors in addition to those confronting the trucking industry as a whole. Specialized liquid tank trailers typically cost from $50,000 to $60,000 not including optional equipment such as temperature control systems. Dry bulk trailers can cost up to $80,000 each. The use of owner-operators can help defray certain of these expenses, as owner-operators supply their own tractors and pay all expenses associated with the tractors. Since tank trailers require cleaning on a frequent basis, tank truck carriers must own or have access to tank cleaning facilities in order to minimize empty mileage and to ensure contamination free conditions. In addition, tank washing facilities must comply with stringent environmental regulations.

     Chemical producers are increasingly outsourcing their transportation logistics function to providers of third party logistics services. These logistics services involve the coordination of transportation, inventory management, warehousing, materials management and customer service in a manner which optimizes the profit contribution of these functions. In order to capitalize on this trend, the Company recently founded Leaman Logistics for the purpose of providing third party logistics.

     As a result of its leading market position, operating expertise and logistics capabilities, the Company believes it is well-positioned to benefit from current industry trends.

BUSINESS STRATEGY

     The Company's objective is to continue to enhance its revenue growth and profitability by pursuing the following key strategies: (i) expanding market share by marketing on both a national and regional level, (ii) focusing on improving operating efficiencies by continuing to shift to an owner-operator driver force, emphasizing safety and leveraging information technology, (iii) offering value-added related services, including tank cleaning, third-party logistics and driver-related services, and (iv) seeking selective acquisitions.

     EXPAND MARKET SHARE. Although Chemical Leaman is the largest tank truck carrier in the U.S., the Company believes there are significant opportunities for it to gain market share. The Company believes it can handle an even larger proportion of its core customers' bulk transportation and logistics requirements by building upon existing relationships and leveraging its reputation for high-quality customer service, competitive pricing and value-added services. The Company also believes that it can generate additional revenue opportunities from large chemical producers that are outsourcing a greater percentage of their transportation requirements. In addition, the Company aims to gain market share by targeting regional chemical producers located near the Company's terminals that can benefit from Chemical Leaman's national presence and extensive capabilities.

     FOCUS ON OPERATING EFFICIENCIES. The Company continues to focus on increasing operating efficiencies without lowering the quality or range of its services by concentrating on the following key areas:

          o Extensive Use of Owner-Operators. The Company's percentage of owner-operators to total drivers has increased from 54% at December 31, 1992 to 75% at June 29, 1997. Owner-operators provide their own tractors and pay their own operating expenses. The Company's extensive use of owner-operators increases the Company's operating and financial flexibility by improving asset utilization and reducing fixed costs. The Company is highly selective in its driver recruiting efforts and has invested substantial resources in its driver recruitment programs. The Company requires all of its drivers to participate in extensive training sessions held at its driver training center which it believes enhances the quality of its drivers and improves its safety record.

          o Continuing Emphasis on Safety. Because of the specialized nature of many of the products that the Company handles and transports, driver and equipment safety are critical in obtaining new business and in maintaining existing customer relationships. The

            Company has committed substantial resources to its Safety and Emergency Response Departments, and its emphasis on safety is reflected in the Company's low cost of risk and favorable accident experience. The Company has received national safety awards from the National Tank Truck Carriers Association in each of the past five years including first place as safest carrier in 1995 and 1996. The Company received the American Trucking Association's first place safety award in 1995 and has received the U.S. Department of Transportation's highest safety rating for 20 years.

          o Investment in Information Technology. The Company believes that maximizing its use of information technology will create significant competitive advantages by reducing administrative costs and enhancing the utilization of tractors, trailers and drivers. The Company is investing in a proprietary information technology system which will provide the Company with a new order entry system, enhanced order tracking and continuous communication with drivers via satellite. The Company expects full implementation of its new information technology system by the first quarter of 1998.

     OFFER VALUE-ADDED RELATED SERVICES. The Company provides tank cleaning services to Chemical Leaman's fleet and to third-party tank truck carriers through a nationwide network of 30 tank cleaning facilities. By taking advantage of its significant purchasing power, the Company facilitates the purchase of tractors, fuel and tires as well as a comprehensive line of insurance products by its owner-operator driver force and by third party owner-operators. Chemical producers continue to focus on their core competencies and therefore increasingly look to outsource their entire transportation and shipping functions. In order to capitalize on these opportunities, the Company has developed logistics capabilities including transportation, inventory and asset management. The Company is currently providing logistics services to third parties and believes there are additional opportunities to expand its third-party logistics business. The Company believes it can increase revenues and enhance its profitability by marketing these value-added transportation-related services.

     SEEK SELECTIVE ACQUISITIONS. The Company believes that the tank truck carrier industry is consolidating and that it is well-positioned to take advantage of this trend. As the largest tank truck carrier in the U.S., the Company believes that acquisitions will allow it to leverage its operating and management expertise over a larger base of assets thereby increasing profit opportunities. In June 1996, Chemical Leaman acquired Fleet, which operated 30 terminals located primarily in the southeastern U.S. Fleet contributed $57.3 million of revenues for the twelve months ended June 29, 1997. The Fleet acquisition enhanced the Company's geographic terminal coverage and expanded its customer base. Chemical Leaman will continue to evaluate acquisition opportunities of high-quality tank truck carrier companies, tank cleaning services companies and other companies engaged in related businesses that offer a strategic fit with the Company's existing business.

SERVICES PROVIDED

     Chemical Leaman operates through its transportation, tank cleaning, owner-operator services and third-party logistics business units. Each business unit is led by an experienced senior manager with specific asset management and profit responsibility. The Company believes that organizing its operations through these business units, supplemented by technology as an enabler of operating efficiencies, positions the Company to achieve its goal of enhanced revenue growth and profitability.

  Transportation Services

     The Company's trucking operations serve two distinctly different product groupings, liquid chemicals and dry bulk chemicals, each of which is managed on a separate basis. Within the liquid chemical portion of the Company's business, the Company performs two distinctly different types of trucking activity. The first, which accounts for most of the Company's liquid chemical trucking revenues, involves relatively short haul movements with little or no opportunity for back haul (i.e., a loaded return trip to the point of origination), and generally is provided to a limited number of chemical-producing customers served by a strategically located terminal. The second trucking activity involves a more traditional long haul, reloadable trucking business using standardized equipment and coordinated through a central dispatch and control operation.

     The Company's dry bulk business primarily involves the transportation of plastic resins throughout the U.S., Canada and Mexico, and to a lesser degree the transportation of food grade products and cement. Plastics are produced predominantly on the U.S. Gulf Coast due to the availability of natural gas and ethylene feed stocks, both of which are critical components of plastic production. Consumption of plastics occurs throughout the U.S., with a strong concentration in the Northeast and Midwest U.S. Accordingly, producers of plastic pellets normally transport their products in large quantity via rail to regional transloading terminals where the product is transferred to dry bulk truck trailers for delivery to end users.

     As an adjunct to its trucking business, the Company operates an intermodal business that involves an alliance with Union Pacific Railroad's Bulktainer(Registered) division, which uses a container product that can be carried on a flatbed truck and transloaded onto railcars for further transportation to the consignee. This relationship gives the Company's customers a gateway from trucking to an extensive rail network and provides an attractive economic alternative for the hauling of liquid chemicals over great distances.

  Tank Cleaning

     The Company is the second largest U.S. provider of tank cleaning services to the U.S. trucking industry and provides its tank cleaning services under the QualaWash(Registered) service mark. In addition to cleaning the Company's trailers, $17.7 million and $9.6 million in revenues were generated in 1996 and the first six months of 1997, respectively, by providing tank cleaning services to third-party carriers. The Company operates 30 tank cleaning facilities strategically located throughout the country in areas of high chemical bulk transportation traffic, affording customers easy access to cleaning services.

  Owner-Operator Services

     The Company offers products and services to its owner-operators at favorable prices. By offering purchasing programs which take advantage of the Company's significant purchasing power for products and services such as tractors, fuel and tires as well as automobile, general liability and workers' compensation insurance, the Company believes it strengthens its relationships with its owner-operators and results in improved driver recruitment.

  Third-Party Logistics

     Chemical Leaman's experience and leadership position in the tank truck industry has led to its recent implementation of a third-party logistics and load brokerage business unit which complements the Company's core trucking activities.

     An increasing number of chemical producers are seeking to outsource their transportation logistics functions in order to focus on their core competencies. In order to capitalize on this trend, the Company has established third-party logistics capabilities. As a result of the Company's size and reputation in the industry, as well as a strategic focus on the provision of logistics services as a value added service, a number of opportunities have arisen allowing the Company the opportunity to provide a broader range of logistics management services to selected chemical producers. Among these services are mode and carrier selection for truck, rail, ocean and air transportation as well as rate negotiation, carrier performance evaluation, cost analysis and, in some cases, on site management of the shipper's captive transportation function.

     The Company has developed load brokerage capabilities in order to enhance its ability to handle its customers' trucking requirements. To the extent that the Company does not have the equipment necessary to service a particular shipment, the Company will broker the load to another carrier, thereby meeting the customer's shipping needs and generating additional revenues for the Company, in the form of commissions, at attractive margins. Through its relationship with over sixty bulk carriers, the Company can assure timely response to customer needs.

MARKETING AND SALES

     The Company conducts its marketing efforts at the national, regional and local level. In addition to its 10 national account salespeople and 10 regional salespeople, a large part of the Company's marketing is conducted locally by the Company's terminal managers.

     Customers with a national presence operate at numerous plant locations throughout the U.S. The national accounts salespeople are responsible for the development of existing customer relationships in an ongoing effort to increase business at customer locations at which the Company is not the primary provider of transportation services. In addition, the national accounts salespeople are responsible for developing new customer relationships with national chemical producers. Historically, the Company has had a very loyal customer base, which makes the national accounts development approach particularly successful.

     The regional sales force concentrates primarily on the development and maintenance of customers in geographic areas in which the Company already has established operations. The regional sales persons are further supported by the sales efforts of terminal managers who also have responsibility for business development in their respective markets.

     The Company markets its tank cleaning services through a sales organization comprised of three regional sales managers reporting to a Vice President of Sales and Marketing. The regional sales managers are responsible for increasing sales revenues within their respective territories. Territories are organized geographically with each encompassing two operating regions and between six and eleven cleaning facilities. The sales effort is enhanced by the active participation of seven regional general managers and 30 facility managers.

     The Company's third-party logistics marketing effort, which is conducted by four people, targets chemical producers and related companies that have significant transportation expenses.

CUSTOMERS

     The Company's client base consists of many of the largest chemical producers in the U.S. The Company is a core carrier for Dow Chemical North America, E.I. DuPont de Nemours Co., Air Products and Chemicals, Inc., AlliedSignal, Inc. and Union Carbide Corporation. During 1996, the Company's top twenty-five customers accounted for approximately 55% of total revenues. Other than Dow Chemical North America which accounted for 13.7% of the Company's revenues in 1996, no other customer represented more than 5% of the Company's 1996 revenues.

     Most business is priced on a revenue per mile or per load basis and includes an adjustable fuel surcharge. The Company provides electronic data interchange capability for orders and billing and maintains a centralized customer satisfaction center which furnishes logistics services, rate quotes and research.

     The Company's customer service function is operated on a centralized basis in order to ensure that each customer's order or inquiry is handled on an expeditious and consistent basis.

OWNER-OPERATORS

     The Company had a force of 1,905 drivers at June 29, 1997, of which 1,430 were owner-operators and 475 were Company employees. Owner-operators supply one or more tractors to the Company and are compensated on the basis of a fixed percentage of the revenue generated from the shipments they haul. In addition, owner-operators pay all expenses associated with their tractors, including wages, benefits, fuel, insurance, maintenance, highway use taxes and debt service. While under contract with the Company, owner-operators must drive exclusively for the Company.

     The Company dedicates significant resources to recruiting and retaining owner-operators and employee drivers. The Company's 1996 driver turnover ratio of approximately 30% is considered low by industry standards. All drivers are subject to specified guidelines relating to driving experience, safety records and tank truck experience. In addition, all drivers must participate in the Company's driving school and must pass a physical examination in accordance with DOT guidelines.

INFORMATION TECHNOLOGY

     The Company is currently investing approximately $10 million in a proprietary information technology system to support the Company's operations. The information technology project will: (i) centralize customer service order taking, load scheduling and provide a computerized load optimization model, which is designed to lower Company costs and improve driver and asset utilization, (ii) provide field operating personnel with customer account and profitability data on a real time basis, and (iii) improve the speed and accuracy of billing and customer load status reporting through utilization of satellite transmission of information to the Company's customer service center. The new system is expected to be fully implemented by the first quarter of 1998 and provide productivity and cost benefits to the Company.

     Most of the Company's tractor fleet, including both Company-owned and owner-operator tractors, are equipped with OmniTRACS(Registered) mobile satellite communications systems which provide continuous monitoring and two-way communications with tractors in transit. This information is used to track load status, optimize the use of drivers and equipment and respond to emergency situations. The Company's Internet Website enables customers to access the OmniTRACS(Registered) system to view the exact status of their loads in transit at their convenience.

REVENUE EQUIPMENT

     The Company's equipment consists primarily of tractors and specialized trailers which can accommodate a broad range of specialty and commodity chemicals. At June 29, 1997, the Company's fleet was comprised of 1,813 tractors, of which 491 were owned by the Company and the remaining 1,322 were owned or leased by owner-operators. The Company owned 3,433 tank trailers at June 29, 1997 which have an average age of 14 years. Tractors and trailers are typically financed with either debt or capital lease financing. A significant portion of tractors are rebuilt after 500,000 miles of service which is a cost effective alternative to purchasing new tractors. Tank trailers have a useful life of more than 20 years. A typical tank trailer measures 42.5 feet in length, eight feet in width and 10.5 feet in height. The volume of the trailer ranges from 5,000 to 7,000 gallons with a payload capacity of up to 55,000 pounds. The cost of a new standard stainless steel tank trailer ranges from $47,000 to $85,000, depending on specifications.

SUPPLIERS

     The number of vendors used by the Company has been reduced over the years in an effort to achieve operating efficiencies. There is no concentration of goods and services procured from any one supplier. Fuel, tires and hoses are sourced from a variety of vendors and there are no national contracts covering these purchases. Brenner Tank, Inc. is the supplier of choice for tank trailers, and Pentron, Inc. performs substantially all of the Company's tank repairs. Tractor rebuilding is handled by Lehigh Consolidated Industries. Communications equipment is purchased from a variety of sources.

PATENTS AND TRADEMARKS

     The Company owns patents, trademarks, tradenames and service marks which assist in maintaining its competitive position. QualaWash(Registered), a service mark used in the Company's tank cleaning operations, is of primary importance to the Company. Other significant rights include the trademarks Chemshuttle(Registered) and Bulkmodal(Registered). The Company believes that other than QualaWash, no single patent, trademark or other individual right is of such importance, and, accordingly, the expiration or termination thereof would not materially affect its business.

TERMINALS AND FACILITIES

     The Company maintains a network of 105 terminals located throughout the U.S. and Canada, which are strategically located near customers' plants. Terminals are staffed with two to six people including a terminal manager, driver manager and administrative support personnel. Each terminal manager is responsible for profitability and asset utilization. Administrative personnel perform billing and payroll functions, process accounts payable and review driver logs. The Company conducts equipment maintenance services at 39 terminal locations. The Company also operates 30 tank cleaning facilities, of which 24 are co-located with Company trucking terminals.

     Set forth below are the locations of the Company's terminals and QualaWash facilities as of June 29, 1997:

                                                   NUMBER OF                                                       NUMBER OF
                                    NUMBER OF      QUALAWASH                                      NUMBER OF        QUALAWASH
           LOCATION                 TERMINALS     FACILITIES                LOCATION              TERMINALS       FACILITIES
           --------                 ---------     ----------                --------              ---------       ----------

Alabama.......................          2             --     Missouri......................           1               --

California....................          4              2     New Jersey....................           8                3

Connecticut...................          3              1     New York......................           6                2

Delaware......................          1             --     North Carolina................           4                2

Florida.......................          1             --     Ohio..........................           3                1

Georgia.......................          7              3     Oregon........................           1               --

Illinois......................          6              1     Pennsylvania..................          14               --

Kentucky......................          4              1     South Carolina................           4                3

Louisiana.....................          6              2     Tennessee.....................           5                2

Maine.........................          1             --     Texas.........................           9                3

Maryland......................          2             --     Virginia......................           1               --

Massachusetts.................          1             --     West Virginia.................           5                2

Michigan......................          3              2     Canada........................           3               --

QUALITY ASSURANCE

     EnviroPower, Inc., a subsidiary of the Company, provides an audit function for the Company's tank cleaning facilities which is intended to ensure disposition of tank cleaning waste materials in compliance in all material respects with applicable environmental laws and regulations. EnviroPower, Inc. also provides the same audit function for any tank cleaning facility which provides tank cleaning services to the Company.

EMPLOYEES

     At June 29, 1997, the Company had 1,461 employees, including 475 drivers, 136 mechanics, 203 tank cleaning personnel and 647 support personnel including clerical, administrative, dispatch and executive personnel. In addition, at June 29, 1997 the Company's driver force included 1,430 owner-operators, who are independent contractors.

     As of June 29, 1997, employees covered under various collective bargaining agreements included 284 drivers, 75 mechanics and 122 tank cleaning personnel. All other personnel are non-union employees. Owner-operators operate under standardized lease agreements and are responsible for their own equipment and benefits.

     The Company believes that relations with its employees are satisfactory.

RISK MANAGEMENT AND INSURANCE; SAFETY

     The primary risks associated with the Company's business are bodily injury and property damage, workers' compensation claims and to a lesser extent cargo loss and damage. The Company maintains insurance against these risks and is subject to liability as a self insurer to the extent of deductible amounts under each policy. The Company currently maintains liability insurance for bodily injury and property damage in the amount of $100 million per incident, subject to a deductible per incident of $1 million (reduced from $2 million for occurrences after March 30, 1997) and an aggregate annual stop loss of $5.5 million (reduced from $9.0 million for occurrences after March 30, 1997). The Company's current deductible for workers' compensation is $500,000 per claim. As a result of the Company's favorable safety record, the Company recently reset its insurance programs and improved its liability coverages effective March 30, 1997 at an annual fixed cost reduction of $600,000.

     The Company's cost of risk was 1.7% of revenue for 1996, which the Company believes is low as compared to the industry average. This performance is the result of careful driver recruiting, extensive driver training and the emphasis on a safety conscious culture throughout the Company. In 1996, the Company had
 .65 reportable accidents per million miles, as compared to .80 for the tank truck industry as a whole. The Company has received national safety awards from the National Tank Truck Carriers Association in each of the past five years including first place as safest carrier in 1995 and 1996. The Company received the American Trucking Association's first place safety award in 1995 and for 20 years has received the U.S. Department of Transportation's highest safety rating.

     The Company employs a safety staff of 12 professionals who manage the Company's Safety and Emergency Response System that is deployed throughout the Company's terminals and other facilities nationwide. The Company also employs safety specialists to perform compliance checks and conduct safety tests throughout the Company's operations. Chemical Leaman's safety programs include training seminars, mandatory preemployment drug testing, random post employment drug testing, driver safety meetings, safety bulletins and participation in national safety associations. In addition, every new driver is required to attend a one week program at the Company's driver training school in Indianapolis, Indiana, which includes intensive safety instruction.

FUEL AVAILABILITY AND COST

     The Company has fuel surcharge provisions in many of its customer contracts which limit the Company's risk with respect to changing fuel prices. In addition, the Company's owner-operators are responsible for supplying their own fuel. The Company has a fuel purchase program for owner-operators pursuant to which the Company negotiates fuel discounts which are passed along to owner-operators. However, any increase in fuel taxes or fuel prices that are not able to be passed along to the Company's customers, or any interruption in the supply of fuel, could have a material adverse impact on the Company's operating results.

COMPETITION

     The tank truck industry is highly competitive and is fragmented. The Company competes primarily with other tank truck carriers which have intrastate and interstate operating authority and, to a lesser extent, with railroad and barge transportation companies. Intermodal transportation has increased in recent years as reductions in train crew size and the development of new rail technology have reduced costs of intermodal shipping. Competition from non-trucking modes of transportation and from intermodal transportation would likely increase if state or federal fuel taxes were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

     Competition is based primarily on rates and service. The Company believes that it enjoys competitive advantages over other tank truck carriers due to its overall fleet size, its reputation in the industry for service, the wide range of equipment it offers, its offering of value-added services and its nationwide network of terminals and tank cleaning facilities.

     The Company's largest competitors in the transportation of liquid chemicals are Trimac Transportation, Montgomery Tank Lines, Matlack Systems Inc., DSI Transports Inc., Superior Carriers and Central Transport. The Company competes in the dry bulk transportation segment primarily with Bulkmatic Transport Co. and A&R Transport Inc.

     The Company also competes with other motor carriers for the services of Company drivers and owner-operators. The Company's overall size and its reputation for good relations with owner-operators have enabled it to attract an adequate number of qualified professional drivers and owner-operators. See "Risk Factors - Availability of Drivers."

     Competition in the tank cleaning services industry comes from independently-owned and operated facilities and certain large bulk carriers that also conduct tank cleaning operations. The Company competes for tank cleaning business on a national scale primarily with Allwaste Tank Cleaning Inc. and Brite-Sol, a division of Matlack, Inc. The Company competes primarily based on its ability to provide high quality tank cleaning with quick turnaround time, utilizing environmentally sound procedures, at facilities located in close proximity to major interstate highways and central dispatching points for tank trailers.

REGULATION

     Interstate and intrastate motor carriage has been substantially deregulated as a result of the enactment of the Motor Carrier Act of 1980, the Trucking Industry Regulatory Reform Act of 1994, the Federal Aviation Administration Authorization Act of 1994 and the ICC Termination Act of 1995. Carriers can now readily enter the trucking industry and rates and services are largely free of regulatory controls. However, interstate motor carriers do remain subject to certain regulatory controls imposed by agencies within the DOT, such as the Federal Highway Administration and the Surface Transportation Board. In addition, the Company's operations are subject to various environmental laws and regulations, including laws and regulations dealing with underground fuel storage tanks and ownership of property that may contain hazardous substances and laws and regulations governing air emissions. The trucking industry may in the future become subject to stricter air emission standards regulation, including requirements that manufacturers produce cleaner-running tractors and that fleet operators perform more rigorous inspection and maintenance procedures.

     There are additional regulations specifically relating to the tank truck industry including testing and specifications of equipment and product handling requirements. Interstate motor carriers are also subject to regulations relating to noise emissions standards. The Company may transport most types of freight to and from any point within the contiguous 48 states over any route selected by the Company. The trucking industry is subject to possible regulatory and legislative changes (such as increasingly stringent environmental regulations or limits on vehicle weight and size) that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. In addition, the Company's tank wash facilities are subject to stringent local, state and federal environmental regulations.

     Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. For example, the DOT has issued regulations governing the transportation of hazardous materials. Such matters as weight and dimension of equipment are also subject to federal and state regulations. Since 1989, DOT regulations have imposed mandatory drug testing of drivers. To date, the DOT's national commercial driver's license and drug testing requirement have not adversely affected the availability to the Company of qualified drivers. New alcohol testing rules adopted by the DOT in January 1994 became effective in January 1995. These rules require certain tests for alcohol levels in drivers and other safety personnel. The Company does not believe the rules will adversely affect the availability of qualified drivers.

     The Federal Aviation Administration Authorization Act of 1994, which became effective on January 1, 1995, essentially deregulated intrastate transportation by motor carriers. This Act preserves state authority to impose highway route controls or limitations based upon the size or weight of a motor vehicle or limitations based upon the hazardous nature of the cargo. More importantly, this Act prohibits individual states from regulating pricing or service levels and strictly limits state regulation over entry or exit. The states retained the right to continue to require certification of carriers, but this certification is based only upon two primary fitness criteria: safety and insurance. Prior to January 1, 1995, the Company had intrastate authority in many of the contiguous 48 states. Since that date, the Company has either been "grandfathered in" or has obtained the necessary certification to continue to operate in the states in which the Company provides intrastate service. In states that the Company was not previously authorized to operate, it has obtained certificates (or permits) allowing it to operate or is in the process of obtaining such certificates.

     From time to time, various legislative proposals are introduced to increase federal, state, or local taxes, including taxes on motor fuels. The Company cannot predict whether, or in what form, any increase in such taxes applicable to the Company will be enacted.

ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and foreign laws and regulations, including those governing the use, storage, handling, transport, generation, treatment, release, discharge and disposal of certain hazardous materials, substances and wastes, and petroleum (collectively "Hazardous Materials"), the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). As such, the nature of the Company's operations exposes it to the risk of claims with respect to such matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims.

     The Company believes that it is in compliance in all material respects with all applicable Environmental Laws. Changes in Environmental Laws have resulted in claims against the Company which arise from unintentional contamination as a consequence of past waste disposal and treatment practices. Company management has instituted policies and procedures intended to achieve compliance with all applicable Environmental Laws. Compliance with such Environmental Laws is one of the principal cornerstones of its business strategy due to its critical importance to both the customer and the Company's operations.

     Environmental issues confronting the Company may be separated into two separate and distinct categories. The first category is exposure to remedial and investigatory costs associated with the Company's historic operations. The second is exposure to costs associated with ongoing environmental compliance. The Company's wholly-owned subsidiary, EnviroPower, Inc., is staffed with environmental experts who manage the Company's environmental exposure relating to historical operations and develop policies and procedures, including periodic audits of the Company's terminals and tank cleaning facilities, in order to minimize the existence of circumstances that could lead to future environmental exposure. None of the current audits has identified any material potential liability under Environmental Laws at or involving existing Company facilities, except for the Bridgeport, New Jersey site and certain other sites discussed below. EnviroPower manages and oversees the Company's involvement in two sites located in Bridgeport, New Jersey and West Caln Township, Pennsylvania, which have been designated as Superfund Sites by the U.S. Environmental Protection Agency ("EPA"). EnviroPower is also the Company's principal interface with the EPA and various state environmental agencies. The Company is currently solely responsible for remediation of the following two sites:

     Bridgeport, New Jersey. During 1991, the Company entered into a Consent Decree with the EPA filed in the U.S. District Court for the District of New Jersey, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 91-2637 (JFG) (D.N.J.), with respect to its site located in Bridgeport, New Jersey, requiring the Company to remediate groundwater contamination. The Consent Decree required the Company to undertake Remedial Design and Remedial Action ("RD/RA") related to the groundwater operable unit of the cleanup. Costs associated with performing the RD/RA were $1.2 million in 1996. No decision has been made as to the extent of soil remediation to be required, if any.

     In August 1994, the EPA issued a Record of Decision ("ROD") selecting a remedy for the wetlands operable unit at the Bridgeport site at a cost estimated by the EPA to be approximately

$7 million. The Company has submitted comments to the EPA that dispute the merits of the EPA's remedy. In the last quarter of 1996, the EPA issued demands to the Company for reimbursement of approximately $2.5 million in alleged EPA past response costs at the site for the groundwater and wetlands operable units, and the Company expects that additional demands may be issued in the future. The Company is involved in settlement negotiations related to the matter. The government has not made a claim against the Company for natural resource damages, if any.

     The Company is in litigation with its insurers to recover its costs in connection with the environmental cleanup at the Bridgeport site. Chemical Leaman Tank Lines, Inc. v. Aetna Casualty & Surety Co., et al., Civil Action No. 89-1543 (SSB) (D.N.J.). On April 7, 1993, the U.S. District Court for the District of New Jersey entered a judgment requiring the insurers to reimburse the Company for substantially all past and future environmental cleanup costs at the Bridgeport site. The insurers appealed the judgment to the U.S. Court of Appeals for the Third Circuit, but before the appeal was decided the Company and its primary insurer settled all of the Company's claims, including claims asserted or to be asserted at other sites, for $11.5 million. This insurer dismissed its appeal, but the excess carriers did not. On June 20, 1996, the U.S. Court of Appeals affirmed the judgment against the excess insurance carriers, except for the allocation of liability among applicable policies, and remanded the case for an allocation of damage liability among the insurers and applicable policies on a several basis. The allocation proceeding and the Company's petition for recovery of its legal costs are presently pending before the U.S. District Court. While the excess insurers are continuing to contest the extent of their coverage and the allocation methods proposed by the Company, the Company expects to receive insurance proceeds sufficient to recover substantially all of the costs of remediating the Bridgeport site, including attorney fees and expenses.

     West Caln Township, Pennsylvania. The EPA has alleged that the Company disposed of Hazardous Materials at the William Dick Lagoons Superfund Site located in West Caln Township, Pennsylvania. In 1991, the EPA issued ROD I, requiring the installation of a public water supply for some residents near the site. In November 1991, the EPA issued special notice letters to the Company and another potentially responsible party ("PRP") soliciting implementation of ROD
I. In March 1992, the EPA issued a unilateral order to the Company and the other party directing them to implement ROD I. The Company declined to comply based on its belief that it had sufficient cause not to comply.

     In April 1993, the EPA issued ROD II, selecting a remedy for the soil remediation phase of this cleanup program. The EPA and the Company agreed that the Company would be afforded the opportunity to implement its preferred remedy for the soil remediation phase and to settle its differences with the EPA regarding the public water supply issue. Pursuant to a Consent Decree lodged with the U.S. District Court for the Eastern District of Pennsylvania on October 10, 1995, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 95-CV-4264
(RJB) (E.D.P.A.), the Company paid the EPA $713,674 in June 1996, $713,674 in October 1996, and approximately $300,000 in November 1995, and established a $300,000 irrevocable standby letter of credit. These payments settled the EPA's claim relating to past response costs and failure to install a public water supply in accordance with ROD I. The Consent Decree requires the Company to make an additional payment to the EPA of $700,000 in October 1997, perform an interim groundwater remedy at the site, and finance the soil remedy. The Consent Decree does not cover the final groundwater remedy or other site remedies, or claims, if any, for natural resource damages.

     Other Environmental Matters. The Company has been named as a PRP under CERCLA and similar state laws at approximately 35 former waste treatment and/or disposal sites. In general, the Company is among several PRPs named at these sites. Based on the information known at this time, the Company's involvement at these sites generally arises from shipment of wastes by or for the Company in the ordinary course of business over many years to sites, now contaminated, that are owned and operated by third parties. Given the nature of the Company's involvement and the expected participation of a number of other PRPs at these sites, the Company does not believe its liability at these third party sites will be material. There can be no assurance, however, that costs associated with these sites, individually or in the aggregate, will not be material. The Company is also incurring expenses resulting from the remediation of certain Company-owned sites. In April 1997, the Company received a request from the New York State Department of Environmental Conservation to perform a Remedial Investigation and Feasibility Study relating to certain former surface impoundments previously closed by the Company at its Tonawanda, New York Terminal. The Company has indicated its willingness to perform a mutually acceptable Remedial Investigation and Feasibility Study. In 1994, the Company entered into an Administrative Consent Order ("ACO") with the West Virginia Division of Environmental Protection ("DEP") to undertake the investigation and remediation of a former lagoon at its former facility in Putnam County, West Virginia. In accordance with the ACO, the Company has submitted a workplan to DEP to address potential sludge and soil contamination. The extent of groundwater remediation to be required, if any, has not been determined.

     The Company has also undertaken the removal of all underground storage tanks at its owned and operated facilities. This project is being managed by EnviroPower staff and will be completed by the end of 1998 at an estimated cost of $2 million, of which $1.5 million has been expended to date.

     Although the extent and timing of the litigation, settlement and possible cleanup costs at the foregoing sites, other than certain phases of the Bridgeport and West Caln Township sites, are not reasonably estimable at this time, it is anticipated that the Company will continue to incur costs with respect to such sites and there can be no assurance that such costs will not have a material adverse effect on the Company's financial condition or results of operations. The Company has recorded total charges to income of $2.3 million and $2.4 million in 1996 and 1995, respectively, with regard to the foregoing environmental matters and expects to continue to incur costs for environmental matters generally for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is a party to a lawsuit filed in 1987 against the Company and approximately 25 other defendants in the Superior Court of New Jersey, Passaic County (A.L.U. Textile Combining Corp. et al. v. Texaco Chemical Co., et al., No. L-23905-87). The approximately 175 plaintiffs seek damages claimed to exceed $100 million resulting from a fire set to a building by trespassing arsonists. The plaintiffs allege that the Company was negligent by delivering a shipment of naphthalene to an outdoor facility where it could be ignited by trespassers. The Company has denied any liability and has asserted cross-claims against the other defendants. Discovery in the lawsuit has not yet been concluded. The Company is currently in negotiations concerning a settlement of the claim. If a settlement cannot be successfully concluded, the Company intends to defend against the lawsuit and believes that it has meritorious defenses. There can be no assurance that any settlement will be successfully concluded or that the terms of any settlement or other resolution of the lawsuit would not have a material adverse effect on the Company's financial condition or results of operations.

     In connection with a dispute between the Company and a multiemployer pension plan covering certain of the Company's union employees, the plan's trustees have threatened to terminate the Company's participation in the pension plan with respect to some of its employees. If such termination were to occur, the plan's trustees have indicated that the Company would be required to pay a partial withdrawal liability in the amount of approximately $3.8 million over a period of two years commencing in 1999. The Company is currently negotiating with the trustees concerning a possible settlement of the dispute, which would permit all of the Company's covered operations to continue to participate in the pension plan in exchange for increased future contributions. There can be no assurance that any settlement agreement will be reached. The Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations.

     In addition to the matters described above and under "Environmental Matters," the Company is a party to routine litigation incidental to its business, primarily involving claims for personal injury or property damages incurred in the transportation of chemicals. Except as described above and under "Environmental Matters," the Company is not a party to any litigation, and is not aware of any threatened claims, that could materially adversely affect the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers and directors of the Company are as follows:

                     NAME                           AGE                       POSITION
                     ----                           ---                       --------
David R. Hamilton.............................      57       Chairman of the Board, Chief Executive
                                                               Officer and President
Philip J. Ringo...............................      55       President and Chief Executive Officer of
                                                               CLTL; Director
Eugene C. Parkerson...........................      53       Executive Vice President, Administration;
                                                               President of PPI; Director
David M. Boucher..............................      48       Senior Vice President, Chief Financial
                                                               Officer, Secretary; Director
Reuben M. Rosenthal...........................      51       President of QSI and EnviroPower; Director
Fernando C. Colon-Osorio......................      48       Director
G. Michael Cronk..............................      53       Director
Charles E. Fernald, Jr........................      57       Director
Samuel C. Hamilton, Jr........................      66       Director
John H. McFadden..............................      50       Director
George McFadden...............................      56       Director
Samuel F. Niness, Jr..........................      62       Director

     David R. Hamilton is the Company's Chairman of the Board, President and Chief Executive Officer. He has been a director of the Company since 1978 and has been the Company's Chief Executive Officer since 1987. Mr. Hamilton was previously Chief Executive Officer of Szabo Food Services, Inc., Oak Brook, Illinois. He is a graduate of Rice University (AB) and the Harvard Business School (MBA). He is the brother of Samuel C. Hamilton, Jr., a director of the Company.

     Philip J. Ringo has served as the President and Chief Executive Officer of CLTL and a director of the Company since 1995. He joined the Company in 1995, having previously served as President of The Morgan Group, Inc. and Chief Executive Officer of Morgan Drive Away, Inc., Elkhart, Indiana from 1992 to 1995. Mr. Ringo is a graduate of Princeton University (BA) and the Harvard Business School (MBA). He has served as a director of Genesee and Wyoming Industries since 1978.

     Eugene C. Parkerson is Executive Vice President, Administration of the Company. He has served as a director of the Company since 1987 and as the President of PPI since 1990. Prior to joining the Company as Senior Vice President in 1987, Mr. Parkerson served as Executive Vice President of Szabo Food Services, Inc. He is a graduate of the University of Utah (BS) and the University of Kansas (MBA).

     David M. Boucher joined the Company in 1994 as Senior Vice President, Chief Financial Officer, Secretary and a director of the Company. Prior to that, he was the Chairman of the Board and Chief Executive Officer of IVT Group, Inc., a company engaged in title insurance underwriting, from 1989 to 1994 and Chairman of the Board and Chief Executive Officer of Fidelity Bond and Mortgage Company from 1987 to 1989. From 1974 to 1987, Mr. Boucher served in various capacities with Fidelity Bank, N.A., most recently as Senior Vice President and Head of Merchant Banking. He is a graduate of Susquehanna University (BS) and Drexel University (MBA).

     Reuben M. Rosenthal has been the President of QSI since 1996 and the President of EnviroPower, Inc. since 1993, and he serves as a director of the Company. From 1989 to 1993, Mr. Rosenthal was the Company's Senior Vice President, Sales and Marketing. Prior to that, he was Senior Vice President at Emery Worldwide/Purolator Courier. Mr. Rosenthal is a graduate of the University of Maryland (BA).

     Fernando C. Colon-Osorio is a director of the Company. He has been the President and Chief Executive Officer of Acumen Consulting Group, Inc. since 1994. From 1993 to 1994, Mr. Colon-Osorio was President of Advanced Modular Solutions. From 1992 to 1993, he served as Executive Vice President of Kendall Square Research. Mr. Colon-Osorio is a graduate of the University of Puerto Rico
(BS) and the University of Massachusetts (MS, PhD).

     G. Michael Cronk is a director of the Company. He is currently President of International, ARAMARK Global Food and Support Services. Mr. Cronk joined ARAMARK in 1980, where he has held a variety of management and executive positions. He is a graduate of St. Martin's College (BS) and attended the Advanced Management Program at the Harvard Business School.

     Charles E. Fernald, Jr. has served as a director of the Company since 1976. He is currently President of Transport Capital Advisors, a transportation consulting firm. Mr. Fernald served as Chief Financial Officer of the Company from 1974 until 1994. He is a graduate of the University of Notre Dame (BBA) and Drexel University (MBA).

     Samuel C. Hamilton, Jr. has been a director of the Company since 1991. He is a self-employed petroleum geologist and real estate investor. Mr. Hamilton is a graduate of the University of Texas (BA, BS, MA). He is the brother of David
R. Hamilton, the Chairman of the Board, Chief Executive Officer and President of the Company.

     John H. McFadden has been a director of the Company since 1988. Since 1995, he has been a partner in the law firm of McFadden, Pilkington & Ward. From 1987 to 1995, he was a partner in the law firm of Pepper, Hamilton & Scheetz, LLP. He is a graduate of Harvard University (AB), Columbia University (MBA) and Fordham University (JD). Mr. McFadden is the brother of George McFadden, a director of the Company.

     George McFadden is a director of the Company. He has been a partner in the investment firm of McFadden Brothers since 1978. He is a graduate of Vanderbilt University (BA) and Columbia University (MBA). Mr. McFadden is also a director of Triangle Pharmaceuticals, Inc. and Ball Corporation. Mr. McFadden is the brother of John McFadden, a director of the Company.

     Samuel F. Niness, Jr. has been a director of the Company since 1971. Mr. Niness retired as Chairman of the Board and President of the Company in October of 1987. He is a graduate of Trinity College (BA).

DIRECTOR COMPENSATION

     The Company pays cash compensation to outside board members who are not otherwise consultants to the Company. Each such board member is entitled to receive $4,000 for each meeting of the Board of Directors, or any committee thereof, attended by such board member in person or by telephone.

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal year ended December 31, 1996, certain compensation information with respect to the Company's Chief Executive Officer and the four other executive officers whose total annual salary and bonus exceeded $100,000 during 1996 (the "named executive officers").

                                                                          ANNUAL COMPENSATION
                                                                    -------------------------------     ALL OTHER
                  NAME AND PRINCIPAL POSITION                       YEAR     SALARY ($)   BONUS ($)  COMPENSATION ($)
                  ---------------------------                       ----     ----------   ---------  ----------------
David R. Hamilton...............................................       1996  $ 1,365,559  $ 375,000     $   35,561(1)
  Chairman, Chief Executive Officer and President

Eugene C. Parkerson.............................................       1996      272,058          0        188,922(2)
  Executive Vice President - Administration; and President of
    PPI

David M. Boucher................................................       1996      222,673    100,000              0
  Senior Vice President, Chief Financial Officer and Secretary

Philip J. Ringo.................................................       1996      324,035     96,278              0
  President and Chief Executive Officer of CLTL

Reuben M. Rosenthal.............................................       1996      230,769    110,000        144,470(3)
  President and Chief Executive Officer of QSI and EnviroPower

 ------------------
(1) Consists of $3,535 in split dollar life insurance premiums and $32,026 in death benefit only life insurance premiums.

(2) Consists of $180,000 in additional compensation paid to Mr. Parkerson in connection with the Company's repurchase of stock options; $3,097 in split dollar life insurance premiums; and $5,825 in death benefit only life insurance premiums.

(3) Consists of $135,000 in additional compensation paid to Mr. Rosenthal in connection with the Company's repurchase of stock options; $2,852 in split dollar life insurance premiums; and $6,618 in death benefit only life insurance premiums.

EMPLOYMENT CONTRACT

     The Company has entered into an Employment Agreement (the "Agreement") with Mr. Ringo, the President of CLTL, effective July 14, 1995, which provides for a minimum annual base salary of $300,000, a bonus based on the attainment of certain operating goals, and certain fringe benefits. In the event Mr. Ringo's employment is terminated due to disability, Mr. Ringo will continue to receive his annual compensation until disability payments commence. In the event that Mr. Ringo's employment is terminated by the Company within the first three years for any reason other than just cause, the Agreement requires the Company to pay Mr. Ringo one year's base salary and to continue health insurance benefits for Mr. Ringo and his dependents for one year; provided, however, that if Mr. Ringo is reemployed within a one-year period after termination, these severance benefits will be reduced by the amount of compensation Mr. Ringo receives from such employment. If there is a change of control of the Company within five years from the date of the Agreement such that David Hamilton and George McFadden no longer control the Company, the Agreement allows Mr. Ringo to terminate his employment and receive two years' base salary, plus health benefits for up to two years.

     The Agreement also entitles Mr. Ringo to various rights with respect to his Company Common Stock, including registration rights, tag-along rights in the event David Hamilton and George McFadden elect to sell their shares in the Company to a third-party, and preemptive rights. In the event the Company elects to redeem certain outstanding shares of its capital stock, the Agreement gives Mr. Ringo the right to purchase additional shares of Common Stock to increase his equity ownership in the Company to 3% on a fully-diluted basis. In addition, the Agreement (i) requires the Company to buy back Mr. Ringo's shares upon termination of his employment due to his death or disability, and (ii) grants the Company the right to purchase any or all of Mr. Ringo's stock if his employment is terminated at any time for just cause. In addition, the Agreement provides that the Company will indemnify Mr. Ringo for reasonable attorneys' fees and litigation costs in the event his former employer commences a lawsuit based on alleged violations of the non-compete agreement entered into by Mr. Ringo and his former employer.

     Under the provisions of separate stock purchase agreements between the Company and Messrs. Boucher, Parkerson and Rosenthal, pursuant to which they purchased certain shares of Common Stock of the Company (see "Certain Transactions" below), if during their term of employment with the Company, either David Hamilton ceases to serve as the Company's Chairman and Chief Executive Officer or David Hamilton and George McFadden cease to control the Company, each of Messrs. Boucher, Parkerson and Rosenthal will be entitled to terminate his employment with the Company and receive his base salary and benefits for twelve months after such termination.

PENSION PLAN

     Substantially all salaried non-union employees of the Company, including the Company's executive officers, are eligible to participate in a Company pension plan. The plan is a qualified plan under the Internal Revenue Code and provides benefits funded by Company contributions. Contributions are paid to a Master Trustee for investment. Benefits are subject to maximum limitations under the Internal Revenue Code. Therefore, with regard to 1996, the maximum salary that can be recognized under the plan is $150,000 and the maximum benefit at age 65 is limited to $120,000. The following table is representative of the annual benefits payable under the Company's pension plan to an employee currently age 65, whose remuneration remained unchanged during the last five years of employment and whose benefits will be paid for the remainder of the employee's life.

                               PENSION PLAN TABLE

                                                                               YEARS OF SERVICE
  COVERED                                                         ------------------------------------------
REMUNERATION*                                                        10         20         30         40
-------------                                                     ---------  ---------  ---------  ---------
$ 75,000........................................................  $   9,375  $  18,750  $  28,125  $  37,500
 100,000........................................................     12,500     25,000     37,500     50,000
 125,000........................................................     15,625     31,250     46,875     62,500
 150,000........................................................     18,750     37,500     56,250     75,000
 175,000........................................................     18,750     37,500     56,250     75,000
 200,000........................................................     18,750     37,500     56,250     75,000
 300,000........................................................     18,750     37,500     56,250     75,000
 400,000........................................................     18,750     37,500     56,250     75,000

------------------
* "Covered Remuneration" for the named executive officers means the amount shown in the salary column of the Summary Compensation Table. Credited full years of service for the named executive officers are as follows: Mr. Hamilton, 9 years; Mr. Parkerson, 9 years; Mr. Rosenthal, 6 years; Mr. Boucher, 2 years; and Mr. Ringo, 1 year. The amounts shown in the Pension Plan Table do not reflect any deduction for Social Security or other offset amounts.

                              CERTAIN TRANSACTIONS

     In 1995 and 1996, the Company sold shares of Common Stock to certain of its officers and directors. As consideration for these shares, certain executive officers and directors executed promissory notes in favor of the Company. In September 1996, Mr. Boucher purchased 8,750 shares for $262,500, payable under a promissory note bearing interest at an annual rate of 7.25% and maturing in September 2006. In September 1996, Mr. Parkerson purchased 11,650 shares for $349,500, of which $104,656 was paid in cash and $244,844 is payable under a promissory note bearing interest at an annual rate of 7.25% and maturing in September 2006. In August 1995 and September 1996, Mr. Ringo purchased a total of 17,450 shares for $523,500, payable under (i) a promissory note for $67,500, bearing interest at an annual rate of 7.25% and maturing in December 2005, and
(ii) a promissory note for $456,000, bearing interest at an annual rate of 6.83% and maturing in December 2004. In September 1996, Mr. Rosenthal purchased 8,750 shares for $262,500, of which $74,412 was paid in cash and $188,088 is payable under a promissory note bearing interest at an annual rate of 7.25% and maturing in September 2006. In September 1996, Mr. Colon-Osorio purchased 6,975 shares for $209,250, payable under a promissory note bearing interest at an annual rate of 7.25% and maturing in September 2006.

     In September 1996, the Company paid $180,000 to Eugene Parkerson in consideration of the cancellation of an option for the purchase of 10,000 shares of the Company's Common Stock. Also, in September 1996, the Company paid $135,000 to Reuben Rosenthal in consideration of the cancellation of an option for the purchase of 7,500 shares of the Company's Common Stock.

     On January 25, 1995, the Company extended a loan to David Hamilton in the principal amount of $2,500,000 pursuant to a promissory note with a maturity date of December 31, 2004 and interest payable annually at the rate of 8.25%. On January 2, 1996, the Company extended a loan to Mr. Hamilton in the principal amount of $1,000,000 pursuant to a promissory note with a maturity date of December 31, 2004 and interest payable annually at the rate of 6.5%. Mr. Hamilton paid interest to the Company with respect to these loans in the amount of $91,605 in 1995 and $260,388 in 1996.

     In 1988, David Hamilton purchased Common Stock from the Company and paid for the stock by executing a $1,520,000 promissory note in favor of the Company. The promissory note matures in 1998 and bears interest at an annual rate of 9.39%. Mr. Hamilton made interest payments to the Company under the note in the amount of $142,728 in each of 1994, 1995 and 1996.

     As of June 29, 1997, the Company advanced $683,116 to David Hamilton, its Chairman, President and Chief Executive Officer. The non-interest bearing advance is repayable on demand.

     On January 1, 1995, the Company and George McFadden, a director of the Company, entered into a consulting agreement under which Mr. McFadden renders advice and assistance with respect to investment banking matters, general corporate finance matters and the management of the Company's pension plans. The agreement provides for Mr. McFadden to receive a monthly consulting fee of $60,000, plus additional amounts as determined from time to time by the Board of Directors of the Company. The agreement is terminable by either party upon 18 months prior written notice. Payments to Mr. McFadden for these services included $720,000 in 1994, $730,000 in 1995 and $1,251,000 in 1996.

     On December 11, 1995, Chemical Leaman and Acumen Consulting Group, Inc. ("Acumen") entered into a Service Agreement under which Acumen agreed to assist in the development and implementation of the Company's new information technology system on a fee for service basis. The president, controlling stockholder and a director of Acumen is Fernando Colon-Osorio, a director of the Company. In 1995 and 1996, Chemical Leaman paid $670,000 and $2,525,000, respectively, to Acumen for services rendered under the Service Agreement. In addition, on July 1, 1996, the Company and Mr. Colon-Osorio entered into a Consulting Agreement for Mr. Colon-Osorio to assist the Company with the management of its new information technology system. The Consulting Agreement provides for Mr. Colon-Osorio to receive a consulting fee of $20,834 per month and the potential to receive a bonus of up to 100% of the base consulting fee, payable at the end of 1996 and 1997. The Consulting Agreement has a termination date of December 31, 1997.

     On June 10, 1994, in connection with the termination of his position as Chief Financial Officer of the Company, Charles Fernald, Jr., a director of the Company, entered into an agreement under which the Company agreed to pay Mr. Fernald $131,729 from June 18, 1994 until June 17, 1995, $100,000 per year from June 18, 1995 until June 17, 1998 and $10,000 per year from June 18, 1998 until December 31, 2004. Under the agreement, the Company also reimburses Mr. Fernald for payment of medical insurance premiums.

     On July 1, 1992, the Company and Samuel Niness, Jr., a director of the Company, entered into a consulting agreement under which Mr. Niness renders advice to the Company and agreed not to compete with the Company in exchange for a monthly fee of $4,500. The consulting agreement terminates on June 30, 1999.

     In 1994 and 1995, John McFadden, a director of the Company, was a partner of Pepper, Hamilton & Scheetz LLP, which renders legal services to the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of June 29, 1997 with respect to each of the Company's directors, the named executive officers, all directors and executive officers as a group and each person who owns more than 5% of the Company's Common Stock.

                                                                     NUMBER OF
                                                                       SHARES            PERCENTAGE OF
                                                                    BENEFICIALLY      OUTSTANDING SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                OWNED            OF COMMON STOCK
---------------------------------------                            --------------     ------------------
David R. Hamilton..............................................          216,600(2)             37.3%
George McFadden................................................          186,200(3)             32.0%
John H. McFadden...............................................           43,400                 7.5%
G. Michael Cronk...............................................           13,600                 2.3%
Samuel F. Niness, Jr...........................................               --                  --
David M. Boucher...............................................            8,750                 1.5%
Philip J. Ringo................................................           17,450                 3.0%
Eugene C. Parkerson............................................           11,650                 2.0%
Samuel C. Hamilton, Jr.........................................            1,000                  .2%
Charles E. Fernald, Jr.........................................               --                  --
Reuben M. Rosenthal............................................            8,750                 1.5%
Fernando C. Colon-Osorio.......................................            6,975                 1.2%
Karen Szabo Lloyd..............................................           30,200(4)              5.2%
Directors and executive officers as a group
  (12 persons).................................................          518,445                89.2%

------------------

(1) Unless otherwise specified, the address of each listed beneficial owner is 102 Pickering Way, Exton, PA 19341.

(2) Includes 61,200 shares held in trust for the benefit of Mr. Hamilton's children.

(3) Includes 35,800 shares owned by other family members and 105,200 shares owned in trust for the benefit of Mr. McFadden and other family members.

(4) Issuable upon conversion of preferred stock.

                         NEW REVOLVING CREDIT FACILITY

     In connection with the Offering of the Old Notes, Chemical Leaman Corporation entered into a revolving credit facility with CoreStates Bank, N.A. (the "New Revolving Credit Facility"). The New Revolving Credit Facility provides for up to $20 million of revolving loans and letters of credit. Borrowings under the New Revolving Credit Facility may be used for working capital and the purchase of revenue equipment. Amounts outstanding under the New Revolving Credit Facility will bear interest at a variable rate at the Company's election of (i) the Base Rate (as defined therein) plus 1/2% or (ii) LIBOR (as defined therein) plus 1.80%. The Company will be required to pay a letter of credit fee of 1.80% per annum of letters of credit outstanding and a commitment fee of 3/8% per annum of the unused portion of the facility. In addition, a $100,000 administrative fee was payable at the closing. The New Revolving Credit Facility will mature in June 2000, subject to a maximum of two annual extensions at the option of the Company upon the approval of CoreStates. The New Revolving Credit Facility was undrawn at the closing of the Offering, except for $3.9 million of stand-by letters of credit which were rolled over from an existing facility.

     The New Revolving Credit Facility will be secured by $25 million of revenue equipment held by Chemical Leaman Corporation and availability under the facility is limited to 80% of the value of such equipment. Borrowings under the New Revolving Credit Facility are subject to the further condition that a material adverse change has not occurred.

     The New Revolving Credit Facility contains financial covenants including a minimum net worth test and a minimum fixed charge coverage ratio. In addition, the New Revolving Credit Facility contains covenants that restrict certain mergers, acquisitions and sales of assets, the incurrence of indebtedness, the payment of dividends, the repurchase of stock, the making of loans to shareholders and the granting of liens. In addition, the New Revolving Credit Facility prohibits a redemption or repurchase of the New Notes while a default exists under the New Revolving Credit Facility, and requires a prepayment of the New Revolving Credit Facility in the event of a repurchase of the New Notes upon a Change of Control under the Indenture. See "Description of the Notes - Change of Control" and "- Certain Definitions."

     The New Revolving Credit Facility contains customary events of default, including failure to pay principal, interest or fees when due, non-compliance with covenants, a representation or warranty shall prove to be false in any material respect, the occurrence of certain bankruptcy events, cross-defaults to other indebtedness, the existence of certain unstayed and undischarged judgments, the occurrence of a change of control under the New Revolving Credit Facility and the occurrence of a material adverse change. A change of control would occur under the New Revolving Credit Facility if the beneficial ownership of the Company's common stock by David R. Hamilton, George McFadden and John H. McFadden were to fall below 30%.

                          DESCRIPTION OF THE NEW NOTES

     The New Notes will be issued under an Indenture dated as of June 16, 1997, (the "Indenture") among the Company and First Union National Bank, as trustee (the "Trustee"). For purposes of this section, references to the "Company" mean only Chemical Leaman Corporation and not any of its subsidiaries. References to the New Notes, Old Notes or Notes include the Exchange Notes unless the context otherwise requires. Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definition of certain terms used in the following summary are set forth below under "-Certain Definitions."

GENERAL

     The New Notes will be general unsecured senior obligations of the Company limited to $100,000,000 aggregate principal amount. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the New Notes are payable, and the New Notes are transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

     The New Notes will mature on June 15, 2005. Interest on the New Notes will accrue at the rate of 10 3/8% per annum and will be payable semi-annually on each June 15 and December 15, commencing December 15, 1997, to the holders of record of New Notes at the close of business on the June 1 and December 1, respectively, immediately preceding such interest payment date. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer."

OPTIONAL REDEMPTION

     Optional Redemption. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2001, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

                                                                            REDEMPTION
YEAR                                                                          PRICE
----                                                                        -----------
2001.....................................................................      105.188%
2002.....................................................................      103.458%
2003.....................................................................      101.729%
2004 and thereafter......................................................      100.000%

     Optional Redemption upon Public Equity Offering. On or prior to June 15, 2000, the Company may, at its option, use the net proceeds of a Public Equity Offering to redeem up to 25% of the originally issued aggregate principal amount of the New Notes, at a redemption price in cash equal to 110 3/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that not less than $75 million in aggregate principal amount of Notes is outstanding following such redemption. Notice of any such redemption must be given not later than 60 days after the consummation of the Public Equity Offering.

     As used in the preceding paragraph, a "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Redeemable Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act resulting in net cash proceeds to the Company (after deducting any underwriting discounts and commissions) of at least $50 million.

     Selection and Notice. In the event that less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided, however, that no New Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that any such redemption made with the net proceeds of a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company or any other depositary). Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note will state the portion of the principal amount thereof to be redeemed. A New Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the Old Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the New Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL

     The Indenture provides that, following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company will be obligated, within 20 days after the Change of Control Date, to make an offer to purchase (a "Change of Control Offer") all of the then outstanding New Notes at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date. The Company will be required to purchase all New Notes properly tendered into the Change of Control Offer and not withdrawn.

     In order to effect such Change of Control Offer, the Company will, not later than the 20th business day after the Change of Control Date, be obligated to mail to each holder of New Notes notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and will state, among other things, the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer will be required to be kept open for a period of at least 20 business days.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the New Notes that might be tendered by holders of New Notes seeking to accept the Change of Control Offer. If the Company fails to repurchase all of the New Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "- Events of Default" below.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, in connection with the repurchase of Notes pursuant to a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed a Default.

CERTAIN COVENANTS

The Indenture contains the following covenants, among others:

     Limitation on Indebtedness. The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to, contingently or otherwise (in each case, to "incur"), the payment of any Indebtedness (including any Acquired Indebtedness); provided, however, that
(i) the Company may incur Indebtedness (including Acquired Indebtedness) and
(ii) a Restricted Subsidiary may incur Acquired Indebtedness, if, in either case, immediately after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to (i) if the date of such incurrence is on or prior to December 31, 2000, 2.00:1.0, and (ii) if the date of such incurrence is after December 31, 2000, 2.25:1.0.

     Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Indebtedness"):

          (i) Indebtedness of the Company under the New Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed $20.0 million (it being understood that additional Indebtedness may be incurred under the New Revolving Credit Facility pursuant to other provisions of this covenant);

          (ii) Indebtedness of the Company or any Guarantor under the Indenture and the Notes;

          (iii) Indebtedness of the Company or any Restricted Subsidiary not otherwise referred to in this paragraph that is outstanding on the issue date of the Old Notes ("Issue Date"), except Indebtedness to be repaid in connection with the issuance of the Old Notes;

          (iv) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, letters of credit of the Company or any Restricted Subsidiary and surety bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business, not to exceed $10.0 million in the aggregate at any time outstanding;

          (v) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary, and Indebtedness of the Company owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the New Notes; provided, however, that an incurrence of Indebtedness that is not permitted by this clause (v) shall be deemed to have occurred upon (a) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (v) to a Person (other than the Company or any Restricted Subsidiary), (b) any sale or other disposition of Capital Stock of any Restricted Subsidiary which holds Indebtedness of the Company or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary and (c) the designation of a Restricted Subsidiary which holds Indebtedness of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

          (vi) any guarantee of Indebtedness by a Restricted Subsidiary incurred in compliance with the covenant described under "- Limitations on Guarantees by Restricted Subsidiaries;"

          (vii) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary covering Indebtedness of the Company or such Restricted Subsidiary (which Indebtedness (a) bears interest at fluctuating interest rates and (b) is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate Protection

     Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (viii) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements relating to (a) Indebtedness of the Company or such Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (ix) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Restricted Subsidiary not to exceed $10.0 million in the aggregate outstanding at any time;

          (x) (a) Indebtedness of the Company or any Guarantor to the extent the proceeds thereof are used to Refinance Indebtedness of the Company or any Guarantor or any Restricted Subsidiary and (b) Indebtedness of any Restricted Subsidiary that is not a Guarantor to the extent the proceeds thereof are used to Refinance Indebtedness of any Restricted Subsidiary that is not a Guarantor, in each case incurred under the first paragraph of this covenant or Indebtedness referred to under clause (iii) (other than the Indebtedness to be repaid as described under "Use of Proceeds") of this paragraph; provided, however, that, in the case of either clause (a) or
     (b), (1) the principal amount of Indebtedness incurred pursuant to this clause (x) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness, plus any accreted value attributable thereto since the original issuance of such Indebtedness), plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company or a Restricted Subsidiary, as applicable, as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and (2) Indebtedness incurred pursuant to this clause (x) shall not reduce the Average Life to Stated Maturity of the Indebtedness so refinanced; and

          (xi) in addition to the items referred to in clauses (i) through (x) above, additional Indebtedness of the Company or any Restricted Subsidiary not to exceed an aggregate principal amount at any time outstanding of $10.0 million.

     Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions made to the Company or a Restricted Subsidiary and dividends and distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)); or

          (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary (other than any such Capital Stock owned by the Company or a Restricted Subsidiary); or

          (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Company or a Restricted Subsidiary); or

          (iv) make any Investment (other than a Permitted Investment) in any Person (other than in the Company, any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Restricted Subsidiary (provided the Company or a Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(each such payment or Investment (other than an exception thereto) described in the preceding clauses (i), (ii), (iii) and (iv) is referred to as a "Restricted Payment"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than in cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

          (A) no Default shall have occurred and be continuing;

          (B) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant described above; and

          (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of (1) 50% of cumulative Consolidated Net Income of the Company during the period (treated as one accounting period) beginning on the Issue Date and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment for which consolidated financial information of the Company is available (or, if such cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit), plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions in the form of common equity to the Company after the Issue Date or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock but including Capital Stock issued upon the conversion of convertible Indebtedness, in exchange for outstanding Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any Person (other than to a Restricted Subsidiary of the Company) after the Issue Date (excluding the net cash proceeds from any issuance and sale of Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Net Income and to the extent such disposition or repayment does not reduce the amount of Investments outstanding under clause (viii) of the second succeeding paragraph hereunder) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus
     (4) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "- Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary calculated in accordance with GAAP, provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus (5) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "- Limitation on Designations of Unrestricted Subsidiaries" below.

     For purposes of the preceding clause (C)(2), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by the Company at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by the Company, if any, upon the conversion, exchange or exercise thereof.

     None of the foregoing provisions of this covenant will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the provisions of the Indenture; (ii) so long as no Default shall have occurred and be continuing or would arise therefrom, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary); provided, however, that any such net proceeds and the value of any Capital Stock issued in exchange for such retired Capital Stock are excluded from clause
(C)(2) of the second preceding paragraph; (iii) so long as no Default shall have occurred and be continuing or would arise therefrom, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (A) Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary); provided, however, that any such net cash proceeds and the value of any Capital Stock issued in exchange for Subordinated Indebtedness are excluded from clause (C)(2) of the second preceding paragraph; or (B) Indebtedness of the Company or any Guarantor so long as such Indebtedness (1) is subordinated to the Notes and the Note Guarantees of such Guarantor, as the case may be, at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired, (2) has no Stated Maturity earlier than the Stated Maturity for the final scheduled principal payment of the Notes and (3) shall not reduce the Average Life to Stated Maturity of the Subordinated Indebtedness so redeemed, repurchased, acquired or retired; (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant "- Disposition of Proceeds of Asset Sales"; (v) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment, not to exceed $1.0 million in any consecutive 12-month period; (vi) the payment of dividends on the Outstanding Preferred Stock as required pursuant to the terms of the Company's Articles of Incorporation as in effect on the Issue Date;
(vii) the redemption of shares of the Company's Series A Preferred Stock, no par value per share, outstanding on the Issue Date required by the holder thereof after August 1, 2002 pursuant to the Company's Articles of Incorporation as in effect on the Issue Date; or (viii) Investments not to exceed $5.0 million in the aggregate outstanding at any time. In computing the amount of Restricted Payments previously made for purposes of clause (C) of the second preceding paragraph, Restricted Payments under the immediately preceding clauses (i),
(iv), (v), (vi), (vii) and (viii) shall be included.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any of their respective Affiliates or any beneficial holder of 10% or more of any class of Capital Stock of the Company or any officer, director or employee of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from Persons who do not have such a relationship, (ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $1.0 million, the Company shall have delivered an officers' certificate to the Trustee certifying that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Board of Directors of the Company, including a majority of the disinterested directors of the Board of Directors of the Company, and (iii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $5.0 million, the Company shall have obtained a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction or series of Affiliate Transactions

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

are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law; (iii) the issue and sale by the Company to its stockholders of Capital Stock (other than Redeemable Capital Stock); (iv) any dividends made in compliance with "- Limitation on Restricted Payments" above; (v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;
(vi) the incurrence of intercompany Indebtedness permitted pursuant to clause
(v) of the second paragraph of "- Limitation on Indebtedness" above; (vii) Affiliate Transactions consummated prior to the Issue Date and any renewal or replacement thereof on terms and conditions no less favorable in any respect than that existing on the Issue Date; (viii) payments to George McFadden pursuant to the Consulting Agreement (as in effect on the Issue Date) not to exceed $1.25 million in any fiscal year (exclusive of reimbursement of expenses) of; (ix) loans and advances to David R. Hamilton made after the Issue Date not to exceed $350,000 in the aggregate at any one time outstanding; and (x) payments to Acumen Consulting Group, Inc. as required by and pursuant to the terms of the Service Agreement (as in effect on the Issue Date).

     Disposition of Proceeds of Asset Sales. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and
(ii) at least 85% of such consideration consists of (A) cash or Cash Equivalents, (B) properties and capital assets to be used in the same line of business being conducted by the Company or any Restricted Subsidiary on the Issue Date or (C) Capital Stock in any Person which thereby becomes a Restricted Subsidiary whose assets consist primarily of properties and capital assets used in the same line of business being conducted by the Company or any Restricted Subsidiary on the Issue Date. The amount of any (i) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and (ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are converted, sold or exchanged within thirty days of the related Asset Sale by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

     The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to (x) repay Indebtedness of the Company or any Restricted Subsidiary which is secured by a Lien on the assets or property of the Company or a Restricted Subsidiary which was the subject of such Asset Sale and permanently reduce any related commitment or (y) repay any Indebtedness (other than Subordinated Indebtedness and other than any Indebtedness owed to the Company or any Restricted Subsidiary) of the Company or any Guarantor in an amount not to exceed the Other Senior Debt Pro Rata Share and permanently reduce any related commitment, or (ii) commit in writing to acquire, construct or improve properties and capital assets to be used in the same line of business as being conducted by the Company or any Restricted Subsidiary on the Issue Date and so apply such Net Cash Proceeds within 365 days after the receipt thereof.

     To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied, or the Company determines not to so apply such Net Cash Proceeds, within 365 days of such Asset Sale as described in clause (i) or (ii) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 365th day or at any earlier time after such Asset Sale, make an offer to purchase (the "Asset Sale Offer") all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Asset Sale Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph. An Asset Sale Offer will be required to be kept open for a period of at least 20 business days.

     With respect to any Asset Sale Offer effected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the Holders of the Notes pursuant to such Asset Sale Offer, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

     In the event that the Company makes an Asset Sale Offer, the Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Asset Sale Offer occurring as a result of such compliance shall not be deemed a Default.

     Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (except Permitted Liens) of any kind, upon any of its property or assets, whether now owned or acquired after the Issue Date, or any proceeds therefrom, or assign or convey any right to receive income therefrom; provided, however, the Company or any Guarantor may secure either (i) Subordinated Indebtedness, if the Notes, in the case of the Company, and the Note Guarantee, in the case of a Restricted Subsidiary that is a Guarantor, are secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing such Subordinated Indebtedness or (ii) any other Indebtedness, if the New Notes, in the case of the Company, and the Note Guarantee, in the case of a Restricted Subsidiary that is a Guarantor, are equally and ratably secured thereby.

     Limitation on Guarantees by Restricted Subsidiaries. The Company shall not cause or permit any of the Domestic Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company ("Other Indebtedness") unless such Domestic Subsidiary (A) is a Guarantor or (B) simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture; provided, however, that if such Other Indebtedness is (i) pari passu in right of payment with the New Notes, the Note Guarantee of such Domestic Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Note Guarantee of such Domestic Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Note Guarantee of such Domestic Subsidiary to the same extent and in the same manner as the Other Indebtedness is subordinated to the Notes); provided, further, however, that each Domestic Subsidiary issuing a Note Guarantee will be automatically and unconditionally released and discharged from its obligations under such Note Guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such Note Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Domestic Subsidiary. Notwithstanding the foregoing, but subject to the requirements of "- Consolidation, Merger, Sale of Assets, Etc.," any Note Guarantee by a Domestic Subsidiary shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock of such Domestic Subsidiary, or all or substantially all the assets of such Restricted Subsidiary, pursuant to a transaction which is in compliance with the Indenture (including, but not limited to, the covenant described in "- Disposition of Proceeds of Asset Sales" above). The Company may, at any time, cause a Domestic Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the New Notes by such Domestic Subsidiary on the basis provided in the Indenture.

     Restrictions on Preferred Stock of Restricted Subsidiaries. The Company shall not sell, and shall not cause or permit any of the Restricted Subsidiaries to issue, any Preferred Stock of any Restricted Subsidiary (other than to the Company or to a Wholly-Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except any encumbrance or restriction (i) existing under the New Revolving Credit Facility as in effect on the Issue Date relating to assets subject to a Lien created thereby; (ii) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary (but not created in contemplation thereof); provided, however, that such encumbrances and restrictions are not applicable to the Company or any other Restricted Subsidiary, or the properties or assets of the Company or any other Restricted Subsidiary; (iii) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (iv) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (v) any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (v) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "- Disposition of Proceeds of Asset Sales" above to the extent applicable thereto; and (vi) any encumbrance or restriction existing under any agreement that Refinances the agreements containing the encumbrance or restrictions in the foregoing clauses (i) and (ii); provided, however, that the terms and conditions of any such restrictions permitted under this clause (vi) are not materially less favorable to the holders of the New Notes than those under or pursuant to the agreement evidencing the Indebtedness Refinanced.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (ii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP; and

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

          (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

     The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. No Unrestricted Subsidiary shall at any time guarantee or otherwise provide credit support for any obligation of the Company or any Restricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

     The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

          (iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by "- Limitation on Transactions with Affiliates" above as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reporting Requirements. For so long as the New Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days after each Required Filing Date (whether or not permitted or required to be filed with the Commission) (i) transmit (or cause to be transmitted) by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted by Commission practice or applicable law or regulations, promptly upon written request supply copies of such documents to any holder of New Notes. In addition, for so long as any New Notes remain outstanding, the Company will furnish to the holders of New Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of New Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The Indenture provides that the Company shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company shall not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis for the Company and the Restricted Subsidiary), to any Person or Persons, unless at the time and after giving effect thereto (i) either (A)(1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the Surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the Surviving Person of such merger or consolidation, or
(B)(1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2)(x) in the case of a transaction involving the Company, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, and in each case, the Indenture and the Registration Rights Agreement shall remain in full force and effect, or (y) in the case of a transaction involving a Restricted Subsidiary that is a Guarantor, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Restricted Subsidiary under its Note Guarantee and the Indenture and the Registration Rights Agreement, and in each case, such Indenture and the Registration Rights Agreement shall remain in full force and effect; (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default shall have occurred and be continuing; (iii) the Company, or the Surviving Person, as the case may be, immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "- Limitation on Indebtedness" covenant described above; and (iv) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, the Company, or the Surviving Person, as the case may be, shall have a Consolidated Net Worth not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of related transactions.

     No Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with the terms of its Note Guarantee and the Indenture as provided in the second sentence under "- Certain Covenants - Limitation on Guarantees by Restricted Subsidiaries" above) shall, in any transaction or series of related transactions, consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless (i) the Surviving Person (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the Surviving Person (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Note Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by such Guarantor; (iii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, such Guarantor, or the Surviving Person, as the case may be, shall have a Consolidated Net Worth not less than the Consolidated Net Worth of such Guarantor immediately prior to such transaction or series of related transactions.

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder, unless it is the other party to the transaction or unless its Note Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Note Guarantee will continue to apply to the obligations of the Company or the Surviving Person under the Indenture.

     Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or a Guarantor is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes and the Registration Rights Agreement or such Guarantor under the Indenture, the Note Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the Company or Guarantor, as the case may be, therein; and thereafter, except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company or such Guarantor, the Company shall be discharged from all obligations and covenants under the Indenture and the New Notes and such Guarantor shall be discharged from all obligations and covenants under the Indenture and the Note Guarantee of such Guarantor, as the case may be.

     The Indenture will provide that for all purposes of the Indenture and the New Notes (including the provision of this covenant and the covenants described in "- Limitation on Indebtedness", "- Limitation on Restricted Payments" and "- Limitation on Liens"), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with "- Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the New Notes (at its Stated Maturity, upon optional redemption, required purchase, sinking fund, scheduled principal payment or otherwise); or

          (ii) default in the payment of an installment of interest on any of the New Notes, when due and payable, continued for 30 days or more; or

          (iii) the Company or any Guarantor fails to comply with any of its obligations described under "- Consolidation, Merger, Sale of Assets, Etc.," "- Certain Covenants - Change of Control" or "- Certain Covenants - Disposition of Proceeds of Asset Sales"; or

          (iv) the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in the New Notes, the Note Guarantees or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the New Notes then outstanding; or

          (v) default or defaults under one or more agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5.0 million individually or in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults results in the acceleration of the maturity of such Indebtedness; or

          (vi) any Note Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Note Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Note Guarantee in accordance with "- Certain Covenants - Limitation on Guarantees by Restricted Subsidiaries"); or

          (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $5.0 million either individually or in the aggregate shall have been rendered against the Company or any Restricted Subsidiary or any of their respective properties and shall not have been discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

          (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Material Subsidiary of the Company shall have occurred; or

          (ix) any holder of at least $10.0 million in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary shall commence judicial proceedings to foreclose upon assets of the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $10.0 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.

     If an Event of Default (other than as specified in clause (viii) with respect to the Company), shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding New Notes due and payable immediately, upon which declaration, all such amounts payable in respect of the New Notes will become and be immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of New Notes.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding New Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all New Notes, (iii) the principal of and premium, if any, on any New Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the New Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the New Notes; and (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the New Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     No holder of any of the New Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding New Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the New Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding New Notes. Such limitations do not apply, however, to a suit instituted by a holder of a New Note for the enforcement of the payment of the principal of, premium, if any, or interest on such New Note on or after the respective due dates expressed in such New Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Notes, except for (i) the rights of holders of outstanding New Notes to receive payment in respect of the principal of, premium, if any, and interest on such New Notes when such payments are due, (ii) the Company's obligations to issue temporary New Notes, register the transfer or exchange of any New Notes, replace mutilated, destroyed, lost or stolen New Notes and maintain an office or agency for payments in respect of the New Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "- Certain Covenants" above, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the New Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the New Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding New Notes at maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default shall have occurred and be continuing on the date of such deposit or insofar as clause
(viii) under the first paragraph under "- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit;
(iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer of the New Notes, as expressly provided for in the Indenture) as to all outstanding New Notes when
(i) either (a) all the New Notes theretofore authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid and New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all New Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the New Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(ii) the Company or any Guarantor has paid all other sums payable under the Indenture by the Company and the Guarantors; and (iii) the Company and each of the Guarantors have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Guarantors, when authorized by resolutions of their boards of directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the New Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not materially adversely affect the legal rights of any holder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel (as such term is defined in the Indenture) stating that such change does not materially adversely affect the legal rights of any holder. Other amendments and modifications of the Indenture or the New Notes may be made by the Company, the Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding New Note affected thereby,
(i) change the maturity of the principal of or any installment of interest on any such New Note or alter the optional redemption or repurchase provisions of any such New Note or the Indenture in a manner adverse to the Holders of the New Notes; (ii) reduce the principal amount of (or the premium) of any such New Note; (iii) reduce the rate of or extend the time for payment of interest on any such New Note; (iv) change the place or currency of payment of principal of (or premium) or interest on any such New Note; (v) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the

Indenture or the New Notes subject thereto) or the right of the holders of New Notes to institute suit for the enforcement of any payment on or with respect to any such New Note or any Note Guarantee or the modification and amendment provisions of the Indenture and the New Notes (other than to add sections of the Indenture or the New Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (vi) reduce the percentage of the principal amount of outstanding New Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (vii) waive a default in the payment of principal of, premium, if any, or interest on, or redemption payment with respect to, the New Notes (except a rescission of acceleration of the New Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (viii) modify the ranking or priority of any New Note or the Note Guarantee of any Guarantor; (ix) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate a Change of Control Offer upon a Change of Control or an Asset Sale Offer in respect of an Asset Sale or modify any of the provisions or definitions with respect thereto in a manner materially adverse to the Holders of New Notes affected thereby otherwise than in accordance with the Indenture; or (x) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the Indenture.

     The holders of a majority in aggregate principal amount of the outstanding New Notes, on behalf of all holders of New Notes, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the New Notes, on behalf of all holders of the Notes, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the New Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any New Notes tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each New Note that is affected.

GOVERNING LAW

     The Indenture and the New Notes and the Note Guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     "Accounts Receivable Subsidiary" means Pickering Way Funding Corp. and any other present or future Subsidiary of the Company that is, directly or indirectly, wholly owned by the Company (other than director qualifying shares) and organized for the purpose of and engaged in (i) purchasing, financing, and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (ii) the sale or financing of such accounts receivable or interests therein and (iii) other activities incident thereto.

     "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Restricted Subsidiary).

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

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     "Affiliate Transaction" has the meaning set forth under "- Limitation on
Transactions with Affiliates."

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the assets of any division or line of business of the Company or any Restricted Subsidiary; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" will not include (a) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "Consolidation, Merger, Sale of Assets, Etc."; provided, however, that any transaction consummated in compliance with "- Consolidation, Merger, Sale of Assets, etc." above involving a sale, conveyance, transfer, lease or other disposition of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company that are not so sold, conveyed, transferred, leased or otherwise disposed of in such transaction; (b) sales of property of equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; (c) any sale, conveyance, transfer, lease or other disposition of accounts receivables to an Accounts Receivable Subsidiary in the ordinary course of business; or (d) any transaction consummated in compliance with "- Certain Covenants - Limitation on Restricted Payments." For purposes of the covenant described under "- Certain Covenants - Disposition of Proceeds of Asset Sales," the term "Asset Sale" shall not include any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, (i) involving assets with a Fair Market Value not in excess of $250,000 or (ii) constituting a Capitalized Lease Obligation.

     "Asset Sale Offer" has the meaning set forth under "- Disposition of Proceeds of Asset Sales."

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participation, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP consistently applied.

     "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of not more than one year issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; and (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above.

     "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% of the total voting power of the then outstanding Voting Stock of the Company;
(ii) the Company consolidates with, or merges with or into, another Person (other than a Wholly-Owned Restricted Subsidiary) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than a Wholly Owned Restricted Subsidiary), other than any such transaction where the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of sixty days.

     "Change of Control Offer" has the meaning set forth under "- Change of Control."

     "Consolidated Cash Flow Available for Fixed Charges" means, for any period,
(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and (d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less (ii) other non-cash items increasing Consolidated Net Income for such period.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which consolidated financial information of the Company is available (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of the Company for such Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, (ii) an adjustment to eliminate or include, as applicable, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of the Company directly attributable to assets which are the subject of any Asset Sale or

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Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period and (iii) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. If the Company or any Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above definition will give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. For purposes of this definition, with respect to any calculation pursuant to which the Four Quarter Period includes a fiscal quarter prior to March 30, 1997, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, as if the Accounts Receivable Subsidiary was an Unrestricted Subsidiary at all times during such Four Quarter Period.

     "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and (ii) the aggregate amount of cash dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of the Company.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount attributable to such period, (ii) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all capitalized interest and all accrued interest, and (b) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period and as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) income of the Company and its Restricted Subsidiaries derived from or in respect of Investments in Unrestricted Subsidiaries, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary, (iii) the portion of net income (or loss) of the Company and the Restricted Subsidiaries allocable to minority interests in unconsolidated Persons, except to the extent that cash dividends or distributions are actually received by the Company or one of the Restricted Subsidiaries, (iv) net income (or loss) of any Person combined with the Company or one

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of the Restricted Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination, (v) gains or losses in respect of any Asset Sales by the Company or one of the Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), and (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" with respect to any Person means the equity of the holders of Capital Stock of such Person and its Restricted Subsidiaries (excluding any Redeemable Capital Stock), as reflected in a balance sheet of such Person determined on a consolidated basis and in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), determined on a consolidated basis in accordance with GAAP.

     "Consulting Agreement" means the Consultant Agreement between the Company and George McFadden dated as of January 1, 1995, as amended and in effect from time to time.

     "covenant defeasance" has the meaning set forth under "- Defeasance or Covenant Defeasance of Indenture."

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Defeasance" has the meaning set forth under "- Defeasance or Covenant Defeasance of Indenture."

     "Designation" has the meaning set forth under "- Certain Covenants - Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "- Certain Covenants - Limitation on Designations of Unrestricted Subsidiaries."

     "Domestic Subsidiary" means a Restricted Subsidiary organized under the laws of the United States, any State or territory thereof or the District of Columbia.

     "Event of Default" has the meaning set forth under "- Events of Default."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

     "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

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

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Guarantor" means each Domestic Subsidiary, formed, created or acquired before or after the Issue Date, required to become a Guarantor after the Issue Date pursuant to "- Certain Covenants - Limitation on Guarantees by Restricted Subsidiaries."

     "incur" has the meaning set forth in "- Certain Covenants - Limitation on Indebtedness." "Incurrence," "incurred" and "incurring" shall have the meanings correlative to the foregoing.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (vi) all guarantees of Indebtedness by such Person,
(vii) except for purposes of the covenant under "Limitation on Restricted Payments," all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,
(viii) all obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such Person, and (ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value is to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. Indebtedness (a) shall never be calculated taking into account any cash and cash equivalents held by such Person; (b) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence or (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices; and (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination.

     "Independent Financial Advisor" means a nationally recognized accounting, appraisal or investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to such Person based upon fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. In addition to the foregoing, any Currency Agreement, Interest Rate Protection Obligation or similar agreement shall constitute an Investment.

     "Issue Date" means the original issue date of the Notes under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, lease of real property, assignment for security, claim, deposit arrangement, or preference or priority or other encumbrance upon or with respect to any property of any kind, whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Material Subsidiary" means each Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the Issue Date).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve).

     "New Revolving Credit Facility" means the Credit Agreement dated as of June 16, 1997 among the Company, CoreStates Bank, N.A., as Administrative Agent (or any successor administrative agent), and the other financial institutions signatory thereto from time to time, as in effect on the Issue Date, and as such agreement may be amended, renewed, extended, refinanced, substituted or replaced in whole, supplemented or otherwise modified from time to time, and includes (a) related notes, guarantees and other agreements executed in connection therewith and (b) any agreement (i) extending the maturity of all or any portion of the Indebtedness thereunder, (ii) adding guarantors thereunder and (iii) increasing the amount to be borrowed thereunder; provided, however, that in the case of clauses (ii) and (iii), any such agreement is not prohibited by the Indenture.

       "Note Guarantee" means the guarantee by each of the Guarantors of the Notes and the Company's obligations under the Indenture.

     "Other Indebtedness" has the meaning set forth under "- Certain Covenants - Limitation on Guarantees of Restricted Subsidiaries."

     "Other Senior Debt Pro Rata Share" means the amount of the Net Cash Proceeds obtained by multiplying the amount of such Net Cash Proceeds by a fraction, (i) the numerator of which is the lesser of the aggregate principal face amount or accreted value of all Indebtedness (other than (x) the Notes and (y) Subordinated Indebtedness) of the Company and any Guarantor outstanding at the time of the applicable Asset Sale with respect to which the Company or a Guarantor, as the case may be, is required to use Net Cash Proceeds to repay or make an offer to purchase and repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the lesser of the aggregate principal face amount or accreted value of all other Indebtedness (other than Subordinated Indebtedness) of the Company or a Guarantor outstanding at the time of the applicable Asset Sale with respect to which the Company or a Guarantor, as the case may be, is required to use the Net Cash Proceeds to repay or to offer to purchase and repay.

     "Outstanding Preferred Stock" means all shares of Preferred Stock of the Company issued and outstanding as of the Issue Date.

     "Permitted Holders" means (i) each of (A) David R. Hamilton, (B) George McFadden and (C) John McFadden; (ii) the spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) of (A) any of the Persons described in clause (i) or (B) any spouse, ancestor, sibling or descendent (including children or grandchildren by adoption) of any of the Persons described in clause (i); (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company; (iv) any trusts created for the benefit of the Persons described in clause (i), (ii) or (iii) or any trust for the benefit of any such trust.

     "Permitted Indebtedness" has the meaning set forth under "- Certain Covenants - Limitation on Indebtedness."

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding; (d) loans and advances to David R. Hamilton made after the Issue Date not to exceed $350,000 in the aggregate at any one time outstanding; (e) Interest Rate Protection Obligations and Currency Agreements permitted under clause (vii) or (viii) of the second paragraph under "- Certain Covenants - Limitation on Indebtedness;" (f) Investments represented by accounts receivable created or acquired in the ordinary course of business; (g) Investments in the form of the sale (on a "true-sale" non-recourse basis) of receivables transferred from the Company or any Restricted Subsidiary to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash in the ordinary course of business; (h) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions no less favorable in any respect than that existing on the Issue Date; (i) any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company; and (j) bonds, notes, debentures or other securities received in connection with an Asset Sale permitted under "- Certain Covenants - Disposition of Proceeds of Asset Sales," not to exceed 15% of the total consideration in such Asset Sale.

     "Permitted Liens" means (a) Liens on property of (or Capital Stock of) a Person existing at the time such Person (i) is merged into or consolidated with the Company or any Restricted Subsidiary or (ii) becomes a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger, consolidation or acquisition; (b) Liens imposed by law such as landlords', carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes; (e) Liens in favor of the Company or any Restricted Subsidiary; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 90 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, obligations under franchise arrangements entered into in the ordinary course of business and other obligations of a similar nature arising in the ordinary course of business; (i) Liens on property of the Company securing the New Revolving Credit Facility; (j) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness (other than Indebtedness incurred in connection with an Asset Acquisition), mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repairs, additions or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the incurrence of such Indebtedness is permitted by "- Limitation on Indebtedness" above and (IV) such Liens attach prior to 90 days after such purchase, construction, installation, repair, addition or improvement; (k) Liens to secure any Refinancings (or successive Refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (l) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (m) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; (n) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries, taken as a whole; (o) any interest or title of a lessor in the property subject to any lease or located on the real property subject to any lease; (p) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; and (q) Liens on property existing at the time such property is acquired by the Company or any Restricted Subsidiary so long as such acquisition (including the assumption of any Indebtedness in connection therewith) does not violate any of the terms of the

Indenture and such Liens were in existence prior to the contemplation of such acquisition and do not attach to any other property of the Company or such Restricted Subsidiary.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "Public Equity Offering" has the meaning set forth under "- Optional Redemption - Optional Redemption upon Public Equity Offering."

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

     "Redeemable Capital Stock" means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the New Notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity.

     "Reference Period" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

     "Refinance" means, with respect to any Indebtedness, any refinancing, redemption, retirement, renewal, replacement, extension or refunding of such Indebtedness.

     "Restricted Payment" has the meaning set forth under "- Certain Covenants - Limitation on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of the Company (other than an Accounts Receivable Subsidiary) that has not been designated by the Board of Directors of the Company, by a board resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "- Certain Covenants - Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a board resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "- Certain Covenants - Limitation on Designations of Unrestricted Subsidiaries."

     "Securities Act" mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "Service Agreement" means the Service Agreement dated as of December 11, 1995 by and between Chemical Leaman Tank Lines, Inc. and Acumen Consulting Group, Inc., as amended and in effect from time to time.

     "Stated Maturity" means, with respect to any New Note or any installment of interest thereon, the dates specified in such New Note as the fixed date on which the principal of such New Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Capital Stock are at the time, directly or indirectly, owned by such first named Person.

     "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes or, with respect to any Guarantor, Indebtedness of such Guarantor which is expressly subordinated in right of payment to the Note Guarantee of such Guarantor.

     "Surviving Person" means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

     "Transaction Date" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio".

     "Unrestricted Subsidiary" means each Accounts Receivable Subsidiary and each other Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "- Certain Covenants - Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Unutilized Net Available Proceeds" has the meaning set forth under "- Certain Covenants - Disposition of Proceeds of Asset Sales."

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Restricted Subsidiary.

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

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one registered New Note in global form (the "Global New Note"). The Global New Note will be deposited on the date of the closing of the Exchange Offer with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary. Interests in the Global New Note will be available for purchase only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs").

     New Notes that are (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not QIBs or to any other persons who are not QIBs or
(ii) issued as described below under "Certificated Securities," will be issued in registered form without coupons (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities, such Certificated Securities may, unless the Global New Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global New Note representing the principal amount of New Notes being transferred.

     The Depositary has advised the Company that it is (i) a limited-purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold New Notes acquired by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons that are not QIBs may not hold New Notes through the Depositary.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global New Note, the Depositary will credit the accounts of Participants designated by the Exchange Agent with an interest in the Global New Note and (ii) ownership of the New Notes will be shown, on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes or to pledge the New Notes as collateral will be limited to such extent. The New Notes will be subject to certain other restrictions on transferability.

     So long as the Depositary or its nominee is the registered owner of a Global New Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global New Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global New Note will not be entitled to have New Notes represented by such Global New Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global New Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

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

     Accordingly, each QIB owning a beneficial interest in a Global New Note must rely on the procedures of the Depositary and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a holder under the Indenture or such Global New Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of New Notes or a QIB that is an owner of a beneficial interest in a Global New Note desires to take any action that the Depositary, as the holder of such Global New Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participants would authorize QIBs owning through such Participants to take such action or would otherwise act upon the instructions of such QIBs. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such New Notes.

     Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by a Global New Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder of the Global New Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global New Note, are registered as the owners thereof for the purposes of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global New Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

     If the Depositary is at any time unwilling or unable to continue as a depository and a successor depositary is not appointed by the Company within 90 days then, upon surrender by the Depositary of its Global New Note, Certificated Securities will be issued to each person that the Depositary identifies as the beneficial owner of the New Notes represented by the Global New Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global New Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

                     CERTAIN U.S. INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences associated with the acquisition, ownership and disposition of the New Notes. The summary is based upon current laws, regulations, rulings and judicial decisions, all of which are subject to change. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (for example, financial institutions, tax-exempt organizations and insurance companies).

     For purposes of the discussion, a "U.S. holder" is an individual who is a citizen or resident of the U.S., a corporation, partnership or other entity created under the laws of the U.S. or any political subdivision thereof, an estate that is subject to U.S. federal income taxation without regard to the source of income, or a trust, with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. fiduciaries have the authority to control all its substantial decisions. A "Non-U.S. holder" is any holder who is not a U.S. holder.

     ELIGIBLE HOLDERS OF THE OLD NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NEW NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. HOLDERS

     Interest payable on the Old Notes and the New Notes will be includible in the income of a U.S. holder in accordance with such U.S. holder's regular method of accounting. Although the New Notes provide that in certain circumstances a holder may receive additional amounts as Additional Interest or as premium upon redemption, the Company has determined that the likelihood that such payments will be made is remote. As a result, the existence of provisions in the Indenture requiring such payments under certain circumstances will not give rise to original issue discount. These payments would be recognized as income when received, regardless of the method of accounting of the U.S. holder. If a New
Note is redeemed, sold or otherwise disposed of, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of such New Note (to the extent such amount does not represent accrued but unpaid interest) and such U.S. holder's tax basis in the New Note. Such gain or loss will be capital gain or loss, assuming that the U.S. holder has held the New Note as a capital asset, and will be long-term if the U.S. holder has held the New Note for more than one year at the time of disposition.

NON-U.S. HOLDERS

     An investment in the New Notes by a Non-U.S. holder generally will not give rise to any U.S. federal income tax consequences if the interest received or any gain recognized on the sale, redemption or other disposition of the New Notes by such holder is not treated as effectively connected with the conduct by such holder of a trade or business in the United States, and in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more and certain other requirements (including applicable reporting requirements) are met. Under current Treasury regulations, in order to avoid backup withholding of 31% on payments of interest (i) a Non-U.S. holder of the New Notes generally must certify to the issuer or its agent, under penalties of perjury, that it is not a United States person and complete and provide the payor with a U.S. Treasury Form W-8 (or a suitable substitute form), which includes its name and address, or (ii) a securities clearing organization, bank or other financial organization that holds customers' securities in the ordinary course of business (a "financial institution") and holds the New Note, must certify under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner of the New Notes by it or by a financial institution between it and the beneficial owner, and must furnish the payor with a copy thereof.

     On April 22, 1996, the Internal Revenue Service proposed regulations (the "Proposed Regulations") which, if enacted in their current form, could affect the procedures to be followed by a Non-U.S. holder in establishing such holder's status as a Non-U.S. holder for purposes of the backup withholding rules discussed above. The Proposed Regulations, if adopted in their current form, generally would be effective for payments made after December 31, 1997. Eligible holders should consult their tax advisors concerning the potential adoption of the Proposed Regulations and the potential effect of such regulations on an investment in the New Notes.

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes and, therefore, such exchange should not constitute an exchange for United States federal income tax purposes. Accordingly, such exchange should have no United States federal income tax consequences to U.S. holders of Old Notes and the holding period of the New Notes will include the holding period of the Old Notes and the basis of the New Notes will be the same as the basis of the Old Notes immediately before the exchange.

BOND PREMIUM ON THE NEW NOTES

     If a U.S. holder of a New Note purchased the Old Notes for an amount in excess of the amount payable at the maturity date (or a call date, if appropriate) of the Old Notes, the U.S. holder may deduct such excess as amortizable bond premium over the aggregate terms of the Old Notes and the New Notes (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula. The deduction is available only if an election is made by the purchaser or is in effect. This election is revocable only with the consent of the Service. The election applies to all obligations owned or subsequently acquired by the U.S. holder. The U.S. holder's adjusted tax basis in the Old Notes and the New Notes will be reduced to the extent of the deduction of amortizable bond premium. Except as may otherwise be provided in future regulations, under the Code the amortizable bond premium is treated as an offset to interest income on the Old Notes and the New Notes rather than as a separate deduction item.

MARKET DISCOUNT ON THE NEW NOTES

     Tax consequences of a disposition of the New Notes may be affected by the market discount provision of the Code. These rules generally provide that if a U.S. holder acquired the Old Notes (other than in an original issue) at a market discount which equals or exceeds 1/4 of 1% of the stated redemption price of the Old Notes at maturity multiplied by the number of remaining complete years to maturity and thereafter recognizes gain upon a disposition (or makes a gift) of the New Notes, the lesser of (i) such gain (or appreciation, in the case of a gift) or (ii) the portion of the market discount which accrued while the Old or New Notes were held by such U.S. holder will be treated as ordinary income at the time of the disposition (or gift). For these purposes, market discount means the excess (if any) of the stated redemption price at maturity over the basis of such Old or New Notes immediately after their acquisition by the U.S. holder. A U.S. holder of the New Notes may elect to include any market discount (whether accrued under the Old Notes or the New Notes) in income currently rather than upon disposition of the New Notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Service.

     A U.S. holder of any New Note who acquired the Old Note at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such Old or New Note until the market discount is recognized upon a subsequent disposition of such New Note. Such a deferral is not required, however, if the holder elects to include accrued market discount in income currently.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A 31% "backup" withholding tax and information reporting requirements apply to certain payments of interest and original issue discount on an obligation, and to proceeds of the sale of an obligation before maturity, to certain non-corporate holders. The Company, and/or any paying and/or collection agent, including a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment unless the holder furnishes its taxpayer identification number (i.e., social security number in the case of an individual) in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies (with respect to payments of interest) as to no loss of exemption from backup withholding and meets certain other conditions. Backup withholding, however, in any event, generally does not apply to payments to certain "exempt recipients" such as corporations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that holds Old Notes that were acquired for its own account as a result of market making or other trading activities (other than Old Notes acquired directly from the Company), may exchange Old Notes for New Notes in the Exchange Offer. However, any such broker-dealer may be deemed to be an "underwriter" within the meaning of such term under the Securities Act and must, therefore, acknowledge that it will deliver a prospectus in connection with any resale of New Notes received in the Exchange Offer. This prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this Prospectus, as it may be amended or supplemented from time to time. The Company has agreed that, for a period of 180 days after the effective date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer who receives New Notes in the Exchange Offer for use in connection with any such sale. The Company will not receive any proceeds from any sales of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale of New Notes by broker-dealers may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify Eligible Holders (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of the Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of New Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby is being passed upon for the Company by Pepper, Hamilton & Scheetz LLP, Philadelphia, Pennsylvania.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                  PAGE
                                                                                                                  ----
CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

Report of Independent Public Accountants...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996, and June 29, 1997............................         F-3

Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996, and for the
  unaudited Six Months Ended June 30, 1996 and the audited Six Months Ended June 29, 1997..................         F-5

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994, 1995 and 1996, and
  for the Six Months Ended June 29, 1997...................................................................         F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996, and the
  unaudited Six Months Ended June 30, 1996 and audited Six Months Ended June 29, 1997......................         F-7

Notes to Consolidated Financial Statements.................................................................         F-8

Schedule II -- Valuation and Qualifying Accounts...........................................................         F-25


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Chemical Leaman Corporation:

We have audited the accompanying consolidated balance sheets of Chemical Leaman Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1995 and 1996 and June 29, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the six month period ended June 29, 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chemical Leaman Corporation and subsidiaries as of December 31, 1995 and 1996 and June 29, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the six month period ended June 29, 1997, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
  July 25, 1997

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                              DECEMBER 31,
                                                                        ------------------------   JUNE 29,
                                ASSETS                                     1995         1996         1997
                                ------                                  -----------  -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents (includes restricted cash of
     $1,934 at December 31, 1995, $3,541 at December 31,
     1996, and $0 at June29, 1997)....................................  $     8,523  $     5,788  $    14,723
  Accounts receivable, net of allowance of $323 at
     December 31, 1995, $570 at December 31, 1996, and
     $664 at June 29, 1997............................................       28,850       36,859       15,406
  Operating supplies..................................................        1,175        1,548          929
  Prepaid expenses and other..........................................        5,814        7,982        9,692
                                                                        -----------  -----------  -----------
        Total current assets..........................................       44,362       52,177       40,750
                                                                        -----------  -----------  -----------

PROPERTY AND EQUIPMENT:
  Land................................................................        5,037        5,131        5,131
  Buildings and improvements..........................................       25,410       26,728       27,577
  Revenue equipment...................................................      124,076      147,767      150,028
  Other equipment.....................................................       31,569       49,087       54,909
                                                                        -----------  -----------  -----------
        Total property and equipment, at cost.........................      186,092      228,713      237,645
ACCUMULATED DEPRECIATION..............................................      109,321      119,924      127,008
                                                                        -----------  -----------  -----------
PROPERTY AND EQUIPMENT, net...........................................       76,771      108,789      110,637
                                                                        -----------  -----------  -----------
NOTES RECEIVABLE......................................................        2,500        3,500        3,500
RECOVERABLE ENVIRONMENTAL COSTS.......................................        8,147       13,680       14,101
OTHER ASSETS..........................................................        4,625        4,398        8,540
                                                                        -----------  -----------  -----------
                                                                        $   136,405  $   182,544  $   177,528
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------


        The accompanying notes are an integral part of these statements.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                              DECEMBER 31,
                                                                        ------------------------   JUNE 29,
                 LIABILITIES AND STOCKHOLDERS' EQUITY                      1995         1996         1997
                 ------------------------------------                   -----------  -----------  -----------
CURRENT LIABILITIES:
  Accounts and drafts payable.........................................  $    13,973  $    18,028  $    21,865
  Accrued salaries and wages..........................................        4,490        4,336        4,321
  Other accrued liabilities...........................................        1,973        3,828        1,630
  Estimated self-insurance liabilities................................        5,778        4,238        3,471
  Current maturities of long-term debt................................        2,612        4,364          638
  Current maturities of equipment obligations.........................        4,804        4,957           --
                                                                        -----------  -----------  -----------
        Total current liabilities.....................................       33,630       39,751       31,925
                                                                        -----------  -----------  -----------
LONG-TERM EQUIPMENT OBLIGATIONS.......................................       24,232       53,484           --
                                                                        -----------  -----------  -----------
LONG-TERM DEBT........................................................       36,173       46,219      101,564
                                                                        -----------  -----------  -----------
ESTIMATED SELF-INSURANCE LIABILITIES..................................       15,337       16,783       17,732
                                                                        -----------  -----------  -----------
OTHER NONCURRENT LIABILITIES..........................................        4,654        5,266        7,836
                                                                        -----------  -----------  -----------
REDEEMABLE PREFERRED STOCK............................................        2,600        5,318        5,318
                                                                        -----------  -----------  -----------

STOCKHOLDERS' EQUITY:
  Common stock -- 3,000,000 shares authorized; issued -- 605,400,
     550,895, and 550,895 shares at December 31, 1995 and 1996, and
     June 29, 1997, respectively; par value $2.50.....................        2,810        2,677        2,677
  Additional paid-in capital..........................................        2,117          533          533
  Retained earnings...................................................       33,709       32,992       30,857
                                                                        -----------  -----------  -----------
                                                                             38,636       36,202       34,067
  Less --
     Treasury stock, 2,593 shares, at cost............................       16,881       16,881       16,881
     Stock subscriptions receivable...................................        1,976        3,598        3,598
     Minimum pension liability, net of tax............................           --           --          435
                                                                        -----------  -----------  -----------
        Total stockholders' equity....................................       19,779       15,723       13,153
                                                                        -----------  -----------  -----------
                                                                        $   136,405  $   182,544  $   177,528
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            (IN THOUSANDS OF DOLLARS)

                                                                                                FOR THE SIX
                                                                 FOR THE YEAR ENDED             MONTHS ENDED
                                                                    DECEMBER 31,            --------------------
                                                           -------------------------------  JUNE 30,   JUNE 29,
                                                             1994       1995       1996       1996       1997
                                                           ---------  ---------  ---------  ---------  ---------
                                                                                            (UNAUDITED)
OPERATING REVENUES.......................................  $ 241,443  $ 245,706  $ 281,075  $ 127,612  $ 156,545
                                                           ---------  ---------  ---------  ---------  ---------
OPERATING EXPENSES:
  Salaries, wages and benefits...........................     71,499     63,546     67,737     32,531     34,947
  Purchased transportation and rents.....................     85,470     98,903    122,635     54,542     69,131
  Operations and maintenance.............................     52,768     50,240     52,924     22,696     32,158
  Depreciation and amortization..........................     11,783     13,731     16,255      7,173      9,336
  Taxes and licenses.....................................      2,829      2,755      2,613      1,175      1,457
  Insurance and claims...................................      4,870      3,483      4,766      2,015      4,402
  Communication and utilities............................      5,417      6,056      7,213      3,594      3,320
  (Gain) loss on disposition of revenue equipment, net...         (6)       573        290        141         45
                                                           ---------  ---------  ---------  ---------  ---------
    Total operating expenses.............................    234,630    239,287    274,433    123,867    154,796
                                                           ---------  ---------  ---------  ---------  ---------
OPERATING INCOME.........................................      6,813      6,419      6,642      3,745      1,749
INTEREST EXPENSE, net....................................      4,946      5,978      7,553      3,092      4,515
OTHER (INCOME) EXPENSE, net..............................         92       (110)      (795)       (11)       165
                                                           ---------  ---------  ---------  ---------  ---------
  Income (loss) before income tax provision..............      1,775        551       (116)       664     (2,931)
INCOME TAX PROVISION (BENEFIT)...........................        710        220         46        333     (1,223)
                                                           ---------  ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM..................  $   1,065  $     331  $    (162) $     331  $  (1,708)
                                                           ---------  ---------  ---------  ---------  ---------
EXTRAORDINARY LOSS on early extinguishment of debt, less
  applicable income taxes of $133........................         --         --         --         --  ($    199)
                                                           ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS)........................................  $   1,065  $     331  $    (162) $     331  $  (1,907)
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                  ADDITIONAL                                 STOCK         MINIMUM
                                       COMMON       PAID-IN     RETAINED     TREASURY    SUBSCRIPTION      PENSION
                                        STOCK       CAPITAL     EARNINGS       STOCK      RECEIVABLE      LIABILITY      TOTAL
                                     -----------  -----------  -----------  -----------  -------------  -------------  ---------
BALANCE, JANUARY 1, 1994...........   $   2,940    $   3,720    $  32,665    $ (14,888)    $  (1,520)     $      --    $  22,917
  Net income.......................                                 1,065                                                  1,065
  Reverse stock split..............         (47)        (512)                                                               (559)
  Retirement of common stock.......         (73)        (917)                                                               (990)
  Purchase of common stock.........                                             (1,993)                                   (1,993)
  Preferred stock dividends........                                  (195)                                                  (195)
                                      ---------    ---------    ---------    ---------     ---------      ---------    ---------

BALANCE, DECEMBER 31, 1994.........   $   2,820    $   2,291    $  33,535    $ (16,881)    $  (1,520)     $      --    $  20,245
  Net income.......................                                   331                                                    331
  Retirement of common stock.......         (48)        (592)                                                               (640)
  Issuance of common stock.........          38          418                                    (456)                         --
  Preferred stock dividends........                                  (157)                                                  (157)
                                      ---------    ---------    ---------    ---------     ---------      ---------    ---------

BALANCE, DECEMBER 31, 1995.........   $   2,810    $   2,117    $  33,709    $ (16,881)    $  (1,976)     $      --    $  19,779
  Net loss.........................                                  (162)                                                  (162)
  Retirement of common stock.......         (56)        (740)                                                               (796)
  Issuance of common stock.........         150        1,647                                  (1,622)                        175
  Issuance of preferred stock......        (227)      (2,491)                                                             (2,718)
  Preferred stock dividends........                                  (355)                                                  (355)
  Amortization of pension
    intangible asset...............                                  (200)                                                  (200)
                                      ---------    ---------    ---------    ---------     ---------      ---------    ---------

BALANCE, DECEMBER 31, 1996.........   $   2,677    $     533    $  32,992    $ (16,881)    $  (3,598)     $      --    $  15,723
  Net loss.........................                                (1,907)                                                (1,907)
  Preferred stock dividends........                                  (178)                                                  (178)
  Adjustment required to recognize
    minimum pension liability......                                                                            (435)        (435)
  Amortization of pension
    intangible asset...............                                   (50)                                                   (50)
                                      ---------    ---------    ---------    ---------     ---------      ---------    ---------

BALANCE, JUNE 29, 1997.............   $   2,677    $     533    $  30,857    $ (16,881)    $  (3,598)          (435)   $  13,153
                                      ---------    ---------    ---------    ---------     ---------      ---------    ---------
                                      ---------    ---------    ---------    ---------     ---------      ---------    ---------

        The accompanying notes are an integral part of these statements.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                           FOR THE YEAR ENDED             FOR THE SIX
                                                                              DECEMBER 31,                MONTHS ENDED
                                                                     -------------------------------  JUNE 30,   JUNE 29,
                                                                       1994       1995       1996       1996       1997
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)................................................  $   1,065  $     331  $    (162) $     331  $  (1,907)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
      Depreciation and amortization................................     11,783     13,731     16,255      7,173      9,336
      Provision for doubtful accounts..............................        320        338        318        198        225
      Provision (benefit) for deferred income taxes................        524     (1,777)       813        333     (1,223)
      (Gain) loss on disposition of property and equipment.........         (6)       573        290        141         45
      Extraordinary loss related to early extinguishment of debt...         --         --         --         --        199
      Changes in assets and liabilities............................      2,881      4,248    (12,837)    (8,155)   (10,194)
                                                                     ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) operating activities........     16,567     17,444      4,677         21     (3,519)
                                                                     ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES:
  Acquisition of business..........................................         --         --    (15,517)   (15,517)        --
  Additions to property and equipment..............................    (20,747)   (13,270)   (20,020)    (9,863)   (11,006)
  Proceeds from sales of property and equipment....................      1,992      2,780      1,264      1,399        751
                                                                     ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities......................    (18,755)   (10,490)   (34,273)   (23,981)   (10,255)
                                                                     ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES:
  Payments on equipment obligations................................     (9,248)   (20,893)   (11,149)    (4,633)   (62,439)
  Proceeds from issuance of equipment obligations..................     17,710     15,986     40,554     27,548      3,998
  Increase (decrease) in bank overdrafts...........................        643     (1,529)       923        524      2,882
  Proceeds from issuance of long-term debt.........................        100         --     10,000      2,550    100,000
  Payments on long-term debt.......................................     (1,348)    (2,211)   (12,491)    (1,399)   (21,355)
  Payments on early extinguishment of debt.........................         --         --         --         --       (199)
  Issuance (purchase) of common stock..............................     (1,993)        --        175         --         --
  Retirement of common stock.......................................     (1,549)      (640)      (796)      (796)        --
  Preferred stock dividends........................................       (195)      (157)      (355)      (162)      (178)
                                                                     ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities........      4,120     (9,444)    26,861     23,632     22,709
                                                                     ---------  ---------  ---------  ---------  ---------
        Net increase (decrease) in cash and cash equivalents.......      1,932     (2,490)    (2,735)      (328)     8,935
CASH AND CASH EQUIVALENTS:
  Beginning of year................................................      9,081     11,013      8,523      8,523      5,788
                                                                     ---------  ---------  ---------  ---------  ---------
  End of year......................................................  $  11,013  $   8,523  $   5,788  $   8,195  $  14,723
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
CHANGES IN ASSETS AND LIABILITIES:
  (Increase) decrease in accounts receivable.......................  $  (3,795) $   1,912  $  (8,327) $  (5,692) $  (6,772)
  Decrease (increase) in prepaid expenses, operating supplies and
    other assets...................................................        376     (2,560)    (3,515)    (1,461)    (5,283)
  (Increase) decrease in recoverable environmental costs...........     (2,818)     9,853     (5,533)    (7,739)      (421)
  Decrease in insurance deposit....................................      4,217         --         --         --         --
  (Decrease) increase in accounts payable..........................        (73)       270      3,132      3,694        955
  Increase (decrease) in accrued salaries and wages................      2,516     (2,721)      (154)        74        (15)
  (Decrease) increase in accrued other.............................        (35)     1,644      1,042      1,731       (975)
  Increase (decrease) in estimated self-insurance liabilities......      1,543     (2,302)       (94)     1,157        182
  Increase (decrease) in other noncurrent liabilities..............        950     (1,848)       612         81      2,135
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     $   2,881  $   4,248  $ (12,837) $  (8,155) $ (10,194)
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for--
      Interest.....................................................  $   4,905  $   6,038  $   7,442  $   2,640  $   4,212
      Income taxes.................................................        401      2,601        326         43         45
    Noncash investing and financing activities--
      Issuance of capital lease obligations........................      8,623      5,716     14,289     13,196        974
      Assets acquired with capital lease obligations...............     (8,623)    (5,716)   (14,289)   (13,196)      (974)
      Issuance of common stock for a note..........................         --        456      1,622         --         --
      Stock subscription note receivable...........................         --       (456)    (1,622)        --         --
      Amortization of pension intangible asset.....................         --         --        200        100         50
      Retained earnings adjustment.................................         --         --       (200)      (100)       (50)
      Adjustment required to recognize minimum pension liability...         --         --         --         --        435
      Stockholders' equity adjustment for minimum pension
        liability..................................................         --         --         --         --       (435)
      Off balance sheet treatment of asset backed certificate......         --         --         --         --    (28,000)
      Off balance sheet treatment of accounts receivable...........         --         --         --         --     28,000


        The accompanying notes are an integral part of these statements.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS)


1. BUSINESS:

     Chemical Leaman Corporation (a Pennsylvania corporation) and its subsidiaries (the "Company") offer a full range of specialized transportation services, including short and long-haul transportation, intermodal services, materials handling and third-party logistics, principally to the chemical industry. In addition, the Company provides tank cleaning and driver-related services to its own fleet as well as to independent owner-operators and third-party carriers.

     The Company derived approximately 95%, 94%, 84%, 93% and 74% of its revenues from its wholly owned trucking subsidiary, Chemical Leaman Tank Lines, Inc. ("CLTL"), for the years ended December 31, 1994, 1995 and 1996, and the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively. CLTL operates 70 terminals throughout the United States and the Canadian Provinces of Quebec and Ontario. CLTL has 22 of its terminals located in the Northeast region of the country. CLTL generated 10%, 15% and 16% of its revenues from a single customer in the years ended December 31, 1994, 1995 and 1996, respectively, and 16% and 19% for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively. CLTL's top ten customers accounted for approximately 44%, 45% and 47% of CLTL revenues in the years ended December 31, 1994, 1995 and 1996, respectively, and 46% and 50% for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively. The Company derives the majority of its remaining revenue from its wholly owned trucking subsidiary, Fleet Transport Company, Inc. ("Fleet") (see
Note 14), and from tank cleaning services through its wholly owned subsidiary, Quala Systems, Inc. ("QSI").

     The business of the Company is subject to limited seasonality, with revenues generally declining slightly during winter months (namely the first and fourth fiscal quarters) and over holidays. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months. The Company's operating expenses also have been somewhat higher in the winter months, due primarily to decreased fuel efficiency and increased maintenance costs of revenue equipment in colder months.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

   Unaudited Consolidated Financial Information

     In the opinion of management, the unaudited consolidated financial information for the six month period ended June 30, 1996, reflects all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles and are prepared in a manner consistent with the audited consolidated financial statements.

   Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates with regard to these financial statements are in the areas of estimated self-insurance liabilities and environmental recoveries and liabilities. Actual results could differ from these estimates.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)


 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

   Accounts Receivable

     At December 31, 1995 and 1996, and June 29, 1997 substantially all accounts receivable were due from customers within the chemical processing industry. The Company does not require any security arrangements with respect to these receivables (see Note 6).


   Operating Supplies

     Operating supplies, representing repair parts, fuel and unmounted tires for revenue equipment, are valued at the lower of first-in, first-out ("FIFO") cost or market value.

   Prepaid Expenses and Other

     Prepaid expenses, which consist principally of tires and hoses placed in service, are valued at cost and are amortized over their estimated useful lives, which range from 16 to 27 months.

   Property and Equipment

     Property and equipment are stated at cost. Depreciation, including amortization of capitalized leases, is computed using the straight-line method over the estimated useful lives of the assets, net of estimated salvage values, or the lease periods, whichever is shorter. Estimated useful lives are as follows: buildings and improvements, 5 to 30 years; revenue equipment, 2 to 7 years; other equipment, 2 to 10 years. Maintenance and repairs are charged to operations as incurred. Major repairs and improvements which extend the useful life of the related assets are capitalized and depreciated over their estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operating results.

     Included in other equipment is $7,871,000 at December 31, 1996, and $10,991,000 at June 29, 1997 of capitalized costs related to the development and implementation of a new management information system. The Company expects to incur additional costs related to this project during 1997 which will also be capitalized. These costs will be amortized over a period of seven years, which is expected to begin in January 1998.

   Recoverable Environmental Costs

     Recoverable environmental costs consist principally of recoverable costs under various insurance policies related to environmental matters at the Bridgeport Site (see Note 12).

  Revenue Recognition

     The Company recognizes revenue when shipments are delivered or when tank cleaning services are provided. Amounts payable to leased operators for purchased transportation and to Company drivers for wages are accrued when the related revenue is recognized.

   Income Taxes

     The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

   Environmental Expenditures

     Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable, and the costs can be reasonably estimated (see
Note 12).

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

   Estimated Self-Insurance Liabilities

     The Company is currently self-insured up to the following per-occurrence retention levels:


o Public liability and property damage, cargo losses, and sudden and
   accidental environmental losses......................................................  $   1,000,000
o Workers' compensation.................................................................  $     500,000
o Medical benefits for salaried employees...............................................  $     100,000
o Collision and other environmental losses..............................................       No Limit


     The Company is responsible up to an aggregate of $9,000,000 and $5,500,000 per year for public liability at December 31, 1996 and June 29, 1997, respectively, and $4,000,000 per year for workers' compensation liability.

     The Company has excess coverage beyond the deductible levels for public liability, property damage and sudden and accidental environmental losses. The Company's insurable limit was $100,000,000 at December 31, 1996 and June 29, 1997 with a $2,000,000 deductible at December 31, 1996 and $1,000,000 deductible at June 29, 1997.

     The liability for self-insurance is accrued based on claims incurred, with the liability for unsettled claims and claims incurred but not yet reported being estimated based on management's evaluation of the nature and severity of individual claims and the Company's past claims experience.

   Statement of Cash Flows

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

   Fair Value of Financial Instruments

     The carrying amounts reported in the accompanying statements of financial position for cash, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturities of these financial instruments.

     The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The book value of the Company's debt approximates fair market value.

   Reclassifications

     Certain prior period amounts have been reclassified to conform with the June 29, 1997 presentation.

   Changes in Accounting Policies

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). This statement requires recognition of impairment losses for long-lived assets whenever events or changes in circumstances result in the carrying amount of the assets exceeding the sum of expected future cash flows associated with such assets. The measurement of the impairment losses to be recognized is to be based on the difference between the fair values and the carrying amounts of the assets. SFAS No. 121 also requires that long-lived assets held for sale be reported at the

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

lower of carrying amount or fair value less cost to sell. The effect of the adoption of this policy was not material.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS No. 123") was effective for 1996. This statement provides for a fair value based method of accounting for grants of equity instruments to employees or suppliers in return for goods or services. With respect to stock-based compensation to employees, SFAS No. 123 permits entities to continue to apply the provisions prescribed by APB Opinion No. 25; however, certain pro forma disclosures must be presented as if the fair value based method had been applied in measuring compensation cost. There were no transactions requiring disclosure in 1995 or 1996 or for the six months ended June 29, 1997.

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company adopted this statement during the first quarter of 1997 and accounts for its $28,000,000 asset backed certificates as a sale for financial reporting purposes (see Note 6). Accordingly, the asset backed certificates of $28,000,000 and the associated accounts receivable of $28,000,000 are not reflected on the consolidated balance sheet as of June 29, 1997.

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities". This SOP provides that environmental remediation liabilities should be accrued when the criteria of Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies", are met, and that the accrual should include incremental direct costs of the remediation effort and the costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort, to the extent of the time expected to be spent directly on the remediation effort. The provisions of this SOP are effective for fiscal years beginning after December 15, 1996. The Company adopted this SOP on January 1, 1997. The effect of the adoption was not material.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

3. INCOME TAXES:

     Income tax provision comprises the following:

                                                                                FOR THE SIX     FOR THE SIX
                                                   FOR THE YEAR ENDED          MONTHS ENDED    MONTHS ENDED
                                                      DECEMBER 31,               JUNE 30,        JUNE 29,
                                             -------------------------------  ---------------  -------------
                                               1994       1995       1996          1996            1997
                                             ---------  ---------  ---------  ---------------  -------------
                                                     (IN THOUSANDS)             (UNAUDITED)
U.S. federal:
  Current..................................  $      27  $   1,894  $    (776)    $    (388)      $      --
  Deferred.................................        446     (1,692)       918           643            (929)
Foreign....................................         11         --         --            --              --
State:
  Current..................................        148        103          9             5               5
  Deferred.................................         78        (85)      (105)           73            (299)
                                             ---------  ---------  ---------     ---------       ---------
                                             $     710  $     220  $      46     $     333       $  (1,223)
                                             ---------  ---------  ---------     ---------       ---------
                                             ---------  ---------  ---------     ---------       ---------

     A reconciliation of the statutory to actual income tax provision is as follows:

                                                                                   FOR THE SIX     FOR THE SIX
                                                      FOR THE YEAR ENDED          MONTHS ENDED    MONTHS ENDED
                                                         DECEMBER 31,               JUNE 30,        JUNE 29,
                                                -------------------------------  ---------------  -------------
                                                  1994       1995       1996          1996            1997
                                                ---------  ---------  ---------  ---------------  -------------
                                                        (IN THOUSANDS)             (UNAUDITED)
Statutory tax (benefit) provision.............  $     603  $     187  $     (39)    $     226       $    (997)
Increase (decrease) resulting from:
  State income taxes, net of federal tax
     benefit..................................        151        104        142            71              63
  Benefit of net operating loss
     carryforwards............................        (91)       (99)      (311)         (156)            (75)
  Provision (benefit) of foreign tax credit
     carryforwards............................       (102)      (102)        51            51              51
  Other, net..................................        149        130        203           141            (265)
                                                ---------  ---------  ---------     ---------       ---------
Actual tax provision (benefit)................  $     710  $     220  $      46     $     333       $  (1,223)
                                                ---------  ---------  ---------     ---------       ---------
                                                ---------  ---------  ---------     ---------       ---------

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)


3. INCOME TAXES: -- (CONTINUED)

     Gross deferred tax assets at December 31, 1995 and 1996 and June 29, 1997 consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------  JUNE 29,
                                                                        1995       1996       1997
                                                                      ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Gross deferred tax assets:
  Self insurance liabilities........................................  $   7,932  $   7,413  $   7,190
  Pensions..........................................................      1,228      1,205        665
  Accruals..........................................................        901        851        778
  AMT and other credit carryforwards................................      2,413      1,921      1,932
  NOL carryovers....................................................         --      1,487      3,017
  Other.............................................................        888      2,220      1,938
                                                                      ---------  ---------  ---------
                                                                      $  13,362  $  15,097  $  15,520
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

     Gross deferred tax liabilities at December 31, 1995 and 1996 and June 29, 1997 consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------  JUNE 29,
                                                                        1995       1996       1997
                                                                      ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Gross deferred tax liabilities:
  Depreciation......................................................  $   7,624  $   7,782  $   8,488
  Recoverable environmental costs...................................      3,600      5,145      5,505
  Other.............................................................      1,688      2,821        799
                                                                      ---------  ---------  ---------
                                                                      $  12,912  $  15,748  $  14,792
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

     The Company has an alternative minimum tax ("AMT") credit carryforward of approximately $1,860,000 at December 31, 1996 and $1,911,000 at June 29, 1997
that can be used to offset future regular taxes in excess of AMT. The Company has approximately $433,000 at December 31, 1996 and $4,636,000 at June 29, 1997 AMT net operating loss ("NOL") carryforwards for financial reporting purposes which will be used in future years to offset AMT income. The Company has a net operating loss ("NOL") carry forward of $8,874,000 for tax purposes at June 29, 1997 which begins to expire in 2011.

4. EMPLOYEE BENEFIT PLANS:

The Company maintains two noncontributory benefit plans that cover full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Assets of the plans are invested primarily in equity securities and fixed income investments. Pension costs are funded in accordance with the provisions of the applicable law. Pension expense for these plans was $561,000, $696,000 and $297,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $257,000 and $168,000 for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

4. EMPLOYEE BENEFIT PLANS: -- (CONTINUED)

     The Company also provides supplemental retirement benefits to its employees through defined contribution 401(k) plans. Participation in these plans is elective. Assets of these plans are invested primarily in mutual funds.

     The components of net periodic pension cost for the years ended December 31, 1994, 1995 and 1996 and the six month period ended June 29, 1997 are as follows:

                                                                                                JUNE 29,
                                                                 1994       1995       1996       1997
                                                               ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Service cost.................................................  $     863  $     814  $   1,045  $     536
Interest cost................................................      2,201      2,305      2,377      1,254
Actual return on plan assets.................................         37     (5,486)    (3,037)    (1,608)
Net amortization and deferral................................     (2,540)     3,063        (88)       (14)
                                                               ---------  ---------  ---------  ---------
                                                               $     561  $     696  $     297  $     168
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------

     The actuarial assumptions used in accounting for the plans are as follows:

                                                                      DECEMBER 31
                                                              ----------------------------   JUNE 29,
                                                                    1995           1996        1997
                                                              ----------------  ----------  ----------
Discount rates..............................................    8.25%-8.75%       7.75%       7.75%
Rate of assumed compensation increase.......................         5%             5%          5%
Expected long-term rates of return on assets................      9%-9.5%         9%-11%      9%-11%

     The following table sets forth the funded status of the two plans and the amount recognized in the Company's consolidated balance sheets at December 31, 1995 and 1996 and June 29, 1997:

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

4. EMPLOYEE BENEFIT PLANS: -- (CONTINUED)

                                      1995                          1996                     JUNE 29, 1997
                          ----------------------------  ----------------------------  ----------------------------
                          ASSETS EXCEED   ACCUMULATED   ASSETS EXCEED   ACCUMULATED   ASSETS EXCEED   ACCUMULATED
                           ACCUMULATED     BENEFITS      ACCUMULATED     BENEFITS      ACCUMULATED     BENEFITS
                            BENEFITS     EXCEED ASSETS    BENEFITS     EXCEED ASSETS    BENEFITS     EXCEED ASSETS
                          -------------  -------------  -------------  -------------  -------------  -------------
                                                               (IN THOUSANDS)
Actuarial present value
  of benefit
  obligations:
  Vested................    $  18,513      $   7,951      $  19,686      $   8,700      $  20,772      $   9,341
  Nonvested.............          294            292            343            338            296            320
                            ---------      ---------      ---------      ---------      ---------      ---------
Accumulated benefit
  obligations...........    $  18,807      $   8,243      $  20,029      $   9,038         21,068          9,661
                            ---------      ---------      ---------      ---------      ---------      ---------
                            ---------      ---------      ---------      ---------      ---------      ---------
Projected benefit
  obligations...........    $  21,424      $   8,243      $  22,738      $   9,038         23,849          9,661
Plan assets at market
  value.................       22,472          7,407         22,471          7,407         23,571          7,368
                            ---------      ---------      ---------      ---------      ---------      ---------
Projected benefit
  obligation less than
  (in excess of) plan
  assets................        1,048           (836)          (267)        (1,631)          (278)        (2,293)
Unrecognized actuarial
  gain..................       (4,587)          (102)        (3,272)           692         (3,287)         1,477
Unrecognized prior
  service cost..........        1,721            315          1,721            315          1,541            228
Unrecognized transition
  amount................         (894)            61           (894)            61           (596)            35
Adjustment required to
  recognize minimum
  liability.............           --           (274)            --         (1,068)            --         (1,739)
                            ---------      ---------      ---------      ---------      ---------      ---------
Accrued pension
  liability, included in
  other noncurrent
  liabilities...........    $  (2,712)     $    (836)     $  (2,712)     $  (1,631)     ($  2,620)     ($  2,292)
                            ---------      ---------      ---------      ---------      ---------      ---------
                            ---------      ---------      ---------      ---------      ---------      ---------

     The Company charged to operations payments to multiemployer pension plans required by collective bargaining agreements of $2,471,000, $1,992,000 and $1,870,000 for the years ended December 31, 1994, 1995 and 1996 and $949,000 and
$923,000 for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997. These defined benefit plans cover substantially all of the Company's union employees not covered under the Company's plan. The actuarial present value of accumulated plan benefits and net assets available for benefits to employees under these multiemployer plans is not readily available (see Note 10).

     SFAS No. 87, "Employers' Accounting for Pensions", requires the recognition of an additional minimum liability for each defined benefit plan for which the excess of the accumulated benefit obligation over plan assets exceeds the pension liability recorded. A portion of this amount has been offset by the recording of an intangible asset. Because the asset recognized may not exceed the amount of unrecognized prior service cost and transition obligation on an individual plan basis, the balance, net of tax benefits, is reported as a reduction of stockholders' equity at June 29, 1997.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

5. SENIOR NOTE OFFERING:

     On June 16, 1997 the Company completed the sale of $100 million of Senior Notes (the "Notes"). The Notes bear interest at a rate per annum of 10 3/8% and are due 2005. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2001, at redemption prices as defined in the Purchase Agreement. In addition on or prior to June 15, 2000, the Company may redeem up to 25% of the Notes at a redemption price of 110 3/8% with the net proceeds of a Public Equity Offering, provided that not less than $75 million in aggregate principal amount of the Notes is immediately outstanding after giving effect to such redemption. If there is a change of control in the ownership of the Company, each Note holder will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof. The Notes rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. In connection with the Notes, the Company is subject to certain covenants that among other things, limit (1) the incurrence of additional indebtedness by the Company, (2) the payment of dividends on and redemption of capital stock of the Company, (3) certain investments by the Company, (4) certain sales of assets, and (5) consolidations and mergers of the Company. The Company used the proceeds from the Notes to repay substantially all of the Company's outstanding indebtedness and for working capital and general corporate purposes. The Notes are classified as long-term debt on the consolidated balance sheet as of June 29, 1997 (See Note
6).

     The Company also entered into the Registration Rights Agreement dated as of the Closing Date (the "Registration Rights Agreement"), among the Company and the Initial Purchasers, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Notes. Under the Registration Rights Agreement, the Company agreed for the benefit of the holders of the Notes that it would, at its own cost (i) within 60 days after the Closing Date file a registration statement (the "Registration Statement") with the Commission with respect to a registered offer to exchange the Notes for New Notes, which will have terms substantially identical to the Notes and (ii) use its best efforts to cause such Registration Statement to be declared effective under the Securities Act within 120 days after the Closing Date. If for any reason the Exchange Offer is not consummated within 150 days after the Closing Date, the Company is obligated under the Registration Rights Agreement to file a shelf registration statement with the Commission covering resales of the Notes. If the Company defaults with respect to its obligations under the Registration Rights Agreement, the Company will be obligated to pay Additional Interest of 0.25% per annum for the first 90-day period (or portion thereof) and an additional 0.25% per annum for each subsequent 90-day period (up to a maximum aggregate increase of 1.00% per annum) until all Registration Defaults have been cured, whereupon the accrual of Additional Interest will cease and the interest rate on the Notes will revert to the original rate.

6. EQUIPMENT OBLIGATIONS AND LONG-TERM DEBT:

     Long-term debt as of December 31, 1995 and 1996, and June 29, 1997 consists of the following:

                                                                                   DECEMBER 31,       JUNE 29,
                                                                               --------------------  -----------
                                                                                 1995       1996        1997
                                                                               ---------  ---------  -----------
                                                                                        (IN THOUSANDS)
Senior Notes.................................................................  $      --  $      --  $   100,000
Asset-backed certificate.....................................................     23,000     28,000           --
Capital lease obligations....................................................     14,863     21,729        2,202
Mortgage notes...............................................................        922        854           --
Less -- Amounts due in one year or less......................................     (2,612)    (4,364)        (638)
                                                                               ---------  ---------  -----------
                                                                               $  36,173  $  46,219  $   101,564
                                                                               ---------  ---------  -----------
                                                                               ---------  ---------  -----------

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

6. EQUIPMENT OBLIGATIONS AND LONG-TERM DEBT: -- (CONTINUED)

     In May 1993, the Company, through one of its wholly owned subsidiaries, sold a $23,000,000 Asset Backed Certificate (the "Certificate") to an insurance company (the "Investor") pursuant to the terms of the related Receivables Contribution and Purchase Agreement and the Pooling and Servicing Agreement (the "Agreements"). The Agreements were amended and restated as of December 16, 1994, and as of December 30, 1996, to allow for increases to the Certificate amount now totaling $28,000,000. The Certificate is secured by the Company's receivables, as defined in the Agreements, and may be repurchased at any time for a purchase price equal to the unpaid principal and interest due. The Certificate bears interest at a per-annum rate equal to the London Interbank Offered Rate ("LIBOR") plus .80%. The Certificate is scheduled to mature in December 1999. In accordance with the terms of the Agreements, the Company held $1,934,000 and $3,541,400 in a restricted cash account at December 31, 1995 and 1996, respectively, and $0 at June 29, 1997. On March 30, 1997, the Agreements were amended and restated and the provision permitting the Company to repurchase the Certificate at any time was eliminated. As a result, the transaction is accounted for as a sale for financial reporting purposes. Accordingly, the Certificate of $28,000,000 and the associated accounts receivable of $28,000,000 are not reflected on the consolidated balance sheet as of June 29, 1997.

     The capital lease obligations are payable in monthly installments to the year 2001 at interest rates ranging from 6.2% to 12.0%.

     Equipment obligations as of December 31, 1995 and 1996, and June 29, 1997 consist of the following:

                                                                          DECEMBER 31,      JUNE 29,
                                                                      --------------------  ---------
                                                                        1995       1996       1997
                                                                      ---------  ---------  ---------
                                                                         (IN THOUSANDS)
$20,000,000 Revolving Credit Agreement..............................  $      --  $      --  $      --
$12,500,000 Revolving Credit Agreement..............................      3,479      6,829         --
$26,000,000 Revolving Credit Agreement..............................     11,355     24,855         --
$10,000,000 Revolving Credit Agreement..............................         --      8,325         --
Other equipment obligations at interest rates ranging from 7.5% to
  12.7%, payable in installments through 2003.......................     14,202     18,432         --
Less -- Amounts due in one year.....................................     (4,804)    (4,957)        --
                                                                      ---------  ---------  ---------
                                                                      $  24,232  $  53,484  $      --
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------



     In May 1993, the Company entered into a $10,000,000 Revolving Credit Agreement with a bank. The agreement was amended in July 1995 and again in July 1996, and the revolving credit line was increased to $12,500,000. This amended agreement includes a maximum of $8,500,000 in open letters of credit, $3,900,000 of which was utilized at December 31, 1996 and June 29, 1997, respectively. The Company pays letter of credit fees of 2% of the outstanding balance of issued letters of credit, and a commitment fee of .5% on the unused credit line. Borrowings under this agreement bear interest, based upon the election of the Company, at the Base Rate, as defined, plus .75% per annum or the Adjusted LIBOR, as defined, plus 3%. Borrowings are secured by liens against specified revenue equipment. The Company has agreed to various loan covenants, including the maintenance of certain financial conditions and ratios, limitations on mergers, asset sales and purchases, and intercompany advances among other restrictions. The Company was in compliance with all these covenants as of December 31, 1996. This agreement was terminated and all outstanding amounts were repaid in June of 1997 with the proceeds of the Note Offering (See Note 5).

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

6. EQUIPMENT OBLIGATIONS AND LONG-TERM DEBT: -- (CONTINUED)

     The $26,000,000 Revolving Credit Agreement is with an asset-based lender. Borrowings under this agreement bear interest at rates indexed from .75% to 1.5% above a bank's prime rate, with a floor of 7.5%. This agreement includes a maximum of $3,750,000 in open letters of credit, of which none were drawn at December 31, 1996 and June 29, 1997. Borrowings are secured by liens against certain revenue equipment and are limited to 85% of the depreciated value of that equipment, as defined. The Company has agreed to various loan covenants, including the maintenance of certain financial conditions and ratios, limitations of additional debt or liens, restriction of dividends and limitations on mergers, asset sales and purchases, and intercompany advances, among other restrictions. The Company was in compliance with all these covenants as of December 31, 1996 and June 29, 1997. The agreement is subject to renewal on June 30, 1998, or alternatively it will convert to a 48-month term loan with payments beginning August 1, 1998. The Company also pays letter of credit fees at an annual rate of 2% of the outstanding balance of the issued letters of credit, and fees on the unused credit line at an annual rate of .5%. This agreement was terminated and all outstanding amounts were repaid in June of 1997 with the proceeds of the Note Offering (See Note 5).

     The $10,000,000 Revolving Credit Agreement is with an asset-based lender. Borrowings under this agreement bear interest rates indexed from .75% to 1.5% above a bank's prime rate, with a floor of 6.5%. Borrowings are secured by liens against certain revenue equipment and are limited to 85% of the depreciated value of that equipment, as defined. The Company has agreed to various loan covenants, including the maintenance of certain financial conditions and ratios, restriction of dividends and limitations on mergers, asset sales and purchases, and intercompany advances, among other restrictions. The Company was in compliance with all these covenants as of December 31, 1996 and June 29, 1997. The agreement is subject to renewal on June 30, 1998, or alternatively it will convert to a 48-month term loan with payments beginning August 1, 1998. The Company also pays fees on the unused credit line at an annual rate of .5%. This agreement was terminated and all outstanding amounts were repaid in June of 1997 with the proceeds of the Note Offering (See Note 5).

     In connection with the Offering of the Notes, Chemical Leaman Corporation entered into a revolving credit facility with CoreStates Bank, N.A. (the "New Revolving Credit Facility"). The New Revolving Credit Facility provides for up to $20 million of revolving loans and $8.5 million letters of credit. Borrowings under the New Revolving Credit Facility may be used for working capital and the purchase of revenue equipment. Amounts outstanding under the New Revolving Credit Facility will bear interest at a variable rate at the Company's election of (i) the Base Rate (as defined therein) plus 1/2% or (ii) LIBOR (as defined therein) plus 1.80%. The Company will be required to pay a letter of credit fee of 1.80% per annum of letters of credit outstanding and a commitment fee of 3/8% per annum of the unused portion of the facility. The New Revolving Credit Facility will mature in June 2000, subject to a maximum of two annual extensions at the option of the Company upon the approval of CoreStates. The New Revolving Credit Facility was undrawn at June 29, 1997 except for $3.9 million of stand-by letters of credit which were rolled over from an existing facility.

     The New Revolving Credit Facility is secured by $25 million of revenue equipment held by Chemical Leaman Corporation and availability under the facility is limited to 80% of the value of such equipment.

     The New Revolving Credit Facility contains financial covenants including a minimum net worth test and a minimum fixed charge coverage ratio. In addition, the New Revolving Credit Facility contains covenants that restrict certain mergers, acquisitions and sales of assets, the incurrence of indebtedness, the payment of dividends, the repurchase of stock, the making of loans to shareholders and the granting of liens.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

6. EQUIPMENT OBLIGATIONS AND LONG-TERM DEBT: -- (CONTINUED)

     Annual maturities of debt following June 30, 1998, excluding letters of credit, are as follows:

                                                                                LONG-TERM    EQUIPMENT
                                                                                  DEBT      OBLIGATIONS
                                                                               -----------  -----------
                                                                                    (IN THOUSANDS)
1998.........................................................................  $       415   $      --
1999.........................................................................          489          --
2000.........................................................................          459          --
2001.........................................................................          201          --
2002.........................................................................           --          --
Subsequent...................................................................      100,000          --
                                                                               -----------   ---------
                                                                               $   101,564   $      --
                                                                               -----------   ---------
                                                                               -----------   ---------

7. STOCKHOLDERS' EQUITY:

     In April 1996, the Company completed a reverse merger transaction whereby stockholders who owned less than 50 common shares had their shares converted into a right to receive $6,000 per share in cash; 111 shares were converted as a result of this transaction.

     In October 1996, the Company issued a stock dividend effected in the form of a 199-to-1 stock split to its stockholders whereby each stockholder received 199 shares of common stock for each common share held. The 1995 financial statements have been adjusted to reflect the stock dividend.

     In 1996, officers of the Company exercised rights for the purchase of 299 shares of common stock at $6,000 per share, and as consideration executed promissory notes in favor of the Company with a maturity date of December 31, 2006, with interest payable annually at the rate of 7.25%. These notes receivable have been classified as a stock subscription receivable in stockholders' equity.

     In 1995, an officer of the Company exercised rights for the purchase of 76 shares of common stock at $6,000 per share, and as consideration executed a promissory note in favor of the Company with a maturity date of December 31, 2004, and interest payable annually at the rate of 6.83%. This note receivable has been classified as a stock subscription receivable in stockholders' equity.

     In 1996, the Company canceled certain options that were granted to Company officers and paid $315,000 as consideration to the employees to cancel the options.

     In 1988, an officer of the Company exercised rights for the purchase of 250 shares of common stock at $6,080 per share, and as consideration executed a promissory note in favor of the Company with a term of 10 years and interest payable annually at the rate of 9.39%. This note receivable has been classified as a stock subscription receivable in stockholders' equity.

8. MANDATORILY REDEEMABLE PREFERRED STOCK:

     In August 1992, the Company issued Series A Preferred stock (the "Series A Preferred") which has a $20,000 stated value per share and a 6% cumulative dividend payable quarterly, subject to certain legal and contractual limitations. The Series A Preferred can be redeemed at a premium by the Company during the first seven years after issuance, after which time the Company may redeem the Series A Preferred at par value plus accumulated unpaid dividends. After ten years, the Series A Preferred holders have the right to require redemption at par value plus accumulated unpaid dividends. The Company may not amend certain of the terms of the Series A Preferred without the prior written consent of the holders of at least 90% of the then-outstanding shares of Series A Preferred. The

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

8. MANDATORILY REDEEMABLE PREFERRED STOCK: -- (CONTINUED)

Company may not issue any class or series of capital stock that is senior in priority to the Series A Preferred while any of the shares thereof are issued and outstanding. The Series A Preferred, as a class, has the right to elect one member of the Board of Directors, but has no other voting rights. The Series A Preferred has no conversion features.

     In May 1996, the Company converted 151 shares of common stock held by a stockholder into 151 Series B convertible preferred shares (the "Series B Preferred"). The Series B Preferred has a $6,000 stated value per share and a 6% cumulative dividend payable quarterly, subject to certain legal and contractual limitations. After ten years, the Series B Preferred holders have the right to require redemption at par value plus accumulated unpaid dividends. The Series B Preferred is convertible into an equal number of fully paid and nonassessable shares of common stock at the option of the Series B Preferred Stockholders. The Company may not issue any class or series of capital stock that is senior in priority to the Series B Preferred, except for the shares of Series A Preferred, while any of the shares thereof are issued and outstanding.

     In May 1996, the Company converted 302 shares of common stock held by stockholders into 302 Series C convertible preferred shares (the "Series C Preferred"). The Series C Preferred has a $6,000 stated value per share and an 8% cumulative dividend payable quarterly, subject to certain legal and contractual limitations. After ten years, the Series C Preferred holders have the right to require redemption at par value plus accumulated unpaid dividends. The Series C Preferred has no conversion features. The Company may not issue any class or series of capital stock that is senior in priority to the Series C Preferred, except for the shares of Series A Preferred, while any of the shares thereof are issued and outstanding. The Company's shares of Series C Preferred rank, as to dividends and liquidation, equally with each other, equally with shares of the Series B Preferred, senior and prior to the Company's common stock, and senior to, or on a parity with, classes or series of capital stock (other than the Company's common stock and Series A Preferred) hereafter issued by the Company.

9. LEASES:

                                                                          DECEMBER 31,
                                                                      --------------------  JUNE 29,
                                                                        1995       1996       1997
                                                                      ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Building, revenue equipment and other equipment financed under        $  20,757  $  30,627  $   4,904
  capital leases....................................................
Less -- Accumulated depreciation....................................      7,234     10,409      3,313
                                                                      ---------  ---------  ---------
                                                                      $  13,523  $  20,218  $   1,591
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

     The Company leases certain terminal facilities and revenue equipment under noncancellable operating leases with terms ranging through the year 2001. Annual rent expense was $824,000 and $1,369,000 for the years ended December 31, 1995 and 1996, respectively, and $512,000 and $860,000 for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

9. LEASES: -- (CONTINUED)

     The following is a schedule of future minimum lease payments for capital and operating leases as of June 29, 1997:

                                                                                   CAPITAL   OPERATING
                                                                                   LEASES     LEASES
                                                                                  ---------  ---------
                                                                                     (IN THOUSANDS)
1997 (6 months).................................................................  $     464  $   1,598
1998............................................................................        829      3,555
1999............................................................................        730      2,699
2000............................................................................        517      1,381
2001............................................................................        169        650
Subsequent......................................................................         16      2,036
                                                                                  ---------  ---------
Total minimum lease payments....................................................      2,725  $  11,919
                                                                                             ---------
                                                                                             ---------
Less -- Amount representing interest............................................        523
                                                                                  ---------
Present value of minimum lease payments.........................................  $   2,202
                                                                                  ---------
                                                                                  ---------

10. COMMITMENTS AND CONTINGENT LIABILITIES:

     Commitments to purchase revenue equipment amounted to approximately $5,504,000 and $2,555,000 at December 31, 1996 and June 29, 1997, respectively.

     In connection with a dispute between the Company and a multiemployer pension plan covering certain of the Company's union employees, the plan's trustees have threatened to terminate the Company's participation in the pension plan with respect to some of its employees. If such termination were to occur, the plan's trustees have indicated that the Company would be required to pay a partial withdrawal liability in the amount of approximately $3.8 million over a period of two years commencing in 1999. The Company is currently negotiating with the trustees concerning a possible settlement of the dispute, which would permit all of the Company's covered operations to continue to participate in the pension plan in exchange for either increased future contributions or increased covered employment. The Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations.

     The Company is a party to a lawsuit filed in 1987 against the Company and approximately 25 other defendants in the Superior Court of New Jersey, Passaic County (A.L.U. Textile Combining Corp. et al. v. Texaco Chemical Co., et al., No. L-23905-87). The approximately 175 plaintiffs seek damages claimed to exceed $100 million resulting from a fire set to a building by trespassing arsonists. The plaintiffs allege that the Company was negligent by delivering a shipment of naphthalene to an outdoor facility where it could be ignited by trespassers. The Company has denied any liability and has asserted cross-claims against the other defendants. Discovery in the lawsuit has not yet been concluded. The Company is currently in negotiations concerning a settlement of the claim. If a settlement cannot be successfully concluded, the Company intends to vigorously defend against the lawsuit and believes that it has meritorious defenses.

     The Company is involved in other litigation in the normal course of business. After consultation with legal counsel, management is of the opinion that various claims and litigation currently pending will not materially affect the Company's financial position or results of operations (see Note 12).

11. RELATED-PARTY TRANSACTIONS:

     The Company paid consulting fees of $720,000, $730,000 and $1,251,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $861,000 and $460,000 for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively, to a director of the Company. The Company also paid consulting fees totaling $149,000, $162,000 and

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

11. RELATED-PARTY TRANSACTIONS: -- (CONTINUED)
$162,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $72,000 and $81,000 for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively, to certain preferred stockholders.

     On December 11, 1995, the Company and a consulting firm ("the Consulting Firm") entered into a Service Agreement under which the Consulting Firm agreed to assist in the development and implementation of the Company's new information technology system on a fee for service basis. The president, controlling stockholder and a director of the Consulting Firm is a director of the Company. In addition, on July 1, 1996, the Company and this director entered into a Consulting Agreement for this director to assist the Company with the management of its new information technology system. The Consulting Agreement provides for this director to receive a consulting fee of $20,834 per month and the potential to receive a bonus of up to 100% of the base consulting fee, payable at the end of 1996 and 1997. The Consulting Agreement has a termination date of December 31, 1997. The Company paid $670,000 and $2,525,000 for the years ended December 31, 1995 and 1996, respectively, and $1,273,000 and $1,375,000 for the unaudited six month period ended June 30, 1996 and audited six month period ended June 29, 1997 to this director.

     During 1995, the Company extended a $2,500,000 loan to its Chairman and Chief Executive Officer. The loan is evidenced by a promissory note and bears interest at 8.25% per annum. Interest under this loan is payable annually, and the principal is due upon maturity at December 31, 2004. During 1996, the Company extended an additional $1,000,000 loan to this officer. This loan is also scheduled to mature December 31, 2004, and bears interest at a rate of 6.50% per annum. The loan amounts are included in notes receivable on the consolidated balance sheets.

12. ENVIRONMENTAL MATTERS:

     For a number of years the Company has been involved in two sites that have been designated as Superfund sites by the United States Environmental Protection Agency ("EPA") located in Bridgeport, New Jersey and West Caln Township, Pennsylvania.

     Bridgeport, New Jersey. During 1991, the Company entered into a Consent Decree with the EPA filed in the U.S. District Court for the District of New Jersey, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 91-2637 (JFG) (D.N.J.), with respect to its site located in Bridgeport, New Jersey, requiring the Company to remediate groundwater contamination. The Consent Decree allowed the Company to undertake Remedial Design and Remedial Action ("RD/RA") related to the groundwater operable unit of the cleanup. Costs associated with performing the RD/RA were $1.2 million in 1996. No decision has been made as to the extent of soil remediation to be required, if any.

     In August 1994, the EPA issued a Record of Decision ("ROD") selecting a remedy for the wetlands operable unit at the Bridgeport site. The Company has submitted comments to the EPA that vigorously dispute the merits of the EPA's remedy. In the last quarter of 1996, the EPA issued demands to the Company for reimbursement of approximately $2.5 million in alleged EPA past response costs at the site for the groundwater and wetlands operable units, and the Company expects that additional demands may be issued in the future. The government has not made a claim against the Company for natural resource damages. The Company and the EPA are negotiating a settlement of the EPA's response cost claims. If the EPA accepts the Company's latest offer, the Company will be permitted to reimburse the EPA's cost at the site over a three year period at a total cost of $3.3 million, plus interest.

     The Company is in litigation with its insurers to recover its costs in connection with the environmental cleanup at the Bridgeport site. On April 7, 1993, the U.S. District Court for the District of New Jersey entered a judgment requiring the insurers to reimburse the Company for substantially all past and future environmental cleanup costs at the Bridgeport site. The insurers appealed the judgment

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

12. ENVIRONMENTAL MATTERS: -- (CONTINUED)

to the U.S. Court of Appeals for the Third Circuit, but before the appeal was decided the Company and its primary insurer settled all of the Company's claims, including claims asserted or to be asserted at other sites, for $11.5 million. This insurer dismissed its appeal, but the excess carriers did not. On June 20, 1996, the U.S. Court of Appeals affirmed the judgment against the excess insurance carriers, except for the allocation of liability among applicable policies, and remanded the case for an allocation of damage liability among the insurers and applicable policies on a several basis. The allocation proceeding and the Company's petition for recovery of its legal costs are presently pending before the U.S. District Court.

     It is the belief of environmental counsel to the Company, and management, that receipt of insurance proceeds sufficient to recover all or substantially all of the costs of remediating the Bridgeport site, including attorney fees and expenses, is likely to occur. The Company capitalized $1,647,000 and $4,243,000 during 1995 and 1996, respectively, and $421,000 during the six month period ended June 29, 1997, of current costs related to the Bridgeport site based upon their probable future recovery. The deferred costs of $9,437,000, $13,680,000 and $14,101,000 are classified as recoverable costs in the consolidated balance sheets at December 31, 1995 and 1996, and June 29, 1997, respectively.

     West Caln Township, Pennsylvania. The EPA has alleged that the Company disposed of hazardous materials at the William Dick Lagoons Superfund Site located in West Caln Township, Pennsylvania. In 1991, the EPA issued ROD I, requiring the installation of a public water supply for some residents near the site. In November 1991, the EPA issued special notice letters to the Company and another potentially responsible party ("PRP") soliciting implementation of ROD
I. In March 1992, the EPA issued a unilateral order to the Company and the other party directing them to implement ROD I. The Company declined to comply based on its belief that it had sufficient cause not to comply.

     In April 1993, the EPA issued ROD II, selecting a remedy for the soil remediation phase of this cleanup program. The EPA and the Company agreed that the Company would be afforded the opportunity to implement its preferred remedy for the soil remediation phase and to settle its differences with the EPA regarding the public water supply issue. Pursuant to a Consent Decree lodged with the U.S. District Court for the Eastern District of Pennsylvania on October 10, 1995, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 95-CV-4264
(RJB) (E.D.P.A.), the Company paid the EPA $713,674 in June 1996, $713,674 in October 1996, and approximately $300,000 in November 1995, and established a $300,000 irrevocable standby letter of credit. These payments settled EPA's claim relating to past response costs and failure to install a public water supply in accordance with ROD I. The Consent Decree requires the Company to make an additional payment to EPA of $700,000 in October 1997, perform an interim groundwater remedy at the site, and finance the soil remedy at an estimated cost of approximately $4.1 million. The Consent Decree does not cover the final groundwater remedy or other site remedies, or claims, if any, for natural resource damages.

     Other Sites. On August 5, 1992, the Company entered into a CD with the City and State of New York settling its liability for alleged contamination of five municipal landfills located in New York City. The CD, which was entered by the United States District Court for the Southern District of New York on August 7, 1992, obligated the Company to pay to the State of New York $133,227 by September 16, 1992. This payment was made as required. The CD also obligated the Company to pay the City of New York $1,419,183 on June 30, 1995. The Company and the City of New York agreed in principle to a deferral of the June 30, 1995 payment in exchange for an increase in the total amount due from the Company. In accordance with that agreement, the Company paid the City of New York $500,000 in June 1995. Three additional payments of $250,000 were made on March 31, 1996, June 30, 1996, and March 30, 1997. A final payment of $379,576 was made on June 30, 1997.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

12. ENVIRONMENTAL MATTERS: -- (CONTINUED)

     In addition, the Company has also been named as a defendant and a potentially responsible party at a number of former waste disposal sites. In these matters the Company's involvement is relatively limited and generally arises out of shipment of wastes by or for the Company in the ordinary course of business over many years to contaminated sites owned and operated by third parties.

     Although the extent and timing of the litigation, settlement and possible cleanup costs at the foregoing sites, other than certain phases of the Bridgeport and West Caln Township sites, are not reasonably estimable at this time, it is anticipated that the Company will expend substantial amounts with respect to such sites.

     The Company has recorded total charges (credits) to income of $2,700,000, $2,388,000 and $2,280,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $(1,392,000) and $760,000 for the unaudited six month period ended June 30, 1996 and the audited six month period ended June 29, 1997, respectively, with regard to the foregoing environmental cleanup and related charges. At December 31, 1995 and 1996, and June 29, 1997, the reserve for environmental liabilities was approximately, $15,309,000, $13,115,000 and $12,400,000, respectively, and this reserve is included in estimated self-insurance liabilities in the consolidated balance sheets.

13. INVESTMENT:

     The Company has a zero coupon bond of $2,236,000, which is required as security under the Company's insurance program. The bond is scheduled to mature February 15, 2016. The bond is classified as held-to-maturity, and has a value of $737,000 which consists of the initial purchase price and accretion of income and is included in other assets on the consolidated balance sheets.

14. ACQUISITION:

     In June 1996, the Company and BMI Transportation, Inc. ("BMI") signed an asset purchase agreement in which the Company purchased certain assets (equipment and receivables) and assumed certain liabilities, as defined, of Fleet Transport Company, Inc. ("Fleet"), a division of BMI. The consideration for the assets purchased was $15,500,000 and the assumption of capital lease obligations of approximately $7,400,000. Additionally, the Company assumed certain operating leases related to revenue equipment. The Company retained $1,500,000 of the purchase price to be utilized to perform any necessary or appropriate environmental cleanup on the facilities purchased from BMI. This amount is reflected as a liability in the consolidated balance sheet. To the extent the Company does not utilize the $1,500,000 on or prior to the second anniversary of the closing date, the Company is required to pay one half of the unused portion to BMI with interest thereon at an annual rate of 8%. The balance of the unused portion is required to be paid to BMI on the third anniversary of the closing date with interest thereon at an annual rate of 8%. The acquisition was accounted for under the purchase method of accounting. Based on the allocation of the purchase price, no goodwill resulted from this acquisition. Under the terms of the asset purchase agreement, there is an additional contingent payment of up to a maximum of $7,000,000 that the Company is required to make if revenues and earnings of Fleet exceed certain levels, as defined, for the 12-month period ended June 29, 1997. Based on the revenues and earnings of Fleet for the 12-month period ended June 29, 1997, the Company does not anticipate making the contingent payment. Operating results for Fleet are included in the Company's consolidated statement of operations beginning June 29, 1996. The accompanying statement of operations for the year ended December 31, 1996 and the audited six month period ended June 29, 1997, includes $461,000 and $711,000, respectively, of net loss attributable to the Fleet acquisition.

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                           (IN THOUSANDS OF DOLLARS)

                                                             BALANCE AT
                                                            BEGINNING OF                                BALANCE AT
                                                               PERIOD         ADDITIONS   DEDUCTIONS   END OF PERIOD
                                                         ------------------  -----------  -----------  -------------

FOR SIX MONTH PERIOD ENDED JUNE 29, 1997

Accounts receivable allowance for doubtful accounts....             570             225         (131)          664

FOR YEAR ENDED DECEMBER 31, 1996

Accounts receivable allowance for doubtful accounts....             323             318          (71)          570

FOR YEAR ENDED DECEMBER 31, 1995

Accounts receivable allowance for doubtful accounts....             212             338         (227)          323


================================================================================

     ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS.

                                    BY MAIL:
                           FIRST UNION NATIONAL BANK
                        1525 WEST W. T. HARRIS BLVD. 3C3
                        CHARLOTTE, NORTH CAROLINA 28288
                            ATTENTION: MICHAEL KLOTZ

                            FACSIMILE TRANSMISSION:
                                 (704) 590-7628

                           BY HAND/OVERNIGHT EXPRESS:
                           FIRST UNION NATIONAL BANK
                        1525 WEST W. T. HARRIS BLVD. 3C3
                        CHARLOTTE, NORTH CAROLINA 28288
                            ATTENTION: MICHAEL KLOTZ

                            FACSIMILE TRANSMISSION:
                                 (704) 590-7628

                              TO CONFIRM RECEIPT:
                                 (704) 590-7408

     (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER OR REGISTERED OR CERTIFIED MAIL)

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


================================================================================

================================================================================



                       OFFER TO EXCHANGE ALL OUTSTANDING
                         10 3/8% SENIOR NOTES DUE 2005
                        ($100,000,000 PRINCIPAL AMOUNT)
                       FOR 10 3/8% SENIOR NOTES DUE 2005




                                     [LOGO]

                          CHEMICAL LEAMAN CORPORATION



                               ------------------
                                   PROSPECTUS
                               ------------------



                                            , 1997


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Chemical Leaman Corporation (the "Company") is a Pennsylvania corporation. Sections 513 and 518 of the Pennsylvania Corporations and Unincorporated Associations statute (the "Associations Code"), Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") and the Company's By-Laws provide for indemnification of the Company's directors and officers. As permitted under Section 518 of the Associations Code and 1741-1750 of the BCL, the Company's By-Laws provide that the Company shall indemnify directors and officers against all expenses incurred in connection with actions, suits (whether civil, criminal, administrative or investigative, including derivative actions) threatened or pending against or completed with respect to, such officer or director (including expenses incurred or to be incurred by virtue of being called as a witness) by reason of the fact that he or she is or was a officer or director of the Company, or by reason of the fact that such officer or director serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the officer or director giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. In addition, the Company's By-Laws, consistent of Section 1713 of the BCL, state that the responsibility or liability of the Company's directors will not be limited if such liability arises out of a breach or failure by such officer or director to perform his or her duties under the BCL and such breach or failure to perform said duties constituted self-dealing or wilful misconduct or recklessness. Moreover, under the BCL and the Company's By-Laws, the personal liability of the Company's officers and directors shall not be limited if the responsibility or liability arises under or any criminal statute or the liability concerns the payment of tax pursuant to federal, state or local law. Section 1745 of the BCL and the Company's By-Laws permit the Company to pay expenses incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon the Company receipt of an undertaking by or on behalf of the representative to repay the amount so advanced if said person is ultimately determined not to be entitled to indemnification under the BCL or the By-Laws. The By-Laws provide that the Company's officers and directors shall have the right to employ his or her own legal counsel in such action, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of such person unless: (i) the employment of legal counsel by such person shall have been authorized by the Company; (ii) such person shall have reasonably concluded that there may be a conflict of interest between the Company and such person in the conduct of the defense of such proceeding; or
(iii) the Company shall in fact have employed legal counsel to assume the defense of such action. The Company shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Company or as to which such person shall have reasonably concluded that there may be a conflict of interest if indemnification under the By-Laws or advancement of expenses are not paid or made by the Company, or on its behalf, within 90 days after a written claim for indemnification or a request for an advancement of expenses has been received by the Company; and such person may, at any time thereafter, bring suit against the Company to recover the unpaid amount of the claim or the advancement of expenses. The By-Laws, in accordance with Section 518 of the Associations Code and Section 1750 of the BCL, further provide that indemnification and advancement of expenses shall, unless otherwise provided when authorized, continue as to a person who has ceased to be a director, officer, employee or agent; and, pursuant to Section 1747 of the BCL, the By-Laws also provide that the Company shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of the Company, or who is serving at the request of the Company against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the BCL.

    Under the Company's By-laws, it is the policy of the Company to indemnify officers and directors to the fullest extent permitted by law, and Section 1743 of the BCL mandates indemnification against expenses, including attorney's fees, actually and reasonably incurred by an officer, director or representative when such individuals are ultimately successful on the merits or otherwise in defense of any third-party action or proceedings, or of any derivative or corporate actions, or in defense of any claim, issue or matter therein.

     The foregoing discussion is qualified in its entirety by reference to the Associations Code, the BCL and the By-Laws of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

 EXHIBIT NO.                                                 EXHIBIT
------------                                                 -------
  1.1           Purchase Agreement, dated as of June 10, 1997, by and among Chemical Leaman Corporation and
                Merrill Lynch, Pierce, Fenner & Smith Incorporated and Schroder Wertheim & Co. Incorporated.

  2.1           Asset Purchase Agreement, dated June 28, 1996, among Fleet Transport Company, Inc., Fleet
                Transport Va., Inc., Bulk Storage, Inc., BMI Transportation, Inc., Fleet Acquisition Corporation
                and Chemical Leaman Corporation.

  2.2           Plan of Merger between CLC Merger Corp. and Chemical Leaman Corporation, effective March 25, 1996.

  3.1           Articles of Incorporation of Chemical Leaman Corporation as amended.

  3.2           By-Laws of Chemical Leaman Corporation.

  4.1           Indenture, dated as of June 16, 1997, between Chemical Leaman Corporation and First Union National
                Bank, as trustee, relating to the 10 3/8% Senior Notes due 2005 of Chemical Leaman Company.

  4.2           Form of New Note (contained in Exhibit 4.1 as Exhibit A-2).

 *5.1           Opinion of Pepper, Hamilton & Scheetz LLP regarding legality of the securities being registered.

  10.1          Registration Rights Agreement, dated as of June 16, 1997, by and among Chemical Leaman Corporation and Merrill Lynch, Pierce, Fenner & Smith & Co. Incorporated and Schroder Wertheim & Co.
                Incorporated.

  10.2          Revolving Credit Agreement, dated as of June 16, 1997, between Chemical Leaman Corporation and
                CoreStates Bank, N.A.

  10.3          Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and David M.
                Boucher.

  10.4          Promissory Note, dated September 10, 1996, for $262,500 by David M. Boucher to Chemical Leaman
                Corporation.

  10.5          Pledge Agreement, dated September 10, 1996, by and between Chemical Leaman Corporation and David
                M. Boucher.

  10.6          Letter Agreement for cancellation of stock options, dated September 10, 1996, by and between
                Chemical Leaman Corporation and Eugene C. Parkerson.

  10.7          Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and Eugene C.
                Parkerson.

 EXHIBIT NO.                                                 EXHIBIT
------------                                                 -------
  10.8          Promissory Note, dated September 10, 1996, for $244,844 by Eugene C. Parkerson to Chemical Leaman
                Corporation.

  10.9          Pledge Agreement, dated September 10, 1996, by and between Chemical Leaman Corporation and Eugene
                C. Parkerson.

  10.10         Amendment to Stock Purchase and Pledge Agreement, dated September 10, 1996, by and between
                Chemical Leaman Corporation and Philip J. Ringo.

  10.11         Promissory Note, dated September 10, 1996, for $67,500 by Philip J. Ringo to Chemical Leaman
                Corporation.

  10.12         Stock Purchase and Pledge Agreement, dated August 9, 1995, between Chemical Leaman Corporation and
                Philip J. Ringo.

  10.13         Promissory Note, dated August 9, 1995, for $456,000 by Philip J. Ringo to Chemical Leaman
                Corporation.

  10.14         Letter Agreement for cancellation of stock options, dated September 10, 1996, by and between
                Chemical Leaman Corporation and Reuben M. Rosenthal.

  10.15         Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and Reuben M.
                Rosenthal.

  10.16         Promissory Note, dated September 10, 1996, for $188,088 by Reuben M. Rosenthal to Chemical Leaman
                Corporation.

  10.17         Pledge Agreement, dated September 10, 1996 by and between Chemical Leaman Corporation and Reuben
                M. Rosenthal.

  10.18         Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and Fernando C.
                Colon-Osorio.

  10.19         Promissory Note, dated September 10, 1996, for $209,250 by Fernando C. Colon-Osorio to Chemical
                Leaman Corporation.

  10.20         Pledge Agreement, dated September 10, 1996, by and between Chemical Leaman Corporation and
                Fernando C. Colon-Osorio.

  10.21         Promissory Note, dated November 10, 1988, for $1,520,000 by David R. Hamilton to Chemical Leaman
                Corporation.

  10.22         Promissory Note, dated January 25, 1995, for $2,500,000 by David R. Hamilton to Chemical Leaman
                Corporation.

  10.23         Promissory Note, dated January 2, 1996, for $1,000,000 by David R. Hamilton to Chemical Leaman
                Corporation.

  10.24         Consultant Agreement, dated January 1, 1995, by and between Chemical Leaman Corporation and George
                McFadden.

  10.25         Service Agreement, dated December 11, 1995, by and between Chemical Leaman Tank Lines, Inc. and
                Acumen Consulting Group, Inc.

  10.26         Consulting Agreement, dated July 1, 1996, by and between Chemical Leaman Corporation and Fernando
                C. Colon-Osorio.

  10.27         Consulting Agreement, dated July 1, 1996, by and between Samuel F. Niness, Jr. and Chemical Leaman
                Tank Lines, Inc.


 EXHIBIT NO.                                                 EXHIBIT
------------                                                 --------
  10.28         Agreement and Release, dated June 10, 1994, by and between Charles Fernald and
                Chemical Leaman Corporation.

  10.29         Letter Agreement for employment, dated June 1, 1995, by and among Chemical Leaman Corporation,
                Chemical Leaman Tank Lines, Inc., David R. Hamilton, George McFadden and Philip J. Ringo.

  10.30         Amendment to Letter Agreement, dated October 31, 1995, by and among Chemical Leaman Corporation,
                Chemical Leaman Tank Lines, Inc. and Philip J. Ringo.

  10.31         Exchange Agreement, dated May 22, 1996, by and between Chemical Leaman Corporation and Karen
                Lloyd.

  10.32         Uniform Bulk Motor Carrier Contract, dated October 1, 1991, by and between Chemical Leaman Tank
                Lines, Inc. and The Dow Chemical Company.

  10.33         Lease Agreement, dated November 14, 1979, by and between Pickering Place and Chemical Leaman
                Corporation.

  10.34         Revolving Credit Agreement, dated June 28, 1996, by and among Fleet Acquisition Corporation and
                Associates Commercial Corporation; First Amendment thereto dated as of December 31, 1996; and
                Second Amendment thereto dated as of March 30, 1997.

  10.35         Amended and Restated Revolving Credit Agreement, dated as of January 1, 1994, by and among
                Chemical Leaman Tank Lines, Inc. ("CLTL") and Associates Commercial Corporation; First Amendment
                thereto dated as of June 6, 1994; Second Amendment thereto dated as of June 30, 1994; Third
                Amendment thereto dated as of December 31, 1994; Fourth Amendment thereto dated as of June 30,
                1995; Fifth Amendment thereto dated as of December 31, 1995; Sixth Amendment thereto dated as of
                April 11, 1996; Seventh Amendment thereto dated as of June 30, 1996; Eighth Amendment thereto dated as of December 31, 1996; and Ninth Amendment thereto dated as of March 30, 1997.

  10.36         Credit Agreement, dated July 31, 1995, by and between CLTL and CoreStates Bank, N.A.; Amendment
                No. 1 thereto dated May 31, 1996; Amendment No. 2 thereto dated July 31, 1996; Amendment No. 3 thereto dated November 22, 1996; and Amendment No. 4 thereto dated January 13, 1997.

  10.37         Receivables Contribution and Purchase Agreement, dated as of May 14, 1993, by and among CLTL,
                Quala Systems, Inc., Chemical Leaman Corporation, and Pickering Way Funding Corp.; First Amendment
                thereto dated as of December 16, 1994; Second Amendment thereto dated as of December 30, 1996; and
                Third Amendment thereto dated as of March 30, 1997.

  10.38         Pickering Way Funding Trust Pooling and Servicing Agreement, dated as of May 14, 1993, by and among Pickering Way Funding Corp., Chemical Leaman Corporation, and Fidelity Bank; First Amendment
                thereto dated as of December 16, 1994; Second Amendment thereto dated as of June 23, 1995; Second
                Amendment thereto dated as of December 30, 1996, by and among Pickering Way Funding Corp.,
                Chemical Leaman Corporation, and First Union National Bank (as successor interest to Fidelity
                Bank); Third Amendment thereto dated as of March 30, 1997; and Fourth Amendment thereto dated as of June 11, 1997.

  10.39         Certificate Purchase Agreement, dated December 30, 1996, by and among Pickering, First Union
                National Bank and Transamerica Life Insurance and Annuity Company.


 EXHIBIT NO.                                                 EXHIBIT
------------                                                 -------

  10.40         Service Marketing Services Agreement, dated May 19, 1995, between Union Pacific Railroad Company and CLTL.
  12.1          Statement regarding computation of ratio of earnings to fixed charges for Chemical Leaman
                Corporation.

  21.1          Subsidiaries of Chemical Leaman Corporation.

  23.1          Consent of Arthur Andersen LLP, independent public accountants.

 *23.2          Consent of Pepper, Hamilton & Scheetz LLP (to be included in Exhibit 5.1).

  24(a)         Certified Board Resolution re Power of Attorney of Certain Directors.

  24(b)         Power of Attorney of Certain Directors (included on page II-8 of the Registration Statement).

  25.1          Statement of Eligibility under the Trust Indenture Act of 1939 of First Union National Bank on
                Form T-1.

  27.1          Financial Data Schedule.

  99.1          Form of Letter of Transmittal for the 10 3/8% Senior Notes due 2005.

  99.2          Form of Notice of Guaranteed Delivery.

------------------

* To be filed by amendment.

     (b) Financial Statement Schedules

     Certain schedules have been omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Chemical Leaman Corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Exton, Commonwealth of Pennsylvania, on the 4th day of August, 1997.

                                          By: /s/ DAVID R. HAMILTON
                                              ---------------------------------
                                              David R. Hamilton
                                              Chairman of the Board,
                                              Chief Executive Officer
                                              and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Hamilton and David M. Boucher, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 4, 1997 by the following persons in the capacities indicated:

          SIGNATURES                                 TITLE
          ----------                                 -----
By: /s/ DAVID R. HAMILTON                      Chairman of the Board,
    ------------------------------             Chief Executive Officer
    David R. Hamilton                          and President



By: /s/ DAVID M. BOUCHER                       Senior Vice President,
    ------------------------------             Chief Financial Officer,
    David M. Boucher                           Secretary, Director.



By: /s/ EUGENE C. PARKERSON                    Executive Vice President,
    ------------------------------             Administration; Director
    Eugene C. Parkerson


By: /s/ PHILIP J. RINGO                        Director
    ------------------------------
    Philip J. Ringo


By: /s/ REUBEN M. ROSENTHAL                    Director
    ------------------------------
    Reuben M. Rosenthal


By: /s/ FERNANDO C. COLON-OSORIO               Director
    ------------------------------
    Fernando C. Colon-Osorio

          SIGNATURES                                 TITLE
          ----------                                 -----

By: /s/ G. MICHAEL CRONK                       Director
    ------------------------------
    G. Michael Cronk


By: /s/ CHARLES E. FERNALD, JR.                Director
    ------------------------------
    Charles E. Fernald, Jr.


By: /s/ SAMUEL C. HAMILTON, JR.                Director
    ------------------------------
    Samuel C. Hamilton, Jr.


By: /s/ JOHN H. MCFADDEN                       Director
    ------------------------------
    John H. McFadden


By: /s/ GEORGE MCFADDEN                        Director
    ------------------------------
    George McFadden


By: /s/ SAMUEL F. NINESS, JR.                  Director
    ------------------------------
    Samuel F. Niness, Jr.

                                 EXHIBIT INDEX


NUMBER AND DESCRIPTION OF EXHIBIT
---------------------------------
      1.1       Purchase Agreement, dated as of June 10, 1997, by and among Chemical Leaman
                Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Schroder
                Wertheim & Co. Incorporated.

      2.1       Asset Purchase Agreement, dated June 28, 1996, among Fleet Transport Company, Inc.,
                Fleet Transport Va., Inc., Bulk Storage, Inc., BMI Transportation, Inc., Fleet
                Acquisition Corporation and Chemical Leaman Corporation.

      2.2       Plan of Merger between CLC Merger Corp. and Chemical Leaman Corporation, effective
                March 25, 1996.

      3.1       Articles of Incorporation of Chemical Leaman Corporation as amended.

      3.2       By-Laws of Chemical Leaman Corporation.

      4.1       Indenture, dated as of June 16, 1997, between Chemical Leaman Corporation and First
                Union National Bank, as trustee, relating to the 10 3/8% Senior Notes due 2005 of
                Chemical Leaman Company.

     10.1       Registration Rights Agreement, dated as of June 16, 1997, by and among Chemical
                Leaman Corporation and Merrill Lynch, Pierce, Fenner & Smith & Co. Incorporated and
                Schroder Wertheim & Co. Incorporated.

     10.2       Revolving Credit Agreement, dated as of June 16, 1997, between Chemical Leaman
                Corporation and CoreStates Bank, N.A.

     10.3       Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and David M. Boucher.

     10.4       Promissory Note, dated September 10, 1996, for $262,500 by David M. Boucher to
                Chemical Leaman Corporation.

     10.5       Pledge Agreement, dated September 10, 1996, by and between Chemical Leaman
                Corporation and David M. Boucher.

     10.6       Letter Agreement for cancellation of stock options, dated September 10, 1996, by and between Chemical Leaman Corporation and Eugene C. Parkerson.

     10.7       Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and Eugene C. Parkerson.

     10.8       Promissory Note, dated September 10, 1996, for $244,844 by Eugene C. Parkerson to
                Chemical Leaman Corporation.

     10.9       Pledge Agreement, dated September 10, 1996, by and between Chemical Leaman
                Corporation and Eugene C. Parkerson.

    10.10       Amendment to Stock Purchase and Pledge Agreement, dated September 10, 1996, by and between Chemical Leaman Corporation and Philip J. Ringo.

    10.11       Promissory Note, dated September 10, 1996, for $67,500 by Philip J. Ringo to
                Chemical Leaman Corporation.

    10.12       Stock Purchase and Pledge Agreement, dated August 9, 1995, between Chemical Leaman
                Corporation and Philip J. Ringo.


NUMBER AND DESCRIPTION OF EXHIBIT
---------------------------------
    10.13       Promissory Note, dated August 9, 1995, for $456,000 by Philip J. Ringo to Chemical
                Leaman Corporation.

    10.14       Letter Agreement for cancellation of stock options, dated September 10, 1996, by and between Chemical Leaman Corporation and Reuben M. Rosenthal.

    10.15       Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and Reuben M. Rosenthal.

    10.16       Promissory Note, dated September 10, 1996, for $188,088 by Reuben M. Rosenthal to
                Chemical Leaman Corporation.

    10.17       Pledge Agreement, dated September 10, 1996 by and between Chemical Leaman
                Corporation and Reuben M. Rosenthal.

    10.18       Purchase Agreement, dated September 10, 1996, between Chemical Leaman Corporation and Fernando C. Colon-Osorio.

    10.19       Promissory Note, dated September 10, 1996, for $209,250 by Fernando C. Colon-Osorio
                to Chemical Leaman Corporation.

    10.20       Pledge Agreement, dated September 10, 1996, by and between Chemical Leaman
                Corporation and Fernando C. Colon-Osorio.

    10.21       Promissory Note, dated November 10, 1988, for $1,520,000 by David R. Hamilton to
                Chemical Leaman Corporation.

    10.22       Promissory Note, dated January 25, 1995, for $2,500,000 by David R. Hamilton to
                Chemical Leaman Corporation.

    10.23       Promissory Note, dated January 2, 1996, for $1,000,000 by David R. Hamilton to
                Chemical Leaman Corporation.

    10.24       Consultant Agreement, dated January 1, 1995, by and between Chemical Leaman
                Corporation and George McFadden.

    10.25       Service Agreement, dated December 11, 1995, by and between Chemical Leaman Tank
                Lines, Inc. and Acumen Consulting Group, Inc.

    10.26       Consulting Agreement, dated July 1, 1996, by and between Chemical Leaman Corporation and Fernando C. Colon-Osorio.

    10.27       Consulting Agreement, dated July 1, 1996, by and between Samuel F. Niness, Jr. and
                Chemical Leaman Tank Lines, Inc.

    10.28       Agreement and Release, dated June 10, 1994, by and between Charles Fernald and
                Chemical Leaman Corporation.

    10.29       Letter Agreement for employment, dated June 1, 1995, by and among Chemical Leaman
                Corporation, Chemical Leaman Tank Lines, Inc., David R. Hamilton, George McFadden
                and Philip J. Ringo.

    10.30       Amendment to Letter Agreement, dated October 31, 1995, by and among Chemical Leaman
                Corporation, Chemical Leaman Tank Lines, Inc. and Philip J. Ringo.

    10.31       Exchange Agreement, dated May 22, 1996, by and between Chemical Leaman Corporation and Karen Lloyd.



NUMBER AND DESCRIPTION OF EXHIBIT
---------------------------------
    10.32       Uniform Bulk Motor Carrier Contract, dated October 1, 1991, by and between Chemical Leaman Tank Lines, Inc. and The Dow Chemical Company.

    10.33       Lease Agreement, dated November 14, 1979, by and between Pickering Place and
                Chemical Leaman Corporation.

    10.34       Revolving Credit Agreement, dated June 28, 1996, by and among Fleet Acquisition
                Corporation and Associates Commercial Corporation; First Amendment thereto dated as of December 31, 1996; and Second Amendment thereto dated as of March 30, 1997.

    10.35       Amended and Restated Revolving Credit Agreement, dated as of January 1, 1994, by and among Chemical Leaman Tank Lines, Inc. ("CLTL") and Associates Commercial
                Corporation; First Amendment thereto dated as of June 6, 1994; Second Amendment thereto dated as of June 30, 1994; Third Amendment thereto dated as of December 31,
                1994; Fourth Amendment thereto dated as of June 30, 1995; Fifth Amendment thereto dated as of December 31, 1995; Sixth Amendment thereto dated as of April 11, 1996;
                Seventh Amendment thereto dated as of June 30, 1996; Eighth Amendment thereto dated as of December 31, 1996; and Ninth Amendment thereto dated as of March 30, 1997.

    10.36       Credit Agreement, dated July 31, 1995, by and between CLTL and CoreStates Bank,
                N.A.; Amendment No. 1 thereto dated May 31, 1996; Amendment No. 2 thereto dated July
                31, 1996; Amendment No. 3 thereto dated November 22, 1996; and Amendment No. 4 thereto dated January 13, 1997.

    10.37       Receivables Contribution and Purchase Agreement, dated as of May 14, 1993, by and among CLTL, Quala Systems, Inc., Chemical Leaman Corporation, and Pickering Way
                Funding Corp.; First Amendment thereto dated as of December 16, 1994; Second
                Amendment thereto dated as of December 30, 1996; and Third Amendment thereto dated as of March 30, 1997.

    10.38       Pickering Way Funding Trust Pooling and Servicing Agreement, dated as of May 14,
                1993, by and among Pickering Way Funding Corp., Chemical Leaman Corporation, and
                Fidelity Bank; First Amendment thereto dated as of December 16, 1994; Second
                Amendment thereto dated as of June 23, 1995; Second Amendment thereto dated as of
                December 30, 1996, by and among Pickering Way Funding Corp., Chemical Leaman
                Corporation, and First Union National Bank (as successor interest to Fidelity Bank);
                Third Amendment thereto dated as of March 30, 1997; and Fourth Amendment thereto dated as of June 11, 1997.

    10.39       Certificate Purchase Agreement, dated December 30, 1996, by and among Pickering,
                First Union National Bank and Transamerica Life Insurance and Annuity Company.

    10.40       Service Marketing Services Agreement, dated May 19, 1995, between Union Pacific
                Railroad Company and CLTL.

     12.1       Statement regarding computation of ratio of earnings to fixed charges for Chemical
                Leaman Corporation.

     21.1       Subsidiaries of Chemical Leaman Corporation.



NUMBER AND DESCRIPTION OF EXHIBIT
---------------------------------
     23.1       Consent of Arthur Andersen LLP, independent public accountants.

     24(a)      Certified Board Resolution re Power of Attorney of Certain Directors.

     24(b)      Power of Attorney of Certain Directors (included on page II-8 of the Registration
                Statement).

     25.1       Statement of Eligibility under the Trust Indenture Act of 1939 of First Union
                National Bank on Form T-1.

     27.1       Financial Data Schedule.

     99.1       Form of Letter of Transmittal for the 10 3/8% Senior Notes due 2005.

     99.2       Form of Notice of Guaranteed Delivery.